Exhibit 4.21

EXECUTION VERSION

Dated 10 October 2008

MiNT LNG III, LTD.	(1)
(as Borrower)

The Banks and Financial Institutions listed	(2)
in Annex 1 (as Lenders)

The Banks and Financial Institutions listed	(3)
in Annex 1 (as Swap Providers)

BNP PARIBAS S.A.	(4)
(as Agent)

BNP PARIBAS S.A.	(5)
(as Security Trustee)

and

BNP PARIBAS S.A.	(6)
(as KEIC Agent)

DEED OF AMENDMENT AND

RESTATEMENT

relating to a Loan Agreement of

US$92,400,000 Buyer Credit and

$117,600,000 Commercial Loan for one

160,000 cbm LNG carrier Hull No. 1812 at

Samsung Heavy Industries Co., Ltd.

THIS DEED is made on 10 October 2008 BETWEEN:

(1)	MiNT LNG III, LTD., being a company organised and existing under the laws of the Bahamas whose registered office is at 50 Shirley Street, P.O. Box CB—13937, Nassau, The Bahamas (the “Borrower”); and

(2)	the banks and financial institutions listed in Schedule 1 Part 1 in Annex 1, each acting through its office at the address indicated against its name in Schedule 1 Part 1 in Annex 1 (together the “Lenders” and each a “Lender”); and

(3)	the banks and financial institutions listed in Schedule 1 Part 2 in Annex 1, each acting through its office at the address indicated against its name in Schedule 1 Part 2 in Annex 1 (together the “Swap Providers” and each a “Swap Provider”); and

(4)	BNP PARIBAS S.A., acting as agent with its registered office at 16 boulevard des Italiens 75009 Paris and registration number 662 042 449 RSC Paris for the Lenders and the Swap Providers (in that capacity the “Agent”); and

(5)	BNP PARIBAS S.A., acting as security trustee through its office at 16 boulevard des Italiens 75009 Paris and registration number 662 042 449 RSC Paris for the Lenders and the Swap Providers (in that capacity the “Security Trustee”); and

(6)	BNP PARIBAS S.A., acting as agent through its office at 24/F, Taepyeongno Building 310, Taepyeongno 2-ga, Jung-gu, Seoul 100-767, for the Lenders under the KEIC Buyer Credit Policy (as this term is defined in Annex 1) (in that capacity the “KEIC Agent”).

WHEREAS:

(A)	By a loan agreement (the “Loan Agreement”) dated 11 September 2008 and made between the Borrower, the Lenders, the Agent, the KEIC Agent, the Security Trustee and the Swap Providers, pursuant to which the Lenders agreed (inter alia) to loan to the Borrower, upon the terms and conditions therein contained, a buyer credit tranche of up to the lesser of (i) forty-four per cent. (44%) of eighty per cent. (80%) of the Total Project Cost (as defined in Annex 1) and (ii) ninety two million four hundred thousand Dollars ($92,400,000) and a commercial tranche of up to the lesser of (i) fifty-six per cent. (56%) of eighty per cent. (80%) of the Total Project Cost (as defined in Annex 1) and (ii) one hundred and seventeen million six hundred thousand Dollars ($117,600,000) to assist in financing the 160,000 cbm LNG carrier with hull number 1812 at Samsung Heavy Industries Co., Ltd.

(B)	The parties to this Deed wish to amend and restate the Loan Agreement, as set out herein, to take effect from the date of this Deed.

NOW IT IS HEREBY AGREED as follows:

1	Definitions

1.1	In this Deed:

“Dollars” and “$” means the lawful currency of the United States of America from time to time; and

“Restated Loan Agreement” means the agreement as set out in Annex 1.

2	Amendments to the Loan Agreement

2.1	The parties to this Deed hereby confirm that with effect from the date of this Deed, but without prejudice to any accrued rights and obligations, the Loan Agreement shall be amended and restated in its entirety by and shall be construed in accordance with the Restated Loan Agreement and the parties to this Deed agree that they are and shall be bound by all of the provisions of the Restated Loan Agreement.

1

3	Miscellaneous

3.1	Clauses 14 and 17 of the Loan Agreement shall, mutatis mutandis, be incorporated in this Deed as if set out herein.

3.2	This Deed may be executed in any number of counterparts, to the effect that any single counterpart or set of counterparts taken together executed and delivered by all of the parties shall constitute one and the same instrument.

IN WITNESS whereof this Deed is executed by the parties on the day and year first above written.

2

EXECUTION PAGE - AMENDMENT AND RESTATEMENT AGREEMENT

EXECUTED AS A DEED	)
by and on behalf of	)
MiNT LNG III, LTD.	) /s/ [ILLEGIBLE]

(as Borrower))
by YUJI ISHIMARU	)
in the presence of:

Chin Peter
1-12-32 Akasaka
Tokyo Japan
Attorney

EXECUTED AS A DEED	)
by and on behalf of	)
BNP PARIBAS S.A.	) /s/ Patricia Lormeau

(as a Lender and a Swap Provider)	) Patricia LORMEAU
by	)
in the presence of:
/s/ A. Renaudin Durand-Ruel

A. RENAUDIN DURAND-RUEL

EXECUTED AS A DEED	)
by and on behalf of	)
CALYON	) /s/ [ILLEGIBLE]

(as a Lender and a Swap Provider))
by	)
in the presence of:

EXECUTED AS A DEED	)
by and on behalf of	)
DNB NOR BANK ASA	) /s/ [ILLEGIBLE]

(as a Lender and a Swap Provider)	) [ILLEGIBLE]
by	)
in the presence of:
/s/ Eliza Mason

ELIZA MASON

3

EXECUTED AS A DEED	)
by and on behalf of	)
SOCIETE GENERALE	) /s/ [ILLEGIBLE]

(as a Lender and a Swap Provider))
by	)
in the presence of: ELSA GAMBARDELLA SG HOUSE, 41 TOWER HILL LONDON EC3N 4SG

EXECUTED AS A DEED	)
by and on behalf of	)
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	) /s/ [ILLEGIBLE]

(as a Lender and a Swap Provider)	) [ILLEGIBLE]
by	)
in the presence of: MASAYUKI FUJIKI

EXECUTED AS A DEED	)
by and on behalf of	)
SUMITOMO MITSUI BANKING CORPORATION	) /s/ [ILLEGIBLE]

BRUSSELS BRANCH	)
(as a Lender))
by	)
in the presence of:
/s/ Eliana Miliou

ELIANA MILIOU
NORTON ROSE LLP

EXECUTED AS A DEED	)
by and on behalf of	)
SMBC CAPITAL MARKETS, INC.	) /s/ [ILLEGIBLE]

(as a Swap Provider))
by	)
in the presence of:
/s/ Eliana Miliou

ELIANA MILIOU
NORTON ROSE LLP

4

EXECUTED AS A DEED	)
by and on behalf of	)
BNP PARIBAS S.A.	) /s/ Patricia Lormeau

(as Agent)	) Patricia LORMEAU
by	)
in the presence of:
/s/ A. Renaudin Durand-Ruel

A. RENAUDIN DURAND-RUEL

EXECUTED AS A DEED	)
by and on behalf of	)
BNP PARIBAS S.A.	) /s/ Patricia Lormeau

(as the Security Trustee)	) Patricia LORMEAU
by	)
in the presence of:
/s/ A. Renaudin Durand-Ruel

A. RENAUDIN DURAND-RUEL

EXECUTED AS A DEED	)
by and on behalf of	)
BNP PARIBAS S.A.	) /s/ Patricia Lormeau

(as the KEIC Agent)	) Patricia LORMEAU
by	)
in the presence of:
/s/ A. Renaudin Durand-Ruel

A. RENAUDIN DURAND-RUEL

5

Annex 1

RESTATED LOAN AGREEMENT

6

Dated 11 September 2008

(as amended and restated by a Deed of Amendment

and Restatement dated 10 October 2008)

MiNT LNG III, LTD.

(as Borrower)

and

The Banks and Financial Institutions listed herein as Lenders

(as Lenders)

and

The Banks and Financial Institutions listed herein

(as Swap Providers)

and

BNP PARIBAS S.A.

(as Agent)

and

BNP PARIBAS S.A.

(as Security Trustee)

and

BNP PARIBAS S.A.

(as KEIC Agent)

US$92,400,000 BUYER CREDIT AND

US$117,600,000 COMMERCIAL LOAN for one

160,000 cbm LNG CARRIER Hull No 1812 at

SAMSUNG HEAVY INDUSTRIES CO., LTD.

CONTENTS	Page
1 Definitions and Interpretation	2

2 The Loan and its Purpose	~~19~~20

3 Conditions precedent and subsequent for the Loan	23

4 Representations and Warranties	25

5 Repayment and Prepayment	30

6 Interest	35

7 Fees	36

8 Security, Accounts and Application of Moneys	38

9 Covenants	41

10 Events of Default	~~64~~66

11 Set-Off and Lien	~~68~~70

12 Assignment and Transfer	~~69~~71

13 Payments, Reserve Requirements and Illegality	~~71~~73

14 Communications	~~75~~77

15 General Indemnities	~~76~~78

16 Miscellaneous	~~78~~80

17 Law and Jurisdiction	~~84~~86

Schedule 1 Part I: The Lenders, the Commitments and the Proportionate Shares	~~85~~87

Schedule 2 The Vessel	~~92~~94

Schedule 3 Documents and evidence required as conditions precedent	~~93~~95

Schedule 4 Form of Transfer Certificate	~~101~~103

Schedule 5 Form of Drawdown Notice	~~103~~105

Schedule 6 Calculation of the Mandatory Cost	~~105~~107

Schedule 7 Contract Instalments and Repayment Profile	~~107~~109

Schedule 8 Form of Compliance Certificate	~~108~~111

Exhibit A	~~109~~112

LOAN FACILITY AGREEMENT (the “Agreement”)

Dated:                     2008

BETWEEN:

(1)	MiNT LNG III, LTD., being a company organised and existing under the laws of the Bahamas whose registered office is at 50 Shirley Street, P.O. Box CB—13937, Nassau, The Bahamas (the “Borrower”); and

(2)	the banks and financial institutions listed in Schedule 1 Part 1, each acting through its office at the address indicated against its name in Schedule 1 Part 1 (together the “Lenders” and each a “Lender”); and

(3)	the banks and financial institutions listed in Schedule 1 Part 2, each acting through its office at the address indicated against its name in Schedule 1 Part 2 (together the “Swap Providers” and each a “Swap Provider”); and

(4)	BNP PARIBAS S.A., acting as agent with its registered office at 16 boulevard des Italiens 75009 Paris and registration number 662 042 449 RSC Paris for the Lenders and the Swap Providers (in that capacity the “Agent”); and

(5)	BNP PARIBAS S.A., acting as security trustee through its office at 16 boulevard des Italiens 75009 Paris and registration number 662 042 449 RSC Paris for the Lenders and the Swap Providers (in that capacity the “Security Trustee”); and

(6)	BNP PARIBAS S.A., acting as agent through its office at 24/F, Taepyeongno Building 310, Taepyeongno 2-ga, Jung-gu, Seoul 100-767, for the Lenders under the KEIC Buyer Credit Policy (in that capacity the “KEIC Agent”).

WHEREAS:

(A)	The Borrower has agreed to purchase the Vessel from the Builder on the terms of the Building Contract and will register the Vessel on delivery on Bahamas flag.

(B)	Each of the Lenders has agreed to advance to the Borrower its Buyer Credit Commitment (aggregating, with all the other Buyer Credit Commitments from the Lenders, up to an amount equal to the Buyer Credit Maximum Amount) to finance part of the Contract Price (the “Buyer Credit”, as more particularly defined in clause 1.1 below).

(C)	Each of the Lenders has agreed to advance to the Borrower its Commercial Loan Commitment (aggregating, with all the other Commercial Loan Commitments from the Lenders, up to an amount equal to the Commercial Loan Maximum Amount) to finance part of the Contract Price and, subject to clause 2.3.3, 100% of the Ancillary Costs (the “Commercial Facility”, as more particularly defined in clause 1.1 below).

(D)	The Borrower has agreed to time charter the Vessel to Angola LNG Supply Services LLC, a limited liability company duly organised under the laws of the State of Delaware, USA (the “Time Charterer”), pursuant to the terms of the Time Charter (as defined below).

(E)	Pursuant to (inter alia) this Agreement, and as a condition precedent to the several obligations of the Lenders to make the Buyer Credit and the Commercial Loan available to the Borrower, the Borrower has, amongst other things agreed to execute and deliver a first priority mortgage over the Vessel as security for the payment of the Indebtedness.

(F)	The Lender Finance Parties (as defined below) have agreed to enter into an Intercreditor Deed amongst, inter alios, themselves and the Borrower to, inter alia, regulate the priorities in respect of each of them under the Security Documents.

IT IS AGREED as follows:-

1	Definitions and Interpretation

1.1	Definitions

In this Agreement:-

“Account Bank” means BNP Paribas S.A., London Branch.

“Account Bank Fee Letter” means the fee letter in respect of the fee referred to in clause 7.5 and made between the Borrower and the Account Bank.

“Accounts” means all of the Revenue Account, the Dry Docking Reserve Account, the Retention Account, the Debt Service Reserve Account, the Dividend Lock-up Account and the Distribution Account.

“Account Charge” means the deed of charge over the Revenue Account, the Dry Docking Reserve Account, the Retention Account, the Debt Service Reserve Account and the Dividend Lock-up Account in respect of the Vessel, as referred to in clause 8.1.4.

“Additional Shareholders’ Equity” has the meaning given to that term in the Letter of Sponsors Undertaking.

“Affiliate” means in relation to any entity, a Subsidiary of that entity, a Holding Company of that entity or any other Subsidiary of that Holding Company.

“Agency Fee Letter” means the fee letter in respect of the fee referred to in clause 7.3 and made between the Borrower and the Agent.

“Ancillary Costs” means costs accruing or incurred or repayments or reimbursements to be made by the Borrower up to and upon the Delivery Date, or consequent upon Delivery, in respect of:

(a)	the supervision by the Supervisor or its employees of the construction of the Vessel by the Builder which are payable pursuant to the Supervision Agreement or any other amount payable pursuant to the Supervision Agreement;

(b)	the acquisition of spare parts under the Depot Spares Sharing Agreement;

(c)	all interest, arrangement fees, commitment fees and agency fees in respect of the Loan falling due for payment and/or accruing on or before the Delivery Date;

(d)	corporate management fees payable to Mitsui by the Borrower under the Corporate Management Agreement;

(e)	all costs and fees payable by the Borrower in connection with the arrangement of the facility evidenced by this Agreement and the negotiation and finalisation of the Security Documents to which the Borrower is, or is to be, a party and in relation to the facility generally (including costs and expenses in connection with the registration of the Vessel);

(f)	all costs and expenses incurred by the Borrower in connection with modifications made to the Vessel prior to delivery of the Vessel pursuant to and in accordance with the Building Contract and the Time Charter;

(g)	all costs and expenses incurred by the Borrower in connection with the Angolanization Agreement;

(h)	the KEIC Insurance Premium; and

(i)	any other costs approved by the Agent in writing (acting on the instructions of the Majority Lenders),

but, for the avoidance of doubt, Ancillary Costs shall never cover any item, element or service to be provided by the Builder pursuant to the Building Contract and which is included in the Contract Price.

“Ancillary Costs Advance” means a Drawing for the purpose of paying Ancillary Costs incurred by the Borrower and for the purpose more particularly described in clause 2.3.

“Angola LNG” means Angola LNG Ltd, a company established and existing under the laws of Bermuda.

“Angola LNG Project” means the construction and operation of the approximately one-train liquefaction plant of 5 Mtpa of LNG production capacity constructed or (as the context may require) to be constructed in the vicinity of Kwanda Island in the Zaire Province of Angola, the purchase by the Time Charterer of LNG from Angola LNG for transportation on the Vessel and the sale of the regasified LNG transported on the Vessel pursuant to the Gas Sales and Purchase Agreements and the purchase of feed gas by Angola LNG from the Gas Suppliers under the Gas Supply Agreements.

“Angolanization Agreement” means the Angolanization Agreement dated 18 December 2007 between the Borrower and the Time Charterer.

“Arrangement Fee Letter” means the fee letter in respect of the fee referred to in clause 7.1 and made between the Borrower and the Agent.

“Assignment” means the deed of assignment of Insurances, Earnings and Requisition Compensation in respect of the Vessel as referred to in clause 8.1.3.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Investments” means deposits and/or investments with the Account Bank with varying minimum amounts and periods applying for each case and subject to the prior written approval from the Account Bank.

“Availability Period” means the period from and including the Execution Date to and including the Availability Termination Date.

“Availability Termination Date” means, the earlier of (a) the date falling 290 days after the Scheduled Delivery Date of the Vessel, (b) the date falling thirty (30) days after the Delivery Date of the Vessel, (c) the date on which the Time Charterer gives written consent to the Borrower permitting the Borrower to cancel the Building Contract in accordance with its terms and (d) the date on which the Total Commitments are reduced to zero pursuant to any term of this Agreement, or such other date as may be agreed in writing by the Agent acting on the instructions of all Lenders and KEIC.

“Borrower Priority Payments” means (a) any duly evidenced payments made pursuant to the Insurances in respect of repairs to the Vessel paid for by the Sponsors on behalf of the Borrower (to the extent it is permitted to do so pursuant to clause 9.5) prior to the receipt of such Insurance proceeds and (b) any duly evidenced payments received by the Borrower from the Time Charterer which reimburse the Borrower for the costs incurred by the Sponsors on behalf of the Borrower in relation to modifications to the Vessel which have been requested by the Time Charterer pursuant to the Time Charter and which are reimbursed by the Time Charterer in a lump-sum manner and not through an adjustment to the payment of charterhire under the Time Charter.

“Borrower Shareholders” means at any time from and including the Delivery Date means, Mitsui, NYK LNG and Teekay or in any case, any other person who has become a Borrower Shareholder in place of any of them as permitted by and pursuant to clause 9.2.17 and “Borrower Shareholder” means any one of them.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender Finance Party should have received for the period from the date of receipt of all or any part of its participation in the Loan or any Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender Finance Party would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

and “Break Gains” means the amount (if any) by which the amount in (b) exceeds the amount in (a).

“Builder” means Samsung Heavy Industries Co., Ltd., a company incorporated in the Republic of Korea with its registered office at 34th Fl., Samsung Insurance Seocho Tower 1321-15, Seocho-Dong, Seocho-Gu, Seoul, Korea 137-857.

“Building Contract” means the contract dated 18 December 2007 on the terms and subject to the conditions of which the Builder has agreed to construct the Vessel for, and deliver the Vessel to the Borrower.

“Building Contract Assignment Consent and Acknowledgement” means in relation to the Building Contract, the acknowledgement of notice of and consent to, the assignment of the Building Contract to be given by the Builder in the form scheduled to the Deed of Assignment of Building Contract and Refund Guarantee.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in London, Paris, Seoul, Tokyo and New York.

“Buyer Credit” means the aggregate amount of all the Buyer Credit Commitments advanced or to be advanced by the Lenders to the Borrower under clause 2 or, where the context requires, the aggregate amounts advanced and for the time being outstanding.

“Buyer Credit Commitments” means the aggregate of the Commitments of the Lenders for the Vessel as shown in the column headed “Buyer Credit” in Schedule 1, Part 1 as the same is reduced by the relevant clauses of this Agreement and which shall at no time exceed the Buyer Credit Maximum Amount.

“Buyer Credit Margin” means zero point seven eight per cent (0.78%) per annum.

“Buyer Credit Maximum Amount” means the lesser of (a) forty four per cent. (44%) of eighty per cent. (80%) of the Total Project Cost and (b) ninety two million four hundred thousand Dollars ($92,400,000).

“Calyon” means Calyon, a credit institution established under the laws of France, acting through its office at 9 quai du Président Paul Doumer, 92920 Paris, La Défense Cédex, France.

“Change of Control” means either (i) in respect of the Borrower that the Borrower Shareholders either together or any one or more of them shall cease, for any reason whatsoever, to own or control directly or indirectly, sixty-six per cent. (66%) of the shares of the Borrower or, (ii) in respect of Teekay LNG that as from Delivery and provided that Teekay has transferred its shares in the Borrower to Teekay LNG, Teekay ceases to hold, directly or indirectly at least fifty-one per cent. (51%) of the voting power from time to time in Teekay GP LLC, the general partner in Teekay LNG.

“Classification” means the classification referred to in and as required by, clause 9.6.3(b).

“Classification Society” means the American Bureau of Shipping or such other classification society which is a member of the International Association of Classification Societies and which the Agent shall at the Borrower’s request have agreed in writing shall be treated as the Classification Society for the Vessel for the purpose of the Security Documents.

“Commercial Facility” means, the credit facility made available by the Lenders to the Borrower pursuant to this Agreement and more particularly described in clause 2.1.2.

“Commercial Loan” means the aggregate amount advanced or to be advanced by the Lenders to the Borrower under clause 2 or, where the context requires, the aggregate amounts advanced and for the time being outstanding.

“Commercial Loan Maximum Amount” means the lesser of (a) fifty six per cent. (56%) of eighty per cent. (80%) of the Total Project Cost and (b) one hundred and seventeen million six hundred thousand Dollars ($117,600,000).

“Commercial Loan Margin” means (i) during the Pre-Delivery Period one point zero zero per cent. (1.00%) per annum and (ii) during the Post-Delivery Period one point three zero per cent. (1.30%) per annum.

“Commitment” means, in relation to a Lender, the amount of the Loan which that Lender agrees under clause 2.1 to advance to the Borrower as its several liability as indicated against the name of that Lender in Schedule 1 Part I and/or Schedule 1 Part II as reduced by any relevant term of this Agreement and “Commitments” means all or more than one of them.

“Commitment Fee” means the commitment fee to be paid by the Borrower to the Agent on behalf of the Lenders pursuant to clause 7.2.

“Communication” means any notice, approval, demand, request or other communication from one party to this Agreement to any other party to this Agreement.

“Company” means at any given time the company responsible for the Vessel’s compliance with (i) the ISM Code under paragraph 1.1.2 of the ISM Code and/or (ii) the ISPS Code (as the case may be).

“Compliance Certificate” means a certificate in the form set out in Schedule 8.

“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Vessel by any Government Entity or other competent authority, whether de jure or de facto but shall exclude requisition for use or hire not involving requisition for title.

“Contract Instalment Advance” means subject always to the provisions of this Agreement, Drawings in the maximum amount not exceeding the relevant instalment amount of the Contract Price set out in ~~each~~ column (3) of Part A of Schedule 7 (as such ~~sums~~instalment amount may be adjusted as permitted under the Building Contract) which shall be applied in payment of part of the instalment of the Contract Price payable by the Borrower at the completion of the relevant stage of construction of the Vessel pursuant to the Building Contract.

“Contract Price” means the actual amount payable for the Vessel pursuant to the Building Contract.

“Corporate Management Agreement” means the Corporate Management and Services Agreement executed or (as the context may require) to be executed between the Borrower and Mitsui.

“Credit Support Document” means any document described as such in the Swap Agreements and where the context permits, any other document referred to in any Credit Support Document which has the effect of creating an Encumbrance in favour of any of the Lender Finance Parties.

“Currency of Account” means, in relation to any payment to be made to a Lender Finance Party pursuant to any of the Security Documents, the currency in which that payment is required to be made by the terms of the relevant Security Document.

“Debt Service Amount” means in relation to any period all interest, principal and fees payable by the Borrower during that period under or pursuant to this Agreement, the Swap Agreements and any transactions under the Swap Agreements less any amounts receivable by the Borrower during that period under or pursuant to the Swap Agreements.

“Debt Service Reserve Account” means the account numbered 09618 078602 004 63 USD and designated the “Debt Service Reserve Account” in respect of the Vessel, held in the name of the Borrower with the Account Bank and includes each sub-account thereof or time deposit account constituted by moneys originally held on the Debt Service Reserve Account and any other account of the Borrower with the Account Bank designated by the Agent to be the Debt Service Reserve Account for the purposes of this Agreement, in each case pledged in favour of the Security Trustee.

“Deed of Assignment of Building Contract and Refund Guarantee” means the deed of assignment referred to in clause 8.1.1.

“Deed of Assignment of Contracts” means the deed of assignment referred to in clause 8.1.5.

“Deed of Covenants” means the deed of covenants referred to in clause 8.1.2.

“Default Rate” means the rate which is the aggregate of LIBOR, any Mandatory Cost, the Margin and one point zero zero per cent. (1.00%) per annum.

“Delivery Date” means the date on which the Vessel is actually delivered by the Builder to the Borrower under the Building Contract and accepted by the Time Charterer under the Time Charter.

“Delivery Date Advance” means a Drawing made, or to be made to finance the instalment of the Contract Price falling due on the Delivery Date.

“Depot Spare Parts” has the meaning given to that term in the Depot Spares Sharing Agreement.

“Depot Spares Sharing Agreement” means the agreement between, amongst others, the Borrower and the Time Charterer in respect of spare parts for, inter alia, the Vessel.

“Distribution Account” means the account numbered 09618 078602 006 57 USD and designated the “Distribution Account” in respect of the Vessel, held in the name of the Borrower with the Account Bank.

“Dividend Lock-up Account” means the account numbered 09618 078602 005 60 USD and designated the “Dividend Lock-up Account” in respect of the Vessel, held in the name of the Borrower with the Account Bank and includes each sub-account thereof or time deposit account constituted by moneys originally held on the Dividend Lock-up Account and any other account of the Borrower with the Account Bank designated by the Agent to be the Dividend Lock-up Account for the purposes of this Agreement, in each case pledged in favour of the Security Trustee.

“Dividend Restriction Event” means the occurrence of one or more of the following events:

(a)	the Agent has not received payment in full of the first Repayment Instalment under the Buyer Credit when due;

(b)	an Event of Default or a Potential Event of Default has occurred and is continuing unremedied or unwaived which has a Material Adverse Effect;

(c)	any charterhire under the Time Charter has not been paid when due and such charterhire ~~together with interest thereon~~ remains unpaid;

(d)	the Borrower has failed to demonstrate that the average DSCR for the then immediately preceding four (4) quarters is lower than 1.13x;

(e)	any of the Accounts (excluding the Distribution Account) is not fully funded to the amount required at that time as required pursuant to clause 8 (provided that this shall not apply to the Debt Service Reserve Account to the extent that the Borrower’s obligation to retain the DSRA Amount in the Debt Service Reserve Account is satisfied by means of the DSRA Letter of Credit and provided further that this shall not apply to the Dry Docking Reserve Account to the extent that, for the then applicable period, amounts have been deposited into the Dry Docking Reserve Account in accordance with clause 8.3.2);

(f)	a Total Loss has occurred, unless the Borrower has complied with its prepayment obligations under clause 5.5; or

(g)	the credit rating of an L/C Issuer falls below the Minimum Credit Rating applicable to it as described in clause ~~9.1.20.~~9.1.20 where (i) a demand has been made under the DSRA Letter of Credit in accordance with clause 8.5 and (ii) the L/C Issuer has failed to pay the full amount so demanded.

“Documentation Agency Fee Letter” means the fee letter in respect of the fee referred to in clause 7.4 and made between the Borrower and Calyon.

“Dollars” “US$” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

“Dollar Equivalent” of an amount in a currency other than Dollars for any day means the amount of Dollars required to purchase that amount at the spot rate of exchange of the Agent for the purchase of the applicable currency with Dollars in the London foreign exchange market at 11.00 a.m. for delivery on that day.

“Drawdown Date” means the date on which a Drawing is advanced.

“Drawdown Notice” means a notice substantially in the form set out in the relevant part of Schedule 5.

“Drawing” means each borrowing of a proportion of the Commitment by the Borrower pursuant to clause 2 whether as a Contract Instalment Advance and/or an Ancillary Cost Advance and/or the Delivery Date Advance or (as the context may require) the principal amount of such borrowing.

“Dry Docking Reserve Account” means the account numbered 09618 078602 002 69 USD and designated the “Dry Docking Reserve Account” in respect of the Vessel, held in the name of the Borrower with the Account Bank and includes each sub-account thereof or time deposit account constituted by moneys originally held on the Dry Docking Reserve Account and any other account of the Borrower with the Account Bank designated by the Agent to be the Dry Docking Reserve Account for the purposes of this Agreement, in each case pledged in favour of the Security Trustee.

“Dry Docking Reserve Account Payments” means the sum calculated by the Borrower which should be reserved in order to meet the costs in respect of the next scheduled dry docking of the Vessel (including, without limitation, the costs in respect of the long term maintenance and repair of the Vessel), each such calculation shall be demonstrated as being fair and reasonable to the Agent’s satisfaction not later than the date falling, in respect of the first scheduled dry docking date, three (3) Months prior to the Scheduled Delivery Date and, in respect of each subsequent scheduled dry docking date, not later than the date falling three (3) Months prior to the immediately preceding scheduled dry docking date of the Vessel.

“DSCR” means in relation to any period the ratio which the Revenues less Operating Costs during that period bear to the Debt Service Amount paid or payable in relation to that period.

“DSRA Amount” has the meaning given to that term in clause 9.1.18.

“DSRA Letter of Credit” means an irrevocable letter of credit in a form and substance acceptable in all respects to the Agent which, if issued, shall be issued by an L/C Issuer for an original amount determined by the Agent to be equal whether alone or in aggregate to 6 Months principal and interest repayments under this Agreement or such other amounts as referred to in clause 9.1.18 and for a period of not less than 1 year or, during the final year before the Maturity Date, such other period of less than 1 year with the prior written consent of the Agent.

“Earnings” means all hires including (without limitation) all time charter hire and bareboat charter hire, freights, pool income and other sums payable to or for the account of the Borrower in respect of the Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, assignment, hypothecation, preferential right, option, title retention or trust arrangement or any other agreement or arrangement which, in any of the aforementioned instances, has the effect of creating security.

“Environmental Affiliate” means an agent or employee of the Borrower or a person in a contractual relationship with the Borrower or any sub-lessee in respect of the operation, management or maintenance of the Vessel (including without limitation, the operation of or the carriage of cargo of the Vessel).

“Environmental Approval” means any permit, licence, ruling, variance, exemption, certificate, filing, comment, Authorisation or other approval, required at any time under any applicable Environmental Law.

“Environmental Claim” means any claim by any person which arises out of or in connection with an Environmental Incident or any alleged Environmental Incident or any breach of, or non-compliance with, or otherwise relates to any Environmental Law or Environmental Approval.

“Environmental Incident” means:

(a)	any release, discharge or emission of Environmentally Sensitive Material from the Vessel; or

(b)	any incident in which Environmentally Sensitive Material is released, discharged or emitted from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually and/or is reasonably likely to be arrested, attached, detained or injuncted and/or where the Borrower, or any Environmental Affiliate or any of their respective officers, employees or other persons retained or instructed by them are finally determined to be at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from the Vessel and in connection with which the Vessel is actually or is reasonably likely to be arrested, attached, detained or injuncted and/or where the Borrower or any Environmental Affiliate or any of their respective officers, employees or other persons retained or instructed by them are finally determined to be at fault or allegedly at fault or otherwise liable to any legal or administrative action.

“Environmental Law” means any or all laws applicable or relating to pollution or contamination or protection of the environment, to the generation, manufacture, processing, distribution, use or misuse, treatment, storage, disposal, carriage or holding of Environmentally Sensitive Material or to actual or threatened emissions, releases, spillages or discharges of Environmentally Sensitive Material.

“Environmentally Sensitive Material” means liquefied natural gas, oil, oil products and any other element or substance whether natural or artificial and whether consisting of gas, liquid, solid or vapour (including any chemical, gas or other hazardous or noxious substance) which is or is capable of becoming polluting, toxic, hazardous, harmful or damaging to mankind or the environment or any living organism.

“Event of Default” means any of the events set out in clause 10.2.

“Execution Date” means the date on which this Agreement is executed by each of the parties hereto.

“Facility Period” means the period beginning on the Execution Date and ending on the date when the whole of the Loan Outstandings and all other amounts due and owing under this Agreement have been repaid in full and the Borrower has ceased to be under any further actual liability to the Lender Finance Parties under or in connection with the Security Documents.

“Fee Letters” means the Arrangement Fee Letter, the Agency Fee Letter, the Documentation Agency Fee Letter and the Account Bank Fee Letter.

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility issued for the account of the debtor;

(d)	under a lease or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person, provided that, Financial Indebtedness shall exclude (a) any shareholder loans and/or other debt instruments of the Borrower to the Borrower Shareholders which are fully subordinated to the Loan in accordance with clause 2.1.1 of the Letter of Sponsors Undertaking and (b) any shareholder loans which are repaid pursuant to clause 2.3.4.

“Flag State” means the Bahamas.

“GAAP” means, with respect to a person, the generally accepted accounting principles consistently applied by such person in preparation of its financial statements.

“Gas Sales and Purchase Agreements” means the agreements entered into or (as the context may require) to be entered into between the Time Charterer and one or more affiliates of the Gas Suppliers for the sale and purchase of the LNG transported on the Vessel to the Gulf LNG Clean Energy regasification terminal located at the Port of Pascagoula, Mississippi.

“Gas Suppliers” means the suppliers of feed gas to Angola LNG pursuant to the Gas Supply Agreements.

“Gas Supply Agreements” means the gas supply agreements entered into or (as the context may require) to be entered into between each of the Gas Suppliers and Angola LNG for the supply by the Gas Suppliers of feed gas to Angola LNG for the purpose of liquefaction at the Angola LNG liquefaction plant and the subsequent sale of LNG by Angola LNG to the Time Charterer pursuant to the LNG Sale and Purchase Agreement.

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency.

“Guarantee Bond” has the meaning given to that term in the Building Contract.

“Holding Company” means, in relation to any entity (the “first entity”), any other entity in respect of which the first entity is a Subsidiary.

“Indebtedness” has the meaning given to that term in the Intercreditor Deed.

“Insurances” means all policies and contracts of insurance (including but not limited to hull and machinery, all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessel or her increased value and her Earnings and (where the context permits) all benefits thereof, including all claims of any nature and returns of premium.

“Insured Loss Value” means, at any relevant time, 110% of the aggregate from time to time of the Lender Indebtedness.

“Intercreditor Deed” means an intercreditor deed to be entered into between (1) the Agent, (2) the Security Trustee, (3) the Borrower, (4) the Lenders, (5) the KEIC Agent and (6) the Swap Providers.

“Interest Payment Date” means each date for the payment of interest in accordance with clause 6.

“Interest Period” means each interest period selected pursuant to clause 6.

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation) adopted by the International Maritime Organisation Assembly as Resolutions A. 741(18) and A. 788(19) and incorporated into SOLAS as the same may be amended or supplemented from time to time and all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or may in the future be issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code.

“ISSC” means a valid international ship security certificate for a Vessel issued under the ISPS Code.

“ISPS Code” means the International Vessel and Port Facility Security Code adopted by the International Maritime Organisation Assembly as the same may have been or may be amended or supplemented from time to time.

“KEIC” means Korea Export Insurance Corporation of 2-16 Floors, Seoul Central Building, 136 Seorin Dong, Jongro-ku, Seoul 110-729, Korea.

“KEIC Acceptance Letter” means the letter or letters to be entered into from KEIC to, amongst others, the KEIC Agent.

“KEIC Buyer Credit Policy” means the Medium and Long Term Export Insurance Policy, the General Terms and Conditions of Medium and Long Term Export Insurance (Buyer’s Credit, Standard Type) and the special policy attached thereto to be issued by KEIC in respect of 95% of the Buyer Credit in relation to political and commercial risks.

“KEIC Insurance Premium” means ~~Four~~four point ~~Five~~five per cent. (4.5%) of the Buyer Credit Maximum Amount.

“law” or “Law” means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency (whether or not having the force of law).

“L/C Issuer” means a financial institution issuing the DSRA Letter of Credit and having a Minimum Credit Rating.

“Lender Finance Parties” means the Lenders, the Agent, the Security Trustee, the KEIC Agent and the Swap Providers.

“Lender Indebtedness” means the Buyer Credit Liabilities and the Commercial Liabilities (each as defined in the Intercreditor Deed).

“Letter of Sponsors Undertaking” means the undertaking referred to in clause 8.1.7 and executed or (as the context may require) to be executed by each of the Sponsors on a several basis in favour of the Security Trustee in form and substance acceptable to the Lenders.

“Leverage Ratio” means the ratio of the Loan Outstandings to the aggregate of (without duplication) the Minimum Borrower Shareholders’ Equity, the Additional Shareholders’ Equity (to the extent the same has been advanced) and the issued share capital of the Borrower, shareholder loans and/or other debt instruments of the Borrower to the Borrower Shareholders and the amounts standing to the credit of its capital and revenue reserves (including any share premium account or capital redemption reserve but excluding any re-evaluation reserve).

“LIBOR” means, in relation to a particular period:

(a)	the offered rate for deposits of Dollars for a period equal to such period and in an amount approximately equal to the amount in relation to which LIBOR is to be determined at 11.00 a.m. (London time) two (2) London Business Days prior to the first day of such period as displayed on Reuters Page LIBOR 01 on the Reuters Monitor Money Rates (the “Screen Rate”) Service or such other page as may replace such page on such system or on any other system for the time being displaying the rate so designated and if no such rate is available for any such period the rate shall be determined by interpolating between rates for such periods as are so available; or

(b)	if no Screen Rate is available for Dollars for any Interest Period, LIBOR for such period shall be the arithmetic mean (rounded upwards if necessary to five decimal places) of the rates respectively quoted to the Agent or any successor entity thereto by each of the Reference Banks (or, if not all the Reference Banks provide a quotation when requested, the arithmetic mean of the rates which are quoted) as such Reference Banks’ offered rates for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to prime banks in the London Interbank Market at 11.00 a.m. (London time) two (2) London Business Days prior to the first day of such period; or

(c)	if on such date no such rate can be ascertained pursuant to paragraph (a) or (b) of this definition, LIBOR for such period shall be the rate, determined by the Agent at which the Agent or any successor entity thereto is able to obtain deposits of Dollars in an amount approximately equal to the amount in respect of which LIBOR is to be determined, from whatever source it may select for a period equivalent to such period at 11.00 a.m. (London time) two (2) London Business Days prior to the first day of such period.

“LNG” means liquefied natural gas.

“LNG Agreement” means the LNG Sales and Purchase Agreement entered or (as the context may require) to be entered into between Angola LNG and the Time Charterer pursuant to which Angola LNG will supply to the Time Charterer and the Time Charterer will purchase from Angola LNG, LNG for transportation on the Vessel from the Angola LNG liquefaction plant to the Gulf LNG Clean Energy regasification terminal located at the Port of Pascagoula, Mississippi.

“Loan” means the aggregate amount advanced or to be advanced by the Lenders to the Borrower under clause 2 or, where the context requires, the aggregate amounts advanced and for the time being outstanding.

“Loan Outstandings” at any time means the total of all Drawings made at that time, to the extent not reduced by repayments, prepayments and voluntary reductions.

“London Business Days” means a day (other than a Saturday or Sunday) on which banks are open for business in London.

“Majority Lenders” means a Lender or Lenders whose Commitments in respect of the Loan aggregate more than sixty six point six seven per cent (66.67%) of the aggregate of all the Commitments in respect of the Loan.

“Manager” means Teekay Shipping Ltd. or one of its Affiliates~~/NYK LNG~~, or another management company approved by the Agent (acting under the instructions of the Majority Lenders and KEIC).

“Management Agreement” means, in respect of the Vessel, the management agreement, to be in form and substance acceptable to the Lenders acting reasonably, entered into, or as the case may be, to be entered into between the Borrower and the Manager providing for the Manager to manage the Vessel.

“Management Agreement Consent and Acknowledgement” means the acknowledgement of notice and consent to be given by the Manager in respect of the Management Agreement in the form scheduled to the Deed of Assignment of Contracts.

“Manager’s Undertaking” means an undertaking referred to in clause 8.1.8 executed or (as the context may require) to be executed by the Manager in favour of the Security Trustee as a condition precedent to the approval of the Management Agreement, such undertakings to be in a form and substance satisfactory to the Lenders in all respects.

“Mandatory Cost” means for each Lender to which it applies, the cost imputed to that Lender of compliance with the mandatory liquid asset requirements of the Bank of England and/or the banking supervision or other costs imposed by the Financial Services Authority or the European Central Bank, determined in accordance with Schedule 6 (Calculation of the Mandatory Cost).

“Mandatory Prepayment Event” means any of the events set out in clauses 5.5, 5.6, 5.7, 5.8 or 5.9.

“Margin” means the Buyer Credit Margin or the Commercial Loan Margin as applicable.

“Master” means the master of the Vessel from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the Borrower’s financial or operating condition or (b) the Borrower’s or any other Security Party’s ability to comply with its material obligations under any of the Security Documents or (c) the validity or enforceability of any of the Security Documents or (d) the rights and remedies of the Lender Finance Parties under the Security Documents.

“Maturity Date” means the date falling twelve (12) years after the Delivery Date of the Vessel.

“Maximum Loan Amount” means two hundred and ten million Dollars ($210,000,000).

“Minimum Credit Rating” means (a) in relation to any L/C Issuer either a minimum Standard and Poors corporate rating of AA- or a minimum Moodys long term credit rating of Aa3 and (b) in relation to the Refund Guarantor a minimum long term credit rating of A- or equivalent by either Standard and Poors or Fitch.

“Minimum Borrower Shareholders’ Equity” means subject always to the provisions of the Letter of Sponsors Undertaking, a sum equal to no less than the lesser of 20% of the Scheduled Vessel Project Cost (being $52,500,000) and 20% of the Total Project Cost, made or (as the context may require) to be made available to the Borrower whether directly or indirectly by way of contributions to the ordinary, preferential or other class of share capital of the Borrower or by way of shareholder loans and/or debt instruments of the Borrower which shareholder loans and/or debt instruments shall be subordinated in all respects to the amounts due or owing to the Agent, the Security Trustee, the KEIC Agent, the Swap Providers or the Lenders under the Security Documents on terms acceptable to them, to be applied on a pro-rata basis with the Drawings in respect of the costs to be funded by the Loan.

“Mitsui” means Mitsui & Co., Ltd. a Japanese corporation with its registered office at 2-1, Ohtemachi 1-chome, Chiyoda-ku, Tokyo, 100-0004, Japan.

“Moodys” means Moodys’ Investors Service of 99 Church Street, New York, NY 10007, USA and includes its successors in title.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period, and “Monthly” shall be construed accordingly.

“Mortgage” means together the first priority statutory ship mortgage together with the Deed of Covenants collateral thereto over the Vessel made or to be made between the Borrower and the Security Trustee referred to in clause 8.1.2 (the “Mortgage”).

“NYK” means Nippon Yusen Kabushiki Kaisha, a Japanese corporation with its registered office at 3-2, Marunouchi 2-chome, Chiyoda-ku, Tokyo, 100-0005, Japan.

“NYK LNG” means NYK LNG (Atlantic) Ltd., a company incorporated in England and Wales with its registered office at Citypoint, 1 Ropemaker Street, London EC2Y 9NY.

“Operating Costs” means in relation to any period, the Borrower’s operating costs in respect of the Vessel, but excluding any unanticipated costs of a non-recurring and extraordinary nature which have not been reimbursed but which are to be reimbursed to the Borrower (and in respect of which the Borrower shall provide such evidence as the Agent may require) and no amount in respect of which is included in the Revenues for such period.

“Operator” means any person concerned in the operation of the Vessel and falling within the definitions of “Company” set out in the ISM Code.

“Permitted Encumbrance” means:

(a)	Encumbrances created or contemplated by this Agreement or any of the Relevant Documents;

(b)	liens for unpaid crew’s wages;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 Months’ prepaid hire under any charter in relation to a Vessel not prohibited by the Relevant Documents;

(e)	liens for Master’s disbursements incurred in the ordinary course of trading;

(f)	other liens arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Vessel and which secure amounts not exceeding the Threshold Amount where the Borrower is contesting the claim giving rise to such lien in good faith by appropriate steps and for the payment of which adequate reserves have been made in case the Borrower finally has to pay such claim so long as any such proceedings shall not, and may reasonably be considered unlikely to lead to the arrest, sale, forfeiture or loss of the Vessel, or any interest in the Vessel;

(g)	any security interest created over the Depot Spare Parts by a sister vessel in favour of its lenders;

(h)	any security interest created in favour of a claimant or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Borrower is prosecuting or defending such action in good faith by appropriate steps or which are subject to a pending appeal and for which there shall have been granted a stay of execution pending such appeal and for the payment of which adequate reserves have been made so long as any such proceedings or the continued existence of such security interest shall not and may reasonably be considered unlikely to lead to the arrest, sale, forfeiture or loss of, the Vessel or any interest in the Vessel; and

(i)	security interests arising by operation of law in respect of taxes which are not overdue for payment or taxes which are overdue for payment but which are being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made so long as any such proceedings or the continued existence of such security interest shall not and may reasonably be considered unlikely to lead to the arrest, sale, forfeiture or loss of a Vessel, or any interest in the Vessel.

“Post-Delivery Period” means the period from and including the date falling immediately after the Delivery Date up to and including the last day of the Facility Period.

“Potential Event of Default” means any event which, with the giving of notice and/or the passage of time and/or the satisfaction of any materiality test, would constitute an Event of Default.

“Pre-Delivery Period” means the period from and including the Execution Date up to and including the Delivery Date.

“Project Co-ordination Agreement” means the project co-ordination agreement entered or, as the case may be, to be entered into between the Borrower, the Time Charterer and the Security Trustee to be in form and substance satisfactory to all Lenders.

“Project Documents” means the Building Contract, the Refund Guarantee, the Management Agreement, the Corporate Management Agreement, the Supervision Agreement, the Tripartite Agreement, the Depot Spares Sharing Agreement and the Time Charter and any other agreements or documents which the Agent and the Borrower agree shall be a “Project Document”.

“Proportionate Share” in respect of a Loan means, for each Lender, the percentage that its Commitment relating to that Loan bears to the aggregate Commitments of all Lenders for that Loan from time to time, being initially the percentage indicated against the name of that Lender in Schedule 1.

“Protocol of Delivery and Acceptance” has the meaning given to that term in the Building Contract.

“Qualifying Entity” means a person having a long term corporate credit rating of at least BBB-with Standard and Poors or Baa3 with Moodys;

“Reference Banks” means, in relation to LIBOR, the principal London offices of the Agent, HSBC Bank plc, The Royal Bank of Scotland plc and Barclays Bank plc and such other banks as may be appointed by the Agent in consultation with the Borrower.

“Refund Guarantee” means the refund guarantee dated 20 December 2007 and issued by the Refund Guarantor in favour of the Borrower.

“Refund Guarantee Consent and Acknowledgement” means the acknowledgement of notice of and consent to, the assignment in respect of the Refund Guarantee to be given by the Refund Guarantor in the form scheduled to the Deed of Assignment of Building Contract and Refund Guarantee.

“Refund Guarantor” means ABN AMRO a bank established and existing under the laws of the Netherlands and acting through its offices at 6/F, Seoul Finance Centre 84, Taepyeongno 1-ga, Jung-gu, Seoul 100-768, Korea CPO Box 3035, Seoul.

“Relevant Documents” means the Security Documents, the Project Documents and the KEIC Buyer Credit Policy.

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected.

“Repayment Date” means any date for payment of a Repayment Instalment in accordance with clause 5.

“Repayment Instalment” means any instalment of a Loan to be repaid by the Borrower in accordance with clause 5.

“Requisition Compensation” means all compensation or other money which may from time to time be payable to the Borrower as a result of the Compulsory Acquisition of the Vessel.

“Retention Account” means the account numbered 09618 078602 003 66 USD and designated the “Retention Account” in respect of the Vessel, held in the name of the borrower with the Account Bank and includes each sub-account thereof or time deposit account constituted by moneys originally held on the Retention Account and/or any other account of the Borrower, with the Account Bank designated by the Agent to be the Retention Account for the purposes of this Agreement, in each case pledged in favour of the Security Trustee.

“Retention Amount” means, in relation to any Retention Date, such sum as shall be the aggregate of:

(a)

one-third (1/ 3) of the Repayment Instalment falling due for payment pursuant to clause 5.1 (as the same may have been reduced by any permitted or required prepayment) on the next Repayment Date after the relevant Retention Date other than in the case of the final Repayment Instalment in respect of which no retention shall be made; and

(b)

one-third (1/ 3) of the aggregate amount of interest falling due for payment in respect of the Loan during and at the end of each Interest Period current at the relevant Retention Date as reduced or, as the case may be, increased by the amounts (if any) to be paid or, as the case may be, to be received by the Borrower under the Swap Agreements.

“Retention Dates” means in relation to the Loan, the date falling one (1) Month after the Delivery Date and each of the dates falling at Monthly intervals after such date and prior to the final Repayment Date.

“Revenue Account” means the account numbered 09618 078602 001 72 USD and designated the “Revenue Account” in respect of the Vessel, held in the name of the Borrower with the Account Bank and includes each sub-account thereof or time deposit account constituted by moneys originally held on the Revenue Account and/or any other account of the Borrower with the Account Bank designated by the Agent to be the Revenue Account for the purposes of this Agreement, in each case pledged in favour of the Security Trustee.

“Revenues” means, in relation to any period, all moneys received or receivable by the Borrower in relation to that period including:

(a)	moneys received or receivable pursuant to the Time Charter;

(b)	amounts representing interest on the Accounts; and

(c)	all other amounts received or receivable by the Borrower during the relevant period, but excluding Drawings paid to the Borrower under this Agreement.

“Revised Delivery Date” means any Revised Delivery Date as defined in Article V(d) of the Building Contract and pursuant to which the Borrower is entitled to delay delivery of the Vessel by notice in writing to the Builder on two occasions and by up to 45 days on each occasion.

“Scheduled Delivery Date” means 31 October 2011 or any Revised Delivery Date.

“Scheduled Vessel Project Cost” means two hundred and sixty two million five hundred thousand Dollars ($262,500,000).

“Security Documents” means this Agreement, the Swap Agreement, any other Credit Support Documents, the Deed of Assignment of Building Contract and Refund Guarantee, the Assignment, the Deed of Assignment of Contracts, the Letter of Sponsors Undertaking, the Mortgage, the Deed of Covenants, the Share ~~Pledges~~Charges, the Account Charge, the Project Co-ordination Agreement, the Building Contract Assignment Consent and Acknowledgement, the Refund Guarantee Consent and Acknowledgement, the Supervision Agreement Consent and Acknowledgement, the Management Agreement Consent and Acknowledgement, ~~the Sub Management Agreement Consent and Acknowledgement,~~ the Intercreditor Deed, the Manager’s Undertaking, the Fee Letters or (where the context permits) any one of them and any other agreement or document which may at any time be executed to guarantee or as security for the payment or repayment of all or any part of the Indebtedness and which the Borrower and the Agent agree to be a Security Document.

“Security Parties” means, at any relevant time, the Borrower, the Sponsors, the Borrower Shareholders, the Supervisor, the Manager and, with the consent of the Borrower, any other party who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Lender Indebtedness, and “Security Party” means any one of them.

“Security Trustee” means BNP Paribas S.A. in its capacity as security trustee for the purposes of the Security Documents.

“Share ~~Pledges~~Charges” means the ~~share pledges~~charge over shares from each Borrower Shareholder in respect of the shares in the Borrower as referred to in clause 8.1.6.

“SOLAS” means International Convention for the Safety of Life at Sea, 1974, with Protocol 1978 and Amendments of 1981, 1983, 1988, 1991, 1992, 1994, 1996, 1998, 2000, 2002, 2003 and 2004 as the same may be further amended or supplemented, consolidated or replaced from time to time.

“Sponsors” means Mitsui, NYK and Teekay, or in any case, any other person who has acceded to the Security Documents as a Sponsor in place of any of them as permitted by and pursuant to clause 9.2.17 and “Sponsor” means any one of them.

“Standard & Poors” means Standard & Poors Rating Services of 25 Broadway, New York, NY 10004, USA and includes its successors in title.

“Subsidiary” means a subsidiary undertaking, as defined in section 736 Companies Act 1985 or any analogous definition under any other relevant system of law.

“Supervision Agreement” means the supervision agreement to be entered into between the Borrower and the Supervisors as supervisors in respect of, inter alia, the Vessel.

“Supervision Agreement Consent and Acknowledgement” means the acknowledgement of notice of and consent to, the assignment in respect of the Supervision Agreement to be given by the Supervisor in the form scheduled to the Deed of Assignment of Contracts.

“Supervisors” means Teekay Shipping Limited and NYK or any one of their respective Affiliates who are parties to the Supervision Agreement and “Supervisors” means either of them;

“Swap Agreement” means each ISDA Master Agreement and each confirmation issued thereunder between a Swap Provider and the Borrower together with any novation documentation entered into in relation to swap arrangements relating to this Agreement entered into prior to the date hereof (together the “Swap Agreements”).

“Swap Margin” means the Swap Margin applicable to each Swap Agreement as set out in the Swap Margin Side Letters.

“Swap Margin Side Letters” means the letter agreement to be entered into between the Swap Providers and the Borrower setting out the Swap Margin in form and substance satisfactory to each of the Swap Providers and the Borrower.

“Swap Providers” means each of the Lenders (including, for the avoidance of doubt, any entity which has ceased to be a Lender pursuant to clause 12) or their respective affiliate acting in its capacity as a swap provider pursuant to a Swap Agreement and “Swap Provider” means any one or more of them.

“Tax” includes all present and future taxes, levies (whether by deduction, withholding or otherwise), imposts, duties, or charges of a similar nature (or any amount payable on account of or as security for any of the foregoing), including, but not limited to, income tax, corporation tax, VAT, stamp duty, customs and other impost or export duty or excise duty, imposed by any statutory, governmental, national, international, state or local taxing or fiscal authority, body or agency or department whatsoever or any central bank, monetary agency or European Union institution, whether in the United Kingdom or elsewhere together with interest thereon and any additions, fines, surcharges, penalties in respect thereof or relating thereto and “Taxes” and “Taxation” shall be construed accordingly.

“Teekay” means Teekay Corporation a company incorporated in the Marshall Islands with its registered office at c/o Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.

“Teekay LNG” means Teekay LNG Partners L.P. a limited partnership formed in the Marshall Islands with its registered office at c/o Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall islands MH96960.

“Teekay Shipping Limited” means Teekay Shipping Limited, a Bermuda company constituted from the Commonwealth of the Bahamas with its registered office at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 09, Bermuda.

“Threshold Amount” means two million Dollars ($2,000,000) or its Dollar Equivalent.

“Time Charter” means in respect of the Vessel, the time charter dated 18 December 2007 between the Borrower and the Time Charterer.

“Time Charterer” has the meaning ascribed to that term in Recital D above.

“Total Loss” means:-

(a)	an actual, constructive or compromised or arranged total loss of the Vessel; or

(b)	any Compulsory Acquisition of the Vessel; or

(c)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel (other than where the same amounts to the Compulsory Acquisition of the Vessel) by any person or entity, including any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless the Vessel is released and restored to the Borrower from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof or where such event is an insured risk under the Insurances, six (6) Months or such lesser period as is stipulated in the relevant Insurances as being required to elapse before a Total Loss of the Vessel shall be deemed as having occurred.

“Total Project Cost” means a sum equal to the aggregate amount in Dollars of the Contract Price and Ancillary Costs.

“Transfer Certificate” means a certificate materially in the form set forth in Schedule 4 or any other form agreed by the Borrower and the Agent signed by a Lender and a Transferee whereby:-

(a)	such Lender procures the transfer to such Transferee of all or a part of such Lender’s rights and obligations under this Agreement upon and subject to the terms and conditions set out in clause 12; and

(b)	such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as is contemplated in clause 12.

“Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the transfer specified in the schedule to such Transfer Certificate.

“Tripartite Agreement” means the Tripartite Agreement dated 18 December 2007 and made between the Builder, the Borrower and the Time Charterer.

“Tripartite Agreement Consent and Acknowledgement” means the acknowledgement of and consent to, the assignment in respect of the Tripartite Agreement to be given by the Builder and the Time Charterer in the form scheduled to the Deed of Assignment of Contracts.

“Transferee” means a bank or other financial institution to which a Lender transfers all or part of such Lender’s rights and obligations under this Agreement.

“Unpaid Sum” means any sum due and payable but unpaid by a Security Party under the Security Documents.

“Value Added Tax” or “VAT” means:

(a)	value added tax of the United Kingdom as provided for in the VATA including legislation (delegated or otherwise) supplementary thereto, and any similar or substituted tax, or any tax imposed, levied or assessed in the United Kingdom on added value or turnover; and

(b)	any similar tax imposed, levied or assessed in any jurisdiction outside the United Kingdom.

“VATA” means the Value Added Tax Act 1994.

“Vessel” means the Vessel listed in Schedule 2 and everything now or in the future belonging to it on board and ashore.

“Vessel Registry” means the Bahamas Vessel Registry.

“Wholly-Owned Subsidiary” has the meaning given to the term “wholly-owned subsidiary” in section 736 of the Companies Act 1985.

1.2	Headings

clause headings and table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.3	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.3.1	references to clauses and schedules are to be construed as references to the clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.3.2	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended or supplemented in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.3.3	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.3.4	words importing the plural shall include the singular and vice versa;

1.3.5	references to a time of day are to London time;

1.3.6	references to a “person” shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity and includes its successors and permitted transferees and assigns;

1.3.7	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of an event of default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.3.8	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended; and

1.3.9	references to any of the Lender Finance Parties includes its successors and permitted transferees and assigns.

1.3.10	references to “indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present, future, actual or contingent.

2	The Loan and its Purpose

2.1	Agreement to lend

Subject to the terms and conditions of this Agreement, and in reliance on each of the representations and warranties made or to be made in or in accordance with each of the Security Documents:

2.1.1	each of the Lenders agrees to advance to the Borrower its Commitment of an aggregate principal amount not exceeding the Buyer Credit Maximum Amount to be used by the Borrower for the purposes referred to in Recital (B); and

2.1.2	each of the Lenders agrees to advance to the Borrower its Commitment of an aggregate principal amount not exceeding the Commercial Loan Maximum Amount to be used by the Borrower for the purposes referred to in Recital (C).

2.2	Drawdown Request

The Borrower may request a Drawing to be advanced in one amount on any Business Day prior to the relevant Availability Termination Date by delivery to the Agent of a duly completed Drawdown Notice not later than 10 a.m. (Paris time) on a Business Day falling not more than ten (10) and not fewer than three (3) Business Days before the proposed Drawdown Date. A Drawdown Notice shall be effective on actual receipt by the Agent and, once given, shall, subject as provided in clause 13.8, be irrevocable.

2.3	Drawings

2.3.1	The amount of each Drawing shall, subject to the following provisions of this clause 2.3, be for such amount as is specified in the Drawdown Notice for that Drawing.

2.3.2	Drawings may only be made on Business Days falling within the Availability Period.

2.3.3	Ancillary Cost Advances shall, subject to clause 3, only be available in minimum amounts of one million Dollars ($1,000,000) (provided that this threshold shall not apply to Ancillary Cost Advances drawn to pay the Ancillary Costs described in part (c) of the definition thereof) and shall only be available for application in or towards payment of expenditure which the Borrower has certified and evidenced in accordance with clause 3.1.4 and in any event an Ancillary Cost Advance shall only be available if such Ancillary Cost Advance will not, when aggregated with all previous Ancillary Cost Advances, equal a sum in excess of $36,000,000.

2.3.4	The Borrower shall be entitled to draw an Ancillary Cost Advance on the first Drawdown Date up to a maximum amount of ~~$16,750,000~~21,200,000 for the purpose of repaying shareholder loans to the extent required to achieve a Borrower’s Leverage Ratio of 4:1.

2.3.5	Each Ancillary Cost Advance may be made on any date.

2.3.6	Contract Instalment Advances shall, subject always to clauses 2.1 and 3, be in the maximum amount not exceeding the relevant instalment amount of the Contract Price set out in ~~each~~ column (3) of Part A of Schedule 7 as such ~~sums~~instalment amounts may be amended following any permitted increase in the Contract Price and shall only be available for application (a) in or towards payment of instalments of the Contract Price which have become due and payable by the Borrower pursuant to the Building Contract or (b) in or towards reimbursement to the Borrower of such part of any instalment amount of the Contract Price as set out in column (3) of Part A of Schedule 7 which has become due and payable by the Borrower pursuant to the Building Contract and which the Borrower has satisfied the Agent has been paid by the Borrower or by the Sponsors on behalf of the Borrower.

2.3.7	No Drawing shall be available to the Borrower unless (a) the Agent or the Borrower shall have first received such amount (the “Relevant Amount”) by way of contributions of Minimum Borrower Shareholders’ Equity and/or Additional Shareholders’ Equity which, when aggregated with the amounts received by the Agent from the Lenders in respect of such Drawing (and in the case of amounts received by the Borrower, the Agent is satisfied that such amount is or has been or is to be applied in meeting the instalments of Contract Price or Ancillary Cost in respect of which the relevant Drawing is to be applied (and for the avoidance of doubt the instalments of Ancillary Costs in respect of which Drawings are to be applied shall not when aggregated with all Ancillary Costs in respect of which an Ancillary Cost Advance has been made exceed $36,000,000)) is equal to or greater than one fifth (1/5th) of the Total Project Cost as at the date of the relevant Drawing (and including such Drawing) and (b) the aggregate of the Drawing and the Relevant Amount shall be not less than the total amount of the relevant Ancillary Costs and/or the relevant instalment of the Contract Price in respect of which the relevant Drawing is to be applied.

2.3.8	The aggregate amount which may be drawn down under this Agreement shall never exceed the lesser of (a) 80% of the Total Project Cost and (b) $210,000,000.

2.3.9	Each Drawing (together with the Relevant Amount of the Minimum Borrower Shareholders’ Equity and/or Additional Shareholders’ Equity paid to the Agent pursuant to clause 2.9 in respect of that Drawing) shall unless the Agent shall determine otherwise be paid by the Agent on behalf of the Borrower directly to the payee(s) in respect of which such Drawing is made provided that in respect of any Ancillary Cost in respect of which an Ancillary Cost Advance may be made under this Agreement (excluding for these purposes the KEIC Insurance Premium) of less than $1,000,000 in aggregate or where the Agent is satisfied that the Borrower has settled the amount due to any such payee(s) in full the Agent shall pay that part of the relevant Drawing directly to the Borrower.

2.3.10	~~The~~Subject to clause 2.3.14, the Agent shall be entitled to set off from any Drawing any interest, fees or commissions or other sums due and payable by the Borrower to the Lenders or any of them and/or to the Agent and/or to the Security Trustee and/or to the KEIC Agent and/or to the Swap Providers under this Agreement or any of the other Security Documents and to apply the same in settlement of such interest, fees or commissions or other sums so due and payable.

~~2.3.11~~	~~The first Drawing (which includes the first Contract Instalment Advance) shall be pro-rated between the Buyer Credit and the Commercial Loan PROVIDED THAT any Ancillary Cost Advance included in such Drawing, including but not limited to the KEIC Premium, shall be funded 100% by the portion of such Drawing funded by the Commercial Loan. The remaining components of such Drawing shall be funded by such percentage of the Buyer Credit and Commercial Loan as is required to ensure that such Drawing, taken as a whole, is pro-rated between the Buyer Credit and the Commercial Loan.~~

2.3.11	~~2.3.12~~ The first Drawing (which includes the first Contract Instalment Advance) shall be pro-rated between the Buyer Credit and the Commercial Loan PROVIDED THAT any Ancillary Cost Advance included in such Drawing, including but not limited to the KEIC Premium, shall be funded 100% by the portion of such Drawing funded by the Commercial Loan. The remaining components of such Drawing shall be funded by such percentage of the Buyer Credit and Commercial Loan as is required to ensure that such Drawing, taken as a whole, is pro-rated between the Buyer Credit and the Commercial Loan.

2.3.12	~~2.3.13~~ Further Drawings (excluding the Drawing due on the Delivery Date) shall each be funded (a) in respect of a Contract Instalment Advance, by the Buyer Credit in an amount equal to the lesser of US$ 9,240,000 and 50% of the amount of such Contract Instalment Advance with the remainder of such Contract Instalment Advance funded by the Commercial Loan and (b) in respect of any Ancillary Costs Advance included in such Drawing, 100% by the Commercial Loan.

2.3.13	~~2.3.14~~ The Drawing due on the Delivery Date (which includes the Delivery Date Advance) shall be funded (a) in respect of any Ancillary Costs Advance included in such Drawing, 100% by the Commercial Loan and (b) in respect of the Delivery Date Advance, by such percentage of the Buyer Credit and Commercial Loan as is required to ensure that, on the Delivery Date, the Loan Outstandings are pro-rated between the Buyer Credit and the Commercial Loan.

2.3.14	Where an Ancillary Costs Advance is drawn to pay interest on the Loan (Whether the Commercial Loan or the Buyer Credit) falling due for payment and/or accruing on or before the Delivery Date, the portion of such Ancillary Costs Advance corresponding to such interest shall be funded 100% by the Commercial Loan in accordance with clauses 2.3.11 to 2.3.13 (inclusive) and shall be applied by the Agent in satisfaction of the Borrower’s obligation to pay such interest (and the Borrower’s obligation to pay such interest shall be deemed to have been satisfied upon the making of such Ancillary Costs Advance).

2.4	Lenders’ participation

Subject to clauses 2 and 3, the Agent shall promptly notify each relevant Lender of the receipt of a Drawdown Notice and of the date on which the Drawing is to be made, following which each relevant Lender shall advance its proportionate share of the relevant Drawing to the Borrower through the Agent on the relevant Drawdown Date.

2.5	Availability Termination Date

No Lender shall be under any obligation to advance all or any part of its Commitment after the relevant Availability Termination Date.

2.6	Several obligations

2.6.1	The obligations of each Lender Finance Party under this Agreement are several. No Lender Finance Party is responsible for the obligations of any other Lender Finance Party. Even if one or more Lender Finance Parties fails to perform its obligations, the other Lender Finance Parties will continue to perform their obligations and will be able to enforce their rights in respect of the other parties to this Agreement.

2.6.2	The obligations of the Borrower under this Agreement are as follows:

(a)	the Borrower will pay to the Security Trustee, when they are due for payment, the full amount of the Loan and all other amounts (including any amounts payable under the Swap Agreements or any of them, interest, commission and expenses) payable by the Borrower under the Security Documents;

(b)	the Borrower will pay to the Agent for the account of each Lender, when they are due for payment, that proportion of the Loan which was lent by that Lender and all interest, commission and other amounts payable in relation to it;

(c)	the Borrower will pay to the Agent, when they are due for payment, all amounts owing to it under the Security Documents;

(d)	the Borrower will pay to the KEIC Agent, when they are due for payment, all amounts owing to it under the Security documents;

(e)	the obligations of the Borrower to (on the one hand) the Security Trustee and (on the other hand) each other Lender Finance Party are several;

(f)	payment either to the Security Trustee or to another Lender Finance Party of an amount which is due to both of them will reduce both of those liabilities by that amount; and

(g)	if an amount would otherwise be payable under this clause 2.6 to the same person in two different capacities, the Borrower will only have an obligation to pay that amount once.

2.6.3	Each Lender Finance Party can enforce its rights without joining the Security Trustee or any other Lender Finance Parties. However, the Security Documents listed in clause 8.1 below can only be enforced by the Security Trustee.

2.7	Application of Loan

Without prejudice to the obligations of the Borrower under this Agreement, no Lender Finance Party shall be obliged to concern itself with the application of the Loan by the Borrower.

2.8	Loan facility and control accounts

The Agent will open and maintain such loan facility account or such other control accounts as the Agent shall in its discretion consider necessary or desirable in connection with the Loan.

2.9	Minimum Borrower Shareholders’ Equity and Additional Shareholders’ Equity

The Borrower hereby agrees with the Agent that notwithstanding any other provision of this Agreement subject as contemplated in clause 2.3.7 each Relevant Amount of the Minimum Borrower Shareholders’ Equity and/or Additional Shareholders’ Equity shall be paid to the Agent and each such Relevant Amount paid shall be aggregated with each relevant Drawing and paid by the Agent pursuant to the provisions of clause 2.3.9.

3	Conditions precedent and subsequent for the Loan

3.1	Conditions precedent

3.1.1	Before any Lender shall have any obligation to advance the first Drawing under the Loan the Borrower shall deliver or cause to be delivered to or to the order of the Agent all of the documents and other evidence listed in Part I of Schedule 3 which shall be delivered not later than 4 Business Days before the day on which the Drawdown Notice for the first Drawing is given save for those documents or other evidence which are expressly required to be provided on the first Drawdown Date which shall be delivered on such first Drawdown Date.

3.1.2	The obligation of the Lenders to make any Contract Instalment Advance shall be subject to the further condition that the Agent shall have received not later than 4 Business Days before the day on which that Contract Instalment Advance is intended to be made, the documents and evidence specified in Part 2 of Schedule 3 in form and substance satisfactory to the Agent (save for the invoice and the Drawdown Notice referred to in paragraphs (a) and (e) of Part 2 of Schedule 3 which shall be provided not later than 3 Business Days prior to the relevant Drawdown Date).

3.1.3	The obligation of the Lenders to make the Delivery Date Advance shall be subject to the condition that the Agent, shall have received, on or prior to the relevant Delivery Date, the documents and evidence specified in Part 3 of Schedule 3 in form and substance satisfactory to the Agent.

3.1.4	The obligation of the Lenders to make any Ancillary Cost Advance shall be subject to the further condition that the Agent shall have received not later than 4 Business Days before the drawdown of any Ancillary Cost Advance, invoices or pro-forma invoices or, (save in respect of Ancillary Costs as described in sub-paragraph (f) of the definition thereof in respect of which invoices shall be required) where invoices or pro-forma invoices cannot be made available by the Borrower, a certificate from the Borrower in form and substance satisfactory to the Agent, in each case evidencing the Ancillary Costs incurred or, in the case of pro-forma invoices or certificates from the Borrower, to be incurred within the next following period not exceeding 3 Months or other written evidence in each case substantiating to the reasonable satisfaction of the Agent that the Ancillary Costs in respect of which such Ancillary Cost Advance is requested have been incurred and discharged or will be discharged following the drawdown of the Ancillary Cost Advance.

3.2	Further conditions precedent

The Lenders will only be obliged to advance a Drawing in respect of the Vessel specified in any Drawdown Notice if on the date of the Drawdown Notice and on the proposed Drawdown Date:

3.2.1	no Event of Default, Potential Event of Default or Mandatory Prepayment Event is continuing unremedied or unwaived or would result from the advance of that Drawing;

3.2.2	the representations made by the Borrower under clause 4 are true in all material respects;

3.2.3	that Drawing will not, when aggregated with all previous Drawings, increase the outstanding amount of the Loan to a sum in excess of the Maximum Loan Amount and will not increase the outstanding amount of the Buyer Credit to a sum in excess of the Buyer Credit Maximum Amount or of the Commercial Loan to a sum in excess of the Commercial Loan Maximum Amount; and

3.2.4	the Borrower shall have on or prior to the First Drawing, entered into one or more 12 year forward starting Swap Agreements in form and substance satisfactory to the Agent with each of the Swap Providers pursuant to which it will hedge not less than one hundred and ninety million Dollars ($190,000,000) of the Loan (representing approximately ninety per cent (90%) of its interest rate exposure under the Loan) for the period from and including the Delivery Date up to and including the Maturity Date. The Swap Margin applicable to each Swap Agreement entered into between any of the Swap Providers and the Borrower shall be as set out in the Swap Margin Side Letter.

3.3	Delivery conditions precedent

3.3.1	Whether or not a Drawing is advanced on the Delivery Date, the Borrower undertakes to deliver or to cause to be delivered to the Agent on the Delivery Date the additional documents and other evidence listed in Part 3 of Schedule 3.

3.3.2	The Borrower shall on the Delivery Date enter into a spot start Swap Agreement or Swap Agreements with each of the Swap Providers to ensure that, together with the forward starting swap agreements, no less than ninety-five per cent (95%) of its interest rate exposure under the Loan is hedged.

3.4	No Waiver

If the Lenders in their sole discretion agree to advance a Drawing to the Borrower before all of the documents and evidence required by clause 3.1, clause 3.3 and/or clause 3.5 have been delivered to or to the order of the Agent, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Agent no later than ten (10) Business Days after the Drawdown Date or such other date specified by the Agent acting on the instructions of the Majority Lenders.

The advance of a Drawing under this clause 3.4 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by clauses 3.1, 3.2 and 3.3.

3.5	Form and content

All documents and evidence delivered to the Agent under this clause 3 shall:

3.5.1	be in form and substance reasonably acceptable to the Agent; and

3.5.2	if required by any vessel or security registry or in connection with any legal opinion to be provided pursuant to Schedule 3, be certified, notarised, legalised or attested in a manner acceptable to such registry or person providing the legal opinion.

3.6	Waiver of conditions precedent

The conditions specified in this clause 3 are inserted solely for the benefit of the Lenders and may be waived by the Agent (acting on the instructions of the Majority Lenders) in whole or in part with or without conditions.

4	Representations and Warranties

4.1	Representations and Warranties

The Borrower represents and warrants to each of the Lender Finance Parties as follows:

4.1.1	Due Incorporation

Each of the Security Parties is a corporation or limited liability company duly organised or formed under the laws of its jurisdiction of incorporation, organisation or formation (as the case may be) with power to carry on their respective business as they are now being conducted and to own their respective property and other assets.

4.1.2	Corporate Power

The Borrower has power to execute, deliver and perform its obligations under this Agreement and each of the other Relevant Documents to which it is a party and to borrow the Commitments and each of the other Security Parties has power to enter into the Relevant Documents to which it is a party and to exercise its rights and perform its obligations under such Relevant Documents; all corporate and other action required by each of the Security Parties to authorise its execution of the Relevant Documents to which it is a party and the performance by it of its obligations thereunder has been duly taken.

4.1.3	Binding Obligations

The obligations expressed to be assumed by each of the Security Parties in the Relevant Documents to which it is a party are legal, valid and binding obligations, enforceable in accordance with the terms of the Relevant Documents and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Relevant Documents or the performance by any of them of any of their obligations thereunder.

4.1.4	No conflict with other obligations

The execution and delivery of, the performance of its obligations under, and compliance with the provisions of the Relevant Documents to which each is a party by the relevant Security Parties will not:

(a)	contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrower or, any other Security Party is subject;

(b)	conflict with, or result in any breach of any of the terms of, or constitute a Potential Event of Default under, any agreement or other instrument to which the Borrower or, any other Security Party is a party or is subject or by which it or any of its property is bound;

(c)	contravene or conflict with any provision of the constitutional documents of the Borrower or, any other Security Party; or

(d)	result in the creation or imposition of or oblige the Borrower or any other Security Party, to create any Encumbrance (other than a Permitted Encumbrance) on any of their respective undertakings, assets, rights or revenues.

4.1.5	No Litigation

No litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of the Borrower, threatened in writing against any of the Security Parties which, in respect of the Security Parties other than the Borrower, has or could reasonably be expected to have a Material Adverse Effect.

4.1.6	Accounts

The certified true and complete copies of the audited annual accounts and unaudited semi-annual accounts (as applicable) of the Borrower for the period ending on 31 December 2007 and of each Sponsor for the most recent financial year of each such Sponsor and delivered to the Agent on or prior to the date of this Agreement pursuant to Schedule 3, Part 1, were prepared in accordance with GAAP, give (in conjunction with the notes thereto) a true and fair view of the financial condition of each such party at the date as of which they were prepared and the results of that party’s operations during the financial period then ended.

4.1.7	No Filing or Stamp Taxes

It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Relevant Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled with any court, public office or elsewhere in ~~any Relevant Jurisdiction~~the jurisdiction of incorporation of the Borrower (other than the Registrar of Companies for England and Wales, or the relevant maritime registry, to the extent applicable) or that any stamp, registration or similar tax or charge be paid on or in relation to any of such Relevant Documents and each of the Relevant Documents is in the proper form for enforcement in ~~each Relevant Jurisdiction~~the jurisdiction of incorporation of the Borrower.

4.1.8	No Immunity

None of the Security Parties or any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding including, without limitation, suit, attachment prior to judgement, execution or other enforcement.

4.1.9	Choice of Law and Judgments

The choice of English law to govern the Security Documents (other than the Mortgage and, in the event that the Share Charges are not governed by English law, the Share Charges) and the laws of the Flag State to govern the Mortgages and, in the event that the Share Charges are not governed by English law, the governing law of the Share Charges and the submission by the Security Parties to the jurisdiction of the English courts in respect of the Security Documents (other than the Mortgage and, in the event that the Share Charges are not governed by English law, the Share Charges) are valid and binding.

4.1.10	Consents Obtained

Every consent, Authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by each such party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Relevant Documents or the performance by each such party of its obligations under the Relevant Documents to which each is a party has been obtained or made (other than consents, Authorisations, licences, approvals, registrations or declarations that, as at the date of the representation, are not required to be obtained) and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same.

4.1.11	No Undisclosed Liabilities

The Borrower has no material liabilities (contingent or otherwise) which were not disclosed in the accounts referred to in clause 4.1.6 (or by the notes thereto) or reserved against therein nor any unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against therein.

4.1.12	Money Laundering

No breach of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities will result from the borrowing of the Loan by the Borrower or from the performance by any of the Security Parties of any of their obligations under any of the Relevant Documents to which each is a party.

4.1.13	Financial Indebtedness

Except as set forth in Exhibit A, other than in respect of the Loan pursuant to this Agreement or as otherwise permitted by this Agreement, it has not created, incurred, assumed or allowed to exist any Financial Indebtedness, entered into any finance lease or undertaken any capital commitment.

4.1.14	Environmental Matters

Except as may already have been disclosed by the Borrower to the Agent in writing:

(a)	all Environmental Laws applicable to the Vessel have been complied with by each Environmental Affiliate and all consents, licences and approvals required under such Environmental Laws have been obtained and complied with by each Environmental Affiliate (other than such consents, licences and approvals that, as at the date of the representation, are not required to be obtained); and

(b)	no Environmental Claim has been made or threatened against the Borrower or the Vessel and no Environmental Claim in respect of the Vessel has been made or threatened against any other Environmental Affiliate or is pending against any such Environmental Affiliate or the Vessel and which has not been fully satisfied and which would or might reasonably result in liabilities in excess of an aggregate of $1,000,000; and

(c)	there has been no Environmental Incident which could or might reasonably result in claims in excess of an aggregate of $1,000,000.

4.1.15	Pari Passu

The obligations of the Security Parties under the Security Documents are direct, general and unconditional obligations and rank at least pari passu with all the Security Parties’ other present and future unsecured unsubordinated indebtedness other than obligations mandatorily preferred by law and not contract.

4.1.16	No Deductions or Withholding

No Taxes are imposed by way of or withholding or otherwise from any payment to be made by any Security Party under any of the Security Documents to which it is a party.

4.1.17	Information

The information, exhibits and reports furnished by any Security Party to any of the Lender Finance Parties in connection with the negotiation and preparation of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein and the Borrower is not aware of any material facts or circumstances which have not been disclosed and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower and/or to enter into the transactions contemplated in this Agreement and the other Security Documents, Provided that, the Borrower does not make the representations in this clause 4.1.17 in respect of information, exhibits or reports regarding Angola LNG, the Angola LNG Project or the Time Charterer save that such information, exhibits or reports which have been provided by the Borrower to the Lender Finance Parties have been provided by the Borrower in good faith.

4.1.18	Solvency

(a)	None of the Security Parties is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts.

(b)	None of the Security Parties by reason of actual or anticipated financial difficulties, has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(c)	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of any Security Party.

4.1.19	No Winding-up

None of the Security Parties has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrower’s knowledge and belief) threatened against any Security Party for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which (in relation to Security Parties other than the Borrower) might have a Material Adverse Effect.

4.1.20	Event of Default/no other Defaults

(a)	None of the Security Parties is in material breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets.

(b)	No Event of Default or Potential Event of Default is continuing unremedied or unwaived.

4.1.21	Ownership of the Borrower

The Sponsors, directly or indirectly, legally and beneficially own all of the shares in the Borrower and will (subject to the provisions of clause 9.2.17) continue to, directly or indirectly, own all of the shares in the Borrower in the following percentages:

Teekay:-	33%
NYK:-	33%
Mitsui :-	34%

4.1.22	No Default under Building Contract or Refund Guarantee

The Borrower is not in default of any of its obligations under the Building Contract or any of its obligations upon the performance or observance of which depend the continued liability of the Refund Guarantor in accordance with the terms of the Refund Guarantee.

4.1.23	No Encumbrance in respect of pre-delivery security

The Borrower has not previously charged, encumbered or assigned the benefit of any of its rights, title and interest in or to the Building Contract, the Refund Guarantee, the Supervision Agreement, the Swap Agreements or the Depot Spares Sharing Agreement and such benefit and all such rights, title and interest are freely assignable and chargeable in the manner contemplated by the Security Documents.

4.1.24	The Vessel

The Vessel will on the Delivery Date be:

(a)	in the absolute ownership of the Borrower who will on and after the Delivery Date thereof be the sole, legal and beneficial owner of the Vessel;

(b)	registered in the name of the Borrower under the laws and flag of the Bahamas;

(c)	operationally seaworthy and in every way fit for service; and

(d)	classed with the classification referred to in clause 9.6.3(b) free of any overdue recommendations and conditions affecting the Vessel’s class of the Classification Society.

4.1.25	Vessel’s employment

The Vessel will not on or before the Delivery Date thereof be subject to any charter or contract other than the Time Charter or to any agreement to enter into any charter or contract which, if entered into after the date of the Mortgage would have required the consent of the Agent or Security Trustee and on the Delivery Date thereof there will not be any agreement or arrangement whereby the Earnings may be shared with any other person.

4.1.26	Freedom from Encumbrances

Neither the Vessel nor its Earnings, Insurances or Requisition Compensation, the Time Charter, the Accounts, nor the Depot Spares Sharing Agreement, nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be, on the Delivery Date of the Vessel, subject to any Encumbrance other than any Permitted Encumbrance.

4.1.27	Copies true and complete

The copies of each of the Time Charter, the Building Contract, the Refund Guarantee, the Supervision Agreement, the Depot Spares Sharing Agreement, the Tripartite Agreement and the Management Agreement delivered or to be delivered to the Agent are or will when delivered be, a true and complete copies of such documents, will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with its terms and there have been no material amendments or variations to or defaults under the Building Contract and there have been no amendments or variations to or defaults under the Time Charter.

4.2	Repetition of representations and warranties

On the Execution Date and, in respect of the Relevant Documents other than this Agreement on the execution date of such other Relevant Document, and as of each Drawdown Date and on each Interest Payment Date the Borrower shall (a) be deemed to repeat the representations and warranties in clause 4.1 as if made with reference to the facts and circumstances existing on such day and (b) in respect of clause 4.1.6 shall be deemed to refer to the then latest audited financial statements delivered to the Agent pursuant to clause 9.1.5.

4.3	Representations Limited

The representations and warranties of the Borrower in this clause 4 are subject to:

4.3.1	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

4.3.2	the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

4.3.3	the time barring of claims under any applicable limitation acts;

4.3.4	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar;

4.3.5	any other reservations or qualifications of law expressed in the legal opinions obtained by the Agent as referred to in Schedule 3 Part 1, paragraph (I) in connection with this Agreement or the Security Documents; and

4.3.6	the representations and warranties made on the Execution Date in respect of the Relevant Documents shall expressly be limited to this Agreement (and none of the other Security Documents) and only those Project Documents which, as at the Execution Date, have been executed by the Borrower.

5	Repayment and Prepayment

5.1	Repayment of Loan

The Borrower agrees:

5.1.1	to repay the Buyer Credit to the Agent for the account of the Lenders by forty eight (48) consecutive annuity style quarterly Repayment Instalments in the amounts, subject to the provisions of this Agreement, set out in Part B of Schedule 7. The first Repayment Instalment will fall due on the date falling three (3) Months after the Delivery Date and each succeeding Repayment Instalment shall be payable quarterly in arrears at three (3) Monthly intervals thereafter save for the final Repayment Instalment which shall be payable on the Maturity Date; and

5.1.2	to repay the Commercial Loan by one (1) instalment to be paid on the Maturity Date.

5.2	Reduction of Repayment Instalments

If, following the Availability Termination Date, the aggregate amount advanced to the Borrower under the Buyer Credit is less than the Buyer Credit Maximum Amount, the amount of each Repayment Instalment of the Buyer Credit shall be reduced pro rata so that the aggregate sum of all such Repayment Instalments shall be equal to the aggregate amount of the Buyer Credit actually advanced.

5.3	Reborrowing

The Borrower may not reborrow any part of the Loan which is repaid or prepaid.

5.4	Prepayment and Cancellation

5.4.1	The Borrower may prepay, without premium or penalty but subject to clause 5.10, the Loan Outstandings in whole or in part, or cancel the Loan in whole or in part, in each case in a minimum amount of five million Dollars ($5,000,000) or any larger sum which is an integral multiple of one million Dollars ($1,000,000) (or in either case as otherwise may be agreed by the Agent) and provided that the Borrower has first given to the Agent not fewer than ten (10) days prior written notice in respect of a prepayment of all or part of the Loan Outstandings or fifteen (15) days in respect of a cancellation in whole or part of the Commitment in each such case expiring on a Business Day of their intention to do so. Any notice pursuant to this clause 5.4 once given shall be irrevocable and shall (in the case of a prepayment) oblige the Borrower to make the prepayment referred to in the notice on the Business Day specified in the notice, together with all interest accrued on the amount prepaid and all accrued and unpaid Commitment Fees up to and including that Business Day and any and all other amounts then due and payable under this Agreement and any of the other Security Documents including, without limitation, any sums payable under the indemnity in clause 15 and all amounts due and payable under the Swap Agreements. Any cancellation of part (but not the whole) of the Commitment shall be subject to the condition that the Borrower has demonstrated to the satisfaction of the Agent (acting reasonably) that it will have sufficient funds to comply with its obligations under the Relevant Documents following any such cancellation.

5.5	Mandatory Prepayment on Total Loss

In the event that the Vessel becomes a Total Loss on or following the Delivery Date thereof, on the earlier to occur of (a) the date of receipt of the proceeds of the Total Loss and (b) the date falling one hundred and eighty (180) days after the occurrence of the Total Loss (the “Reduction Date”), the Borrower shall prepay the Loan together with all interest accrued thereon up to and including the day of prepayment and all other amounts then due and payable under this Agreement or any of the other Security Documents including, without limitation, any sums payable under the indemnity in clause 15 and all amounts due and payable under the Swap Agreements.

5.6	Prepayment on Non Delivery/Building Contract default/termination

In the event that there is a material breach by the Builder of the Building Contract that has not been cured within the applicable grace period provided therein, or the Building Contract is cancelled, terminated, rescinded or frustrated for any reason that has not been cured within the applicable grace period provided therein or if the Builder assigns, transfers, sells or otherwise disposes of any of its right, title or interest in or to the Building Contract or the Vessel or purports to do so or takes any action to so assign, transfer, sell or otherwise dispose of any or all such rights, title or interest or, prior to the Delivery Date the Vessel becomes a Total Loss the Borrower shall, if so requested by the Agent in writing, and without prejudice to the Agent’s rights pursuant to clause 10.1 and/or the rights of the Security Trustee under the Security Documents where any of the events described above constitute an Event of Default, be obliged to prepay the Loan immediately together with all interest accrued thereon up to and including the day of prepayment and all other amounts then due and payable under this Agreement or any of the other Security Documents including, without limitation, any sums payable under the indemnity in clause 15 and all amounts due and payable under the Swap Agreements and the undrawn Commitments shall be cancelled.

5.7	Prepayment on Termination of Refund Guarantee

If, prior to the delivery to and acceptance by the Borrower from the Builder of the Vessel, the Refund Guarantee is repudiated, cancelled, amended without the Agent’s prior written consent (acting on the Instructions of all Lenders), rescinded or otherwise terminated, the Loan shall become prepayable and shall be prepaid immediately and without demand together with all interest accrued thereon up to and including the date of prepayment and all other amounts then due and payable under this Agreement or any of the other Security Documents including, without limitation, any sums payable under the indemnity in clause 15 and all amounts due and payable under the Swap Agreements.

5.8	Additional Mandatory Prepayment Events

Upon the occurrence of any of the following events the Loan shall immediately become repayable and the Borrower shall immediately prepay the Loan together with all interest accrued thereon up to and including the date of prepayment together with all other amounts then due and payable under this Agreement and the other Security Documents including, without limitation, any indemnity sums payable under clause 15 and all amounts due and payable under the Swap Agreements.

5.8.1	Non-Delivery of the Vessel: the Vessel is not delivered to, and accepted by, the Borrower under the Building Contract and/or by the Time Charterer under the Time Charter prior to the date falling 290 days after the Scheduled Delivery Date (or such later date as the Agent acting on the instructions of the Majority Lenders (acting in their absolute discretion), may agree in writing); or

5.8.2	Sale/Early Termination: the Vessel is sold or the chartering of the Vessel is terminated early pursuant to the exercise by the Time Charter of its rights under the Time Charter; or

5.8.3	Invalidity: (i) any of the Security Documents or the Refund Guarantee shall at any time and for any reason become invalid, illegal or unenforceable or impossible to perform or cease to remain in full force and effect; or (ii) any of the Project Documents shall at any time and for any reason become invalid, illegal or unenforceable or impossible to perform or cease to remain in full force and effect unless (A) in respect of the Security Documents, the relevant Security Document is amended or replaced to the reasonable satisfaction of the Agent acting on the instructions of all of the Lenders forthwith in the case of this Agreement, the Mortgage, the Refund Guarantee and the Deed of Covenants or within 14 days in the case of any other Security Document and (B) where any such events have occurred in respect of the Time Charter, the Borrower has, within 30 days of the occurrence of such events entered into a new time charter and with a new time charterer in each case in all respects satisfactory to the Agent acting on the instructions of all the Lenders and to KEIC; or

5.8.4	Termination of Time Charter: the Time Charter is terminated by the Borrower or the Time Charterer following the occurrence of a breach of the Time Charter entitling it to take such action or is cancelled or becomes frustrated for any reason whatsoever unless the Borrower has within 30 days of the date of such occurrence entered into a replacement time charter and with a new time charterer in each case in all respects satisfactory to the Agent (acting on the instructions of all Lenders); or

5.8.5	Time Charterer failure to pay: the Time Charterer fails to pay any sum due and payable by it to any of the Lender Finance Parties or to the Borrower under any of (a) the Security Documents or (b) the Project Documents to which it is a party at the time, in the currency and in the manner stipulated thereunder unless, where such failure to pay is a failure to pay any sum due and payable by it under any Project Document, following expiry of any applicable grace period thereunder, such failure in the opinion of the Agent (acting on the instructions of all Lenders (acting reasonably)) does not and will not be likely to have a Material Adverse Effect; or

5.8.6	Time Charter’s breach: the Time Charterer commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under (a) any of the Security Documents (and such failure is not remedied within fifteen (15) days after the date the Agent has given notice thereof to the Borrower and the Time Charterer) and/or (b) any of the Project Documents to which it is a party (other than those referred to in clause 5.8.5) unless, where such breach or omission has occurred under a Project Document following expiry of any applicable grace period therein, such breach or omission, in the opinion of the Agent (acting on the instructions of all Lenders (acting reasonably)), does not and will not be likely to have a Material Adverse Effect.

5.8.7	War: if the country of registration of the Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent reasonably considers that, as a result, the security conferred by the Security Documents is materially prejudiced.

5.8.8	Failure to Pay: the Builder or the Refund Guarantor fails to pay any amount payable by it under any of the Security Documents or the Refund Guarantee at the time, in the currency and otherwise in the manner specified therein (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within five (5) days of demand) unless in respect of scheduled payments the Borrower demonstrates to the satisfaction of the Agent that such failure has occurred by reason solely of banking error and such sum remains unpaid for no longer than five (5) days after the date on which it receives notice from the Agent of such failure; or

5.8.9	Other Obligations: the Builder or the Refund Guarantor fails duly to perform or comply with any other term or condition of any other Security Document to which it is a party when such failure is in the opinion of the Agent (acting on the instructions of the Majority Lenders) remediable (other than those referred to in clauses 5.8.7, 5.8.8, 5.8.21 or 5.8.22) and such failure is not remedied within fifteen (15) days after the Agent has given notice thereof to the Builder or the Refund Guarantor, as the case may be (or such longer period as the Agent (acting on the instructions of the Majority Lenders) may specify or agree); or

5.8.10	Litigation: any litigation, arbitration or administrative action or proceeding is commenced prior to Delivery against the Builder or the Refund Guarantor or any of their property, undertakings or assets before any court, arbitrator or administrative agency or authority which, if adversely determined, would have in the reasonable opinion of the Agent a ~~Material Adverse Effect~~material adverse effect on the financial condition of the Builder or, as the case may be, the Refund Guarantor or their ability to comply with their material obligations under the Relevant Documents to which they are party unless:

(a)	the Borrower demonstrates in writing to the Agent (who shall act reasonably in considering such matters) to the Agent’s satisfaction, that such litigation, arbitration or administrative action or proceeding is or may reasonably be considered to be vexatious or frivolous; or

(b)	it is dismissed or irrevocably stayed within thirty (30) days of commencement;

5.8.11	Legal process:

(a)	any final judgment or order ~~greater than two million Dollars ($2,000,000)~~ made prior to the Delivery Date against the Builder or the Refund Guarantor is not stayed or complied with within twenty (20) Business Days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, all or a substantial part of (in the reasonable opinion of the Agent) the undertakings, assets, rights or revenues prior to delivery of the Builder or the Refund Guarantor and is not discharged within twenty (20) Business Days and, in each such case above, the event described above has or might reasonably be likely to have a material adverse effect on the financial position of the Builder or, as the case may be, the Refund Guarantor or their ability to comply with their material obligations under the Relevant Documents to which they are party; or

(b)	any final judgment or order made against any Security Party (other than the Borrower and (following the Delivery Date) the Supervisor) is not stayed or complied with within twenty (20) Business Days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, all or substantially all of (in the reasonable opinion of the Agent) the undertakings, assets, rights or revenues of any Security Party (other than the Borrower and (following the Delivery Date) the Supervisor) and is not discharged within twenty (20) Business Days and, in each such case above, the event described above has or might reasonably be likely to have a Material Adverse Effect; or

5.8.12	Insolvency: prior to the Delivery Date, the Builder or the Refund Guarantor is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; has assets the value of which is less than the value of its liabilities; or suffers the declaration of a moratorium in respect of any of its indebtedness; or

5.8.13	Winding up: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding up prior to Delivery of the Builder or the Refund Guarantor or an order is made or resolution passed for the winding up, prior to Delivery of the Builder or the Refund Guarantor or a notice is issued convening a meeting for the purpose of passing any such resolution, provided however that, in the case only of an order for winding-up, the occurrence of such event shall not constitute a mandatory prepayment event if such winding-up has commenced as part of a process of a fully-solvent reorganisation, previously approved by the Agent acting on the instructions of the Majority Lenders and which shall not have a ~~Material Adverse Effect~~material adverse effect on the financial condition of the Builder or, as the case may be, the Refund Guarantor or their ability to comply with their material obligations under the Relevant Documents to which they are party; or

5.8.14	Administration: any petition is presented, notice given or other step is taken for the purpose of the appointment of an administrator prior to Delivery of the Builder or the Refund Guarantor or an administration order is made prior to Delivery in relation to the Builder or the Refund Guarantor; or

5.8.15	Appointment of receivers and managers: any administrative or other receiver is appointed prior to Delivery of the Builder or the Refund Guarantor or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets prior to delivery of the Builder or the Refund Guarantor; or

5.8.16	Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced prior to Delivery, by the Builder or the Refund Guarantor or by any of its creditors with a view to the general readjustment or rescheduling of all or a material part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

5.8.17	Analogous proceedings: there occurs, prior to Delivery in relation to the Builder or the Refund Guarantor, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Agent, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.2.9 to 10.2.15 (inclusive) (other than clause 10.2.10) or prior to Delivery the Builder or the Refund Guarantor otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

5.8.18	Repudiation: the Supervisor, the Builder or the Refund Guarantor repudiates any Security Document or Project Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Security Document or the Project Document if the validity or enforceability of any of the Security Documents and the Project Documents (other than the Refund Guarantee) shall at any time and for any reason be contested by the Supervisor, the Builder or the Refund Guarantor which is a party thereto, or if the Supervisor, the Builder or the Refund Guarantor shall deny that it has any, or any further, liability thereunder; or

5.8.19	Cessation of business: prior to Delivery, the Builder or the Refund Guarantor suspends or ceases to carry on its business; or

5.8.20	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests, prior to Delivery, in the Builder and the Refund Guarantor are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

5.8.21	Arrest: the Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Borrower and the Borrower shall fail to procure the release of the Vessel within a period of 30 days thereafter; or

5.8.22	Supervision Agreement: notice of termination under the Supervision Agreement is served for any reason whatsoever or the Supervision Agreement is varied in any manner not permitted pursuant to the Security Documents unless (a) in the case of termination the same is replaced with a supervision agreement on substantially the same or other terms acceptable to the Agent or (b) in the case of variation the same is revised, or amended on terms acceptable to the Agent, and in any such case under (a) or (b) within 30 days.

5.9	Cessation of KEIC Buyer Credit Policy

If, for any reason (other than as referred to in clause 10.2.25), the obligations of KEIC under the KEIC Buyer Credit Policy shall terminate, become unenforceable or otherwise cease to be in full force and effect and the Borrower has not replaced the KEIC Buyer Credit Policy with similar insurance on terms and conditions satisfactory to the Agent (acting on the instructions of all Lenders in their sole and absolute discretion) forthwith upon receipt of written notice of such termination, unenforceability or cessation of effectiveness, the Borrower shall prepay the Loan in full together with accrued interest to the date of prepayment and all other sums then due and payable, any portion of the KEIC premium which is then due and payable and all other sums then due and payable under this Agreement and the other Security Documents or any of them including without limitation any sum payable under the indemnity in clause 15).

5.10	Prepayment indemnity

If the Borrower shall make a prepayment on a Business Day other than the last day of an Interest Period, it shall pay to the Agent on behalf of the Lenders any amount which is necessary to compensate the Lenders for any Break Costs incurred by the Agent or any of the Lenders as a result of the prepayment in question but otherwise without penalty or premium, Provided always that the Borrower shall be entitled to payment by the Lenders of any Break Gains while no Event of Default has occurred which is continuing unremedied or unwaived.

5.11	Application of prepayments

Any prepayment in an amount less than the Lender Indebtedness shall be applied pro-rata between the Buyer Credit and the Commercial Loan and, in the case of the Buyer Credit shall be applied in reducing the then future Repayment Instalments in inverse order of maturity.

5.12	Effect of Prepayment/Cancellation on Swap Agreements

In the event of any prepayment or, as the case may be, cancellation of the Loan, the exposure of the Swap Providers under the Swap Agreements shall, if the Loan Outstandings is less than the aggregate of the notional amounts of the Swap Agreements, be reduced by an equivalent amount.

6	Interest

6.1	Interest Periods

The period during which any Drawing shall be outstanding pursuant to this Agreement shall be divided into consecutive Interest Periods of three (3) Months’ duration or such other duration as may be agreed by the Borrower and the Agent (acting on the instructions of all Lenders).

6.2	Beginning and end of Interest Periods

The first Interest Period in respect of the first Drawing shall begin on the Drawdown Date of that Drawing and shall end on the last day of the Interest Period. The first Interest Period in respect of each subsequent Drawing shall begin on the Drawdown Date of that Drawing and end on the last day of the current Interest Period of the Loan. Any subsequent Interest Period in respect of each Drawing shall commence on the day following the last day of its previous Interest Period and shall end on the last day of its current Interest Period.

6.3	Interest Periods to meet Repayment Date and Maturity Date

If an Interest Period would otherwise end on a date after the next Repayment Date, that Interest Period shall end on the next Repayment Date. If an Interest Period would otherwise end on a date after the Maturity Date, that Interest Period shall end on the Maturity Date.

6.4	Interest rate

During each Interest Period, interest shall accrue on the Loan at the rate determined by the Agent to be the aggregate of (a) the relevant Margin and (b) LIBOR determined at 11:00 am (London time) on the second London Business Day prior to the beginning of the Interest Period. The Agent shall notify the Borrower in writing of the applicable interest rate for the relevant Interest Period on the date of determination.

6.5	Accrual and payment of interest

During the Facility Period, interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Agent on behalf of the Lenders on the last day of each Interest Period and additionally, during any Interest Period exceeding three Months, on the last day of each successive three Month period after the beginning of that Interest Period.

6.6	Ending of Interest Periods

Subject to clause 6.3, if any Interest Period would end on a day which is not a Business Day, that Interest Period shall end on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar Month, in which event the Interest Period in question shall end on the immediately preceding Business Day).

6.7	Consolidation and division of Loans

If two or more Interest Periods:

(a)	relate to Loans; and

(b)	end on the same date,

those	loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

6.8	Default Rate

Each Unpaid Sum shall, from the date of the non-payment, bear interest up to the date of actual payment (both before and after judgment) at the Default Rate, compounded at such intervals as the Agent shall in its reasonable discretion determine, which interest shall be payable from time to time by the Borrower to the Agent on behalf of the Lenders on demand.

6.9	Determinations conclusive

Each determination of an interest rate made by the Agent in accordance with clause 6 shall (save in the case of manifest error or on any question of law) be final and conclusive.

6.10	Mandatory Costs

The Borrower shall reimburse the Agent on demand for any Mandatory Costs relating to the Loan incurred by a Lender as a result of funding its Commitment of the Loan.

7	Fees

The Borrower shall pay the following fees:

7.1	Arrangement fee

The Borrower shall pay to the Agent, for the account of the Lenders, arrangement fees in the amounts and at the times agreed in the Arrangement Fee Letter.

7.2	Commitment fee

The Borrower shall pay to the Agent:

7.2.1	(for the account of the Lenders in proportion to their Buyer Credit Commitments) a commitment fee computed at the rate of zero point two five per cent (0.25%) per annum on the daily undrawn and uncancelled amount of the Buyer Credit Maximum Amount from time to time; and

7.2.2	for the account of the Lenders (in proportion to their Commercial Loan Commitments) a commitment fee computed at the rate of zero point four five per cent (0.45%) per annum on the daily undrawn and uncancelled amount of the Commercial Loan Maximum Amount from time to time, in each case from the date of this Agreement until the earlier to occur of the Drawdown Date in respect of the final Drawing and the Availability Termination Date. The accrued commitment fees are payable in arrears on the last day of each successive period of three Months from the date of this Agreement and on such Availability Termination Date.

7.3	Agency fee

The Borrower shall pay to the Agent, the Security Trustee and the KEIC Agent (in each case, for its own account) an agency fee in the amount and at the times agreed in the Agency Fee Letter.

7.4	Documentation Agency Fee

The Borrower shall pay to Calyon (for its own account) a documentation agency fee in the amount and at the times agreed in the Documentation Agency Fee Letter.

7.5	Account Bank Fee

The Borrower shall pay to the Account Bank (for its own account) an account bank fee in the amount and at the times agreed in the Account Bank Fee Letter.

7.6	KEIC Insurance Premium

7.6.1	The Borrower agrees that it shall pay to the KEIC Agent, on the date of the first Drawing under the Commercial Loan, an amount equal to the KEIC Insurance Premium to be paid by the KEIC Agent to KEIC.

7.6.2	The Borrower agrees that its obligation to make the payment described in clause 7.6.1 above or any part of it shall be an absolute obligation and without limitation, shall not be affected by any failure to draw down funds under this Agreement or the prepayment or acceleration of any Loan. Neither the KEIC Insurance Premium nor any part of it shall be refundable to the Borrower under any circumstances. If and to the extent that the KEIC Agent subsequently receives from KEIC a refund of the KEIC Insurance Premium or any part thereof, the KEIC Agent shall account to the Agent for the amount of the refund received by the KEIC Agent less any costs and expenses suffered or incurred by the KEIC Agent in recovering and/or transferring such refunded amount to the Agent for application by the Agent in prepayment of the Commercial Loan Outstandings in whole or in part.

7.6.3	Without prejudice to the Borrower’s obligations under clauses 7.6.1 and 7.6.2, the Lender Finance Parties and the Borrower acknowledge that the first Drawdown under the Commercial Loan shall be utilised, inter alia, to enable the Borrower to satisfy its obligation under clause 7.6.1. The Borrower instructs the Agent, in accordance with clause 2.3.9, to pay an amount equal to the KEIC Insurance Premium from the first Drawing under the Commercial Loan to the KEIC Agent. Upon receipt by the KEIC Agent of such amount, the Borrower shall have satisfied its obligation under clause 7.6.1.

8	Security, Accounts and Application of Moneys

8.1	Security Documents

As security for the repayment of the Indebtedness, the Borrower shall, subject to the terms and conditions of this Agreement, execute and deliver to the Security Trustee or cause to be executed and delivered to the Security Trustee the following documents in such forms and containing such terms and conditions as the Security Trustee shall require:

8.1.1	first priority deed of assignment of the Building Contract and Refund Guarantee;

8.1.2	a first priority statutory mortgage over the Vessel together with a collateral deed of covenants;

8.1.3	a first priority tripartite deed of assignment of the Insurances, Earnings and Requisition Compensation of the Vessel from the Borrower and the Manager;

8.1.4	first priority deed of charge over each of:

(a)	the Revenue Account;

(b)	the Dry Docking Reserve Account;

(c)	the Retention Account;

(d)	the Debt Service Reserve Account; and

(e)	the Dividend Lock-up Account;

8.1.5	first priority deed of assignment over each of:

(a)	the Supervision Agreement;

(b)	the Time Charter;

(c)	the Depot Spares Sharing Agreement;

(d)	the ~~Management Agreement and the Sub~~ Management Agreement;

(e)	the Swap Agreements;

(f)	the Tripartite Agreement;

8.1.6	a first priority charge over the entire issued share capital of the Borrower;

8.1.7	the Letter of Sponsors Undertakings; and

8.1.8	the Manager’s Undertaking.

8.2	Accounts

8.2.1	General

The Borrower undertakes with each of the Lenders, the Agent, the Account Bank and the Security Trustee that it will:

(a)	on or before the first Drawing open the Accounts with the Account Bank; and

(b)	procure that all moneys payable to the Borrower including, without limitation, in respect of the Earnings of the Vessel (including all hire and early termination fees payable to it under the Time Charter, all payments made under any letters of credit or insurance policies issued in favour of the Borrower pursuant to the Time Charter and pursuant to the Insurances but excluding any Borrower Priority Payments) shall, unless and until the Agent directs to the contrary pursuant to the Security Documents be paid to the Revenue Account;

8.3	Revenue Account: withdrawals

Unless the Agent otherwise agrees in writing (acting on the instructions of the Majority Lenders) the Borrower shall not be entitled to withdraw any moneys from the Revenue Account at any time other than for the following purposes and in the following order of priority:

8.3.1	to pay the proper and reasonable operating expenses (including costs of insuring, repairing and maintaining the Vessel) of the Vessel, including amounts properly due to the Manager under the Management Agreement, the Supervisors under the Supervision Agreement and Mitsui under the Corporate Management Agreement, the proper and reasonable expenses of administering the affairs of the Borrower and the Taxes of the Borrower;

8.3.2

to transfer to the Dry Docking Reserve Account, first time three (3) months after the Delivery Date and at three (3) Monthly intervals thereafter up to and including the date upon which the Vessel completes each such scheduled dry docking, an amount equal to 1/ 20 of the total Dry Docking Reserve Account Payments in respect of such next scheduled dry docking;

8.3.3	to transfer to the Retention Account on the next following Retention Date all or part of the Retention Amount for such Retention Date;

8.3.4	to pay any other amounts payable under the Security Documents (including payments to the Swap Providers under any of the Swap Agreements and in case of partial payments the Swap Providers will be paid pro-rata);

8.3.5	to transfer to the Debt Service Reserve Account all or part of the DSRA Amount if any remains unpaid; and

8.3.6	to transfer any surplus to the Distribution Account unless at any relevant time a Dividend Restriction Event has occurred which is continuing unremedied or unwaived in which case any surplus shall be transferred to the Dividend Lock-Up Account, Provided that where such Dividend Restriction Event has ceased to be continuing and in circumstances where there is no Potential Event of Default or Event of Default which is continuing unremedied or unwaived such surplus may be transferred from the Dividend Lock-Up Account to the Distribution Account.

8.4	Dry Docking Reserve Account: withdrawals

8.4.1	Unless the Agent otherwise agrees in writing, the Borrower shall not be entitled to withdraw any moneys from the Dry Docking Reserve Account other than to meet dry-docking costs which shall have been advised to and the aggregate amount of which shall have been approved by the Agent (acting reasonably and without delay) and in respect of which the Borrower shall have provided to the Agent reasonably satisfactory documentary evidence that such dry-docking costs have been incurred or will be incurred provided however that the Borrower shall be entitled to request the Agent by notice in writing to release any balance standing to the credit of the Dry Docking Reserve Account, after reimbursement to the Borrower from the Dry Docking Reserve Account of all dry docking costs and expenses paid by it, immediately following completion of a scheduled dry docking of the Vessel and the Agent shall transfer any such balance to the Distribution Account provided that the Agent is satisfied that:

(a)	all amounts then required to be paid to the Retention Account have been so paid;

(b)	the DSRA Amount has been paid in full and is standing to the credit of the Debt Service Reserve Account or has been replaced by the DSRA Letter of Credit; and

(c)	at such time no Dividend Restriction Event has occurred which is continuing unremedied or unwaived in which case any such balance shall be transferred to and retained in the Dividend Lock-up Account.

8.5	Debt Service Reserve Account: withdrawals

Without prejudice to the rights of the Lender Finance Parties under clause 9.1.18 (particularly, without limitation, the right of the Lender Finance Parties to use the amounts standing to the credit of the Debt Service Reserve Account to service any Loan repayments which have become due), the Borrower shall not be entitled to withdraw any moneys from the Debt Service Reserve Account at any time from the date of this Agreement and so long as moneys are owing under the Security Documents save that, unless and until a Potential Event of Default or an Event of Default shall occur (which is continuing unremedied or unwaived) and the Agent shall direct to the contrary in accordance with the Security Documents, the Borrower may withdraw moneys from the Debt Service Reserve Account provided that a DSRA Letter of Credit is issued in an amount sufficient to constitute security at least of an equivalent Dollar for Dollar value as the amount withdrawn (and subject to the other provisions of this Agreement in relation to the DSRA Letter of Credit). In the event that the credit rating of an L/C Issuer falls below the Minimum Credit Rating applicable to it as described in clause 9.1.20, the Borrower shall immediately credit the Debt Service Reserve Account with an amount equal to the amount covered by the DSRA Letter of Credit provided by such L/C Issuer until the conditions set out in clauses 9.1.18 and 9.1.20 have been satisfied in full, and clause 9.1.18 shall apply as if the reference in such clause to “the date falling twenty seven (27) months after the Delivery Date” were a reference to the date the Borrower so credited the Debt Service Reserve Account and, to the extent that the Borrower is in breach of its obligations to so credit the Debt Service Reserve Account, the Lender Finance Parties shall immediately be entitled in their absolute discretion to make a demand under the DSRA Letter of Credit for the full amount in respect of which such DSRA Letter of Credit has issued.

8.6	Dividend Lock-Up Account: withdrawals

The Borrower shall not be entitled to withdraw any moneys from the Dividend Lock-Up Account except if there are no Dividend Restriction Events continuing.

8.7	Distribution Account: withdrawals

The Borrower shall be entitled to withdraw and freely apply all moneys standing to the credit of the Distribution Account from time to time.

8.8	Retention Account: credits and withdrawals

8.8.1	Unless and until there shall occur an Event of Default which is continuing unremedied or unwaived (whereupon the provisions of clause 8.12 shall apply and subject to the Security Documents), all Retention Amounts credited to the Retention Account together with interest from time to time accruing or at any time accrued thereon shall be applied by the Account Bank (and the Borrower undertakes to give an irrevocable and unconditional instruction to the Account Bank so to apply the same) in the following manner:

(a)	upon each Repayment Date in or towards payment to (i) the Agent of the instalment then falling due for repayment and the amount of interest then due and (ii) to the Swap Providers of amounts then falling due under the Swap Agreements (if any). Each such application by the Account Bank shall constitute a payment in or towards satisfaction of the Borrower’s corresponding payment obligations under this Agreement and the Swap Agreements but shall be strictly without prejudice to the obligations of the Borrower to make any such payment to the extent that the aforesaid application by the Account Bank is insufficient to meet the same; and

(b)	following any application by the Account Bank pursuant to sub-clause (a) above, in transfer to the Revenue Account of any moneys standing to the credit of the Retention Account.

8.8.2	Unless the Agent otherwise agrees in writing and subject to clause 8.8.1, the Borrower shall not be entitled to withdraw any moneys from the Retention Account at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents.

8.9	Application of accounts

At any time after the Agent has exercised its rights pursuant to clause 10.1, the Agent may, without notice to the Borrower but subject to the terms of the Security Documents, instruct the Account Banks to apply all moneys then standing to the credit of the Accounts (other than the Distribution Account) (together with interest from time to time accruing or accrued thereon) in payment to the Security Trustee and the Security Trustee shall apply the same in or towards satisfaction of any sums due to the Agent, the Security Trustee, the KEIC Agent, the Swap Providers and the Lenders under the Security Documents in the manner specified in the Intercreditor Deed.

8.10	Interest and surpluses

8.10.1	Each of the Accounts shall bear interest upon the Account Bank’s standard terms for Dollar deposits in similar amounts and for periods comparable for which such balances appear to the Account Bank likely to remain on the relevant Account and any interest credited to the Accounts (other than the Distribution Account) shall, unless and until an Event of Default (which is continuing unremedied or unwaived) shall occur in which case, subject to the Security Documents, the provisions of clause 8.9 shall apply, be paid to the Revenue Account.

8.11	Charging of accounts

The Accounts (other than the Distribution Account) and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the relevant Security Documents.

8.12	General application of moneys

Whilst an Event of Default is continuing unremedied or unwaived the Borrower irrevocably authorises the Agent and the Security Trustee to apply all sums which either of them may receive:

8.12.1	pursuant to a sale or other disposition of the Vessel or any right, title or interest in the Vessel; or

8.12.2	by way of payment of any sum in respect of the Insurances, Earnings, or Requisition Compensation; or

8.12.3	otherwise arising under or in connection with any Security Document,

in accordance with the terms of the Intercreditor Deed.

9	Covenants

The Borrower covenants with the Lender Finance Parties in the following terms.

9.1	General

The Borrower undertakes with the Lender Finance Parties that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Commitments remains outstanding, it will:

9.1.1	Notice of Default

(a)	promptly inform the Agent in writing of any occurrence of which it becomes aware which might materially and adversely affect the ability of any Security Party, the Time Charterer, the Builder or the Refund Guarantor to perform its obligations under any of the Relevant Documents to which it is a party and, without limiting the generality of the foregoing, will inform the Agent of any Event of Default or Potential Event of Default or Mandatory Prepayment Event forthwith upon becoming aware thereof and will from time to time, if so requested by the Agent, confirm to the Agent in writing that, save as otherwise stated in such confirmation, no Event of Default or Potential Event of Default has occurred and is continuing unremedied or unwaived;

(b)	promptly inform the Agent of any occurrence of which it becomes aware which might materially adversely effect the ability or rights of the Borrower to make any claims under any of the Refund Guarantee or which might reduce or release any of the obligations of any Refund Guarantor under any of its Refund Guarantee;

9.1.2	Consents and licences

obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, Authorisation, licence or approval of governmental or public bodies or authorities or courts, the failure of which has or might be likely to have a Material Adverse Effect, and do, or cause to be done, all other acts and things which may from time to time be necessary under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

9.1.3	Use of proceeds

use the Loan exclusively for the purpose specified in the Recitals and/or clause 2.3.4;

9.1.4	Pari passu

ensure that its obligations under this Agreement and the other Security Documents shall, without prejudice to the security intended to be created by the Security Documents, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

9.1.5	Financial statements

prepare financial statements of the Borrower in accordance with GAAP in respect of each financial year and cause the same to be reported on by its auditors and prepare semi-annual (i.e two (2) sets of accounts to be provided each year) unaudited accounts (without accounting notes) and deliver as many copies of the same and copies of each Sponsor’s annual audited financial statements as the Agent may reasonably require not later than one hundred and twenty (120) days (in the case of the Borrower’s audited financial statements), sixty (60) days (in the case of semi-annual unaudited accounts) or one hundred and eighty (180) days (in the case of the Sponsors’ annual audited financial statements), in each case after the end of the financial period to which they relate;

9.1.6	Information

deliver to the Agent or procure that there is delivered to the Agent:

(a)	at the time of issue thereof, as many copies as the Agent may reasonably require of written communications made by any Security Party to its shareholders or creditors generally which may reasonably be considered material in the context of this Agreement (other than copies of reports or other notices, statements or circulars sent or delivered to the Borrower Shareholders by the Borrower, which shall be sent to the Security Trustee pursuant to clause 6.2.11 of the Share Charges);

(b)	from time to time as the Agent and/or KEIC may reasonably require:

(i)	such financial or other information concerning any Security Party and its affairs which may reasonably be considered material in the context of this Agreement;

(ii)	such information relating to the progress of construction of the Vessel, or otherwise in relation to the construction of the Vessel and performance by the Builder of its obligations under the Building Contract; and

(iii)	such information in connection with the operation, position and condition of the Vessel;

(c)	at the time of each such communication, copies of all material written communications between the Borrower or any other Security Party and:

(i)	the approved brokers; and

(ii)	the approved protection and indemnity and/or war risks associations; and

(iii)	the approved insurance companies and/or underwriters;

which relate directly or indirectly to:

(A)	the Vessel and the obligations of the Borrower or any other Security Party relating to the Insurances including, without limitation, all requisite declarations and payments of additional premiums or calls and all communication relating to non-payment of premiums or calls and cancellation of any of the Insurances or relating to the imposition of any new or modified condition, warranty, exclusion or qualification or the material alteration of the Insurances; and

(B)	any credit arrangements made between the Borrower or any other Security Party and any of the persons referred to in clauses 9.5.7(a) to 9.5.7(c) relating wholly or partly to the effecting or maintenance of the Insurances.

9.1.7	Vessel Annual Operating Budget

prior to the commencement of each budget year, submit to the Agent the annual operating budget of the Vessel for such budget year for approval by the Agent (acting on the instruction of the Majority Lenders and such approval not to be unreasonably withheld or delayed);

9.1.8	Obligations under Security Documents

duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents to which it is a party;

9.1.9	Certificate of Financial Responsibility

obtain and maintain a certificate of financial responsibility in relation to the Vessel if it is to call at the United States of America;

9.1.10	ISM and ISPS Compliance

ensure that the relevant Company and any Environmental Affiliate complies in all material respects with the ISM Code and the ISPS Code or any replacements thereof and in particular (without prejudice to the generality of the foregoing) shall ensure that the Company holds (i) a valid and current Document of Compliance issued pursuant to the ISM Code, (ii) a valid and current Safety Management Certificate issued in respect of the Vessel pursuant to the ISM Code, and (iii) an ISSC in respect of the Vessel, and the Borrower shall promptly, upon request, supply the Agent with copies of the same;

9.1.11	Compliance with Applicable Laws

comply with all applicable laws to which it may be subject from time to time;

9.1.12	Further Assurance

at its own expense, promptly take all such action as the Agent may reasonably require for the purpose of perfecting or protecting any Lender Finance Party’s rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Security Documents;

9.1.13	“Know your customer” Checks

if:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Relevant Documents, Provided that, the obligations set forth in this clause shall not apply to information in respect of Angola LNG, the Angola LNG Project (in any respect), the Time Charterer, the Builder, the Refund Guarantor or the L/C Issuer unless such information is required by Law;

9.1.14	Management Fees

pay all amounts due to the Manager under the Management Agreement when the same become due and payable;

9.1.15	Time Charters

ensure that:

(a)	the Vessel is constructed pursuant to the Building Contract so that on the Delivery Date the Vessel is accepted by the Time Charterer under the Time Charter;

(b)	from the Delivery Date and throughout the Facility Period:

(i)	subject to clauses 5.8.3 and 5.8.4, the Vessel shall be chartered to the Time Charterer under the Time Charter or (subject to clause 9.2.18) a bareboat charter unless the Agent, acting on the instruction of all the Lenders (acting reasonably and without delay) otherwise agrees;

(ii)	no amendments are made to (aa) the Time Charter (other than in respect of ~~purely~~ technical and/or operational matters which shall have no material adverse financial effect upon the Borrower, no adverse effect upon the security rights of the Agent, the Security Trustee, the KEIC Agent, the Lenders or the Swap Providers, which shall not have the effect of reducing the rate of hire payable under the Time Charter or amending the dates on which such hire is payable or reducing the period of the ~~contract~~Time Charter itself and which shall in any event be promptly notified to the Agent) or (bb) to any letters of credit or insurance policies to be issued under the Time Charter, in each case without the consent of the Agent (such consent not to be unreasonably withheld or delayed); and

(iii)	all licenses, consents and Authorisations necessary to permit the proper and lawful operation of the Vessel pursuant to the Time Charter in any Relevant Jurisdiction to which the Vessel may be ordered or trade are complied with and ensure that each such licence, consent and Authorisation has been properly and validly obtained; and

(c)	upon the occurrence of any force majeure as set out in the Time Charter or any incident or other occurrence of which it is aware which may reasonably be expected to become a force majeure upon the giving of notice or lapse of time the Borrower shall forthwith advise the Agent of such force majeure or incident or occurrence which may become a force majeure and keep the Agent up to date in respect of all matters and/or developments in respect of such force majeure and/or incident and/or occurrence;

9.1.16	Use of Ancillary Cost Advances

procure that each Ancillary Cost Advance and the proceeds thereof are used only for the purpose of paying and discharging Ancillary Costs, reimbursing Ancillary Costs already paid by the Borrower, as contemplated by clause 2.3.4 and paying the KEIC Insurance Premium and for no other purpose;

9.1.17	Management

ensure that following Delivery the Vessel is managed throughout the Facility Period by the Manager pursuant to the Management Agreement or such party as may replace the Manager in accordance with clause 9.2.18 and 10.3 of this Agreement;

9.1.18	DSRA Letter of Credit/Debt Service Reserve Account

(a)	on or before the date falling twenty seven (27) Months after the Delivery Date procure that as a result of either:

(i)	the issue of the DSRA Letter of Credit; and/or

(ii)	sums standing to the credit of the Debt Service Reserve Account,

the aggregate of the amounts standing to the credit of the Debt Service Reserve Account and/or the amount of the DSRA Letter of Credit shall, subject to clause (b) below, be equal to or not less than such amount as the Agent shall determine to be 6 Months’ principal and interest repayments under this Agreement (the “DSRA Amount”) Provided Always that:

(A)	the sum standing to the credit of the Debt Service Reserve Account shall, in accordance with and subject to the provisions of the Security Documents, be freely available to the Lender Finance Parties (a) upon the acceleration of the Loan after the occurrence of an Event of Default which is continuing unremedied or unwaived and (b) to service any Loan repayments which have become due in the circumstances set out in clause 9.1.18(b) below; and

(B)

in relation to any DSRA Letter of Credit the Borrower shall provide the Agent with such evidence as the Agent may reasonably require to satisfy the Agent that such DSRA Letter of Credit has been duly and Validly ~~and correctly~~ issued (including, without limitation, a signing authority authorising the L/C Issuer to provide the DSRA Letter of Credit ~~and a legal opinion from counsel in the jurisdiction of the L/C Issuer in each case~~ in form and substance satisfactory to the Agent), and in the event that the Borrower elects to issue the DSRA Letter of Credit the Borrower shall ensure that (A) all sums payable under such DSRA Letter of Credit shall, in accordance with and subject to the provisions of the Security Documents, be freely available to the Lender Finance Parties (a) upon the acceleration of the Loan after the occurrence of an Event of Default which is continuing, (b) to service any Loan repayments which have become due in the circumstances set out in clause (b) below and where there are insufficient amounts standing to the credit of the Debt Service Reserve Account to service such Loan repayments and (c) in the circumstances set out in clause 8.5 and (B) any DSRA Letter of Credit shall be renewed or replaced for a period being not less than 12 Months to such value as may be required to satisfy the provisions of this clause 9.1.18 not later than 30 days prior to the scheduled date of its expiry. If the Borrower fails to so renew or replace the DSRA Letter of Credit, the Borrower agrees that the Security Trustee shall have the right upon written notice to the Borrower to draw the entire amount available under such DSRA Letter of Credit and deposit such amount in the Debt Service Reserve Account for application in accordance with the provisions of this Agreement. For the avoidance of doubt, if the Security Trustee shall at any time drawdown the entire amount available under any DSRA Letter of Credit and deposit the same in the Debt Service Reserve Account, such drawdown and deposit shall be deemed to remedy any Event of Default which shall have arisen as a result of the Borrower’s failure to renew or replace such DSRA Letter of Credit for a period of not less than 12 Months in accordance with the provisions of this clause 9.1.18;

(b)	Notwithstanding the provisions of clauses 8.5 and 9.1.18(a) above, the Lender Finance Parties shall, in their absolute discretion, be entitled to:

(i)	use the sum standing to the credit of the Debt Service Reserve Account from time to time; and/or

(ii)	make a demand under the DSRA Letter of Credit,

in each case to satisfy the Borrower’s obligation to pay a Repayment Instalment or Repayment Instalments which have become due and such sums and/or (as the case may be) the DSRA Letter of Credit shall be freely available to the Lender Finance Parties for these purposes.

In the event that the Lender Finance Parties elect to exercise their rights under this clause 9.1.18(b) the Borrower shall have sixty (60) days to restore the aggregate of the amounts standing to the credit of the Debt Service Reserve Account and/or the amount of the DSRA Letter of Credit to an amount equal to the DSRA Amount.

9.1.19	Financial covenants

provide the Agent at the same time it provides its audited financial statements and unaudited semi-annual accounts in accordance with clause 9.1.5 with a Compliance Certificate signed by an authorised officer of the Borrower (i) that the average DSCR in respect of the immediately preceding four (4) financial quarters is equal to or above 1:10x, (ii) that the average DSCR in respect of the immediately preceding two (2) financial quarters is equal to or above 1.06x and (iii) its Leverage Ratio for the immediately preceding four (4) financial quarters does not exceed 4:1. Such Compliance Certificate shall also attach full details of how the said DSCR and Leverage Ratio was calculated;

9.1.20	Minimum Credit Rating

in the event that the credit rating of an L/C Issuer falls below the Minimum Credit Rating applicable to it, then the Borrower shall immediately (a) inform the Agent and (b) credit the Debt Service Reserve Account in accordance with clause 8.5;

9.1.21	Supervision Agreement

(a)	ensure that throughout the period prior to Delivery of the Vessel the construction of the Vessel is supervised by the Supervisor pursuant to the Supervision Agreement and will not agree to any material variation of the Supervision Agreement or any sum payable by the Borrower to the Supervisor under the Supervision Agreement; and

(b)	at all times enforce all of its rights under the Supervision Agreement;

9.1.22	Developments regarding the Angola LNG Project

as soon as reasonably practicable but subject to any confidentiality restrictions and limitations in the Time Charter and any other agreements of the Borrower, notify the Agent of any material developments notified to it by the Time Charterer regarding the Angola LNG Project or the Time Charterer, including, but not limited to, decisions regarding the rollover of the Gas Supply Agreement, the identity of the LNG gas buyers and any force majeure event under the Gas Supply Agreement, the LNG Agreement, the Time Charter or the Gas Sales and Purchase Agreement, Provided always that (subject to clause 9.1.15) the Borrower shall not have or be deemed to have any obligation under this Agreement or any Security Documents to request any information from the Time Charterer or any of its members, shareholders, directors, officers, employees or representatives regarding the Angola LNG Project or the Time Charterer;

9.1.23	Registration

ensure that the Vessel shall on and from the Delivery Date be registered under the laws of the flag of the Flag State (or the flag of such other state as the Agent may consent to in writing, acting on the instruction of the Majority Lenders and KEIC);

9.1.24	Project Co-ordination Agreement

1.1.1	Prior to the first Drawing, procure the execution of the Project Co-ordination Agreement in a form and substance acceptable in all respects to KEIC and to the Agent acting on the instructions of the Majority Lenders.

9.2	Negative undertakings

The Borrower undertakes with the Agent that, from the date of this Agreement and so long as any moneys are owing under the Security Documents and while all or any part of the Commitments remain outstanding, it will not without the prior written consent of the Agent:

9.2.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues (including, without limitation to the generality of the foregoing, over the Vessel, the Time Charter, Earnings, Insurances and/or Accounts) to secure or prefer any present or future indebtedness or other liability or obligation of it or any other person;

9.2.2	No merger

without the prior written consent of the Agent acting on the instructions of all Lenders merge or consolidate with any other person unless such merger or consolidation does not result in a Change of Control;

9.2.3	Disposals

Subject to the rights of the Time Charterer under the Time Charter;

(a)	sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part (being either alone or when aggregated with all other disposals falling to be taken into account pursuant to this clause 9.2.3 material in the opinion of the Agent (acting reasonably and without unreasonable delay) in relation to the combined undertakings, assets, rights and revenues of the Borrower) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading or otherwise in accordance with the Depot Spares Sharing Agreement) whether by one or a series of transactions related or not; or

(b)	sell, transfer, abandon, lease or otherwise dispose of or part with possession of the Vessel other than pursuant to clause 9.6.14 or with the prior written consent of the Agent acting on the instructions of the Majority Lenders and KEIC;

9.2.4	Other business

undertake any business other than the ownership, financing (including the refinancing of the Vessel at the Maturity Date), maintenance and operation of the Vessel, the Depot Spare Parts, the chartering of the Vessel for the Time Charterer and making Authorised Investments as permitted by the Security Documents;

9.2.5	Acquisitions

acquire any further assets other than Authorised Investments, the Vessel, the Depot Spare Parts and other assets and rights arising under contracts entered into by it in the ordinary course of its business of owning, operating, maintaining and chartering the Vessel or in refinancing the Vessel at the Maturity Date, provided always that the Loan Outstandings shall be repaid in full from the proceeds of such refinancing of the Vessel at the Maturity Date;

9.2.6	Other obligations

incur any obligations except for obligations arising under the Relevant Documents to which it is a party or contracts entered into by it in the ordinary course of its business of owning, operating, maintaining and chartering the Vessel;

9.2.7	Guarantees

issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Vessel and except pursuant to the Security Documents;

9.2.8	Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

9.2.9	No borrowing

incur any Financial Indebtedness or undertake any material capital commitment except:

(a)	for trade credit in the ordinary course of business and Financial Indebtedness pursuant to the Security Documents (including the Swap Agreements); and

(b)	the Minimum Borrower Shareholders’ Equity and Additional Shareholders’ Equity contributed by way of subordinated debt and subordinated to the amounts due and owing to the Agent, the Security Trustee, the KEIC Agent, the Swap Providers and the Lenders under the Security Documents;

9.2.10	Repayment of borrowings

repay the principal of, or pay interest on or any other sum in connection with any of its Financial Indebtedness except such Financial Indebtedness as is permitted by the Security Documents or with the prior written consent of the Agent;

9.2.11	Sureties

permit any Financial Indebtedness of the Borrower to any person (other than the Lenders and/or the Agent and/or the Security Trustee and/or the Swap Providers under the Swap Agreements to be guaranteed by any person (save for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Vessel;

9.2.12	Share capital and distribution

purchase or otherwise acquire for value any shares of its capital or declare or pay any dividends or distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders, save that the Borrower shall be permitted to declare or pay dividends provided that no Event of Default or Dividend Restriction Event has occurred and is continuing unremedied or unwaived or would occur as a result;

9.2.13	Subsidiaries

form or acquire any Subsidiaries;

9.2.14	Constitutional documents

agree to any material change of its memoranda and articles of association or other constitutional documents;

9.2.15	Project Documents

subject to clause 9.1.15(b)(ii) (which provides, for the avoidance of doubt, that amendments to the Time Charter in respect of technical and/or operational matters which shall have no material adverse financial effect upon the Borrower, no adverse effect upon the security rights of the Agent, the Security Trustee, the KEIC Agent, the Lenders or the Swap Providers, which shall not have the effect of reducing the rate of hire payable under the Time Charter or amending the dates on which such hire is payable or reducing the period of the Time Charter itself and which shall in any event be promptly notified to the Agent, may be made or permitted by the Borrower without the consent of the Agent), materially amend, modify or waive any provision of the Project Documents to which it is a party or agree to materially amend, modify or waive any provision of the Project Documents to which it is not a party but which requires its consent without the prior written consent of the Agent (acting on the instructions of the Majority Lenders);

9.2.16	Borrower’s other documents

enter in to any other material documents or agreements relating to the Angola LNG Project (other than such documents or agreements contemplated by the Time Charter) (such other material documents or agreements, “Borrower’s Other Documents”) and, if the Agent shall consent to the Borrower’s entry into any Borrower’s Other Documents (which consent shall not be unreasonably withheld or delayed but the giving of which consent may be subject to the Borrower assigning or otherwise charging all its rights, title, benefits and interests under such Borrower’s Other Documents in favour of the Security Trustee as security for the Loan and any other sums payable under the other Security Documents), the Borrower shall not agree to any material change to the Borrower’s Other Documents without the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed);

9.2.17	Ownership of Borrower

permit any change in the shareholders or their respective (direct or indirect) shareholdings in the Borrower as at the date hereof being:

(i)	Mitsui - 34%;

(ii)	NYK - 33%; and

(iii)	Teekay 33%.

Provided however that (a) on Delivery, Teekay or its Wholly-Owned Subsidiary ~~shall~~may, subject to the Agent having confirmed to Teekay in writing (not to be unreasonably delayed) that it is satisfied, acting reasonably that no material adverse effect on Teekay LNG’s consolidated financial position or Teekay LNG’s ability to comply with its material obligations under any of the Security Documents has occurred and is continuing with respect to Teekay LNG, transfer all of its shares in the Borrower to Teekay LNG or its Wholly-Owned Subsidiary and Teekay LNG or its Wholly-Owned Subsidiary (as applicable) shall become a “Borrower Shareholder” in place of Teekay or its Wholly-Owned Subsidiary; (b) any of the Borrower Shareholders may at any time but subject always to the requirements of paragraph (c) below, transfer all or part of its shareholding in the Borrower to:-

(aa)	a Qualifying Entity, provided that such Qualifying Entity accedes to the Security Documents as a Sponsor and a Borrower Shareholder in respect of its proportionate interest in the Borrower;

(bb)	a Wholly-Owned Subsidiary of any Qualifying Entity provided that, (a) such Wholly-Owned Subsidiary accedes to the Security Documents as a Borrower Shareholder in respect of its proportionate ownership interest in the Borrower, and (b) the Qualifying Entity accedes to the Security Documents as a Sponsor in respect of its proportionate indirect ownership interest in the Borrower;

(cc)	a Sponsor, another Borrower Shareholder or to an Affiliate of a Sponsor or a Borrower Shareholder, provided that, such Affiliate or Sponsor (as the case maybe) accedes to the Security Documents as a Borrower Shareholder in respect of its proportionate ownership interest in the Borrower; or

(dd)	any other person approved by the Agent acting on the instructions of all of the Lenders, provided that such approved person accedes to the Security Documents as a Sponsor and/or Borrower Shareholder (as applicable) in respect of its proportionate direct or indirect ownership interest in the Borrower;

PROVIDED THAT

(ee)	in each case, in order to satisfy the requirement to accede to the Security Documents and as a condition precedent to the transfer of any shares to such party, such Qualifying Entity, Affiliate or other approved person, as the case maybe, shall in each case, have first entered into such documents including where it becomes a Borrower Shareholder, a share charge in favour of the Security Trustee in the same form as the Share ~~Pledges~~Charges and in each case in form and substance satisfactory to the Agent and as shall deem necessary provide the Agent with such evidence including corporate authorities and such legal opinions as the Agent shall require in order for the Agent to be satisfied that such party has acceded to the Security Documents as a Borrower Shareholder and/or Sponsor as the case maybe; and

(c) provided that at all times during the Facility Period one or more of Mitsui, NYK, Teekay or (following any transfer permitted and as referred to in (a) above) Teekay LNG or its Wholly-Owned Subsidiary shall directly or indirectly maintain a shareholding in the Borrower of an amount in aggregate which shall not be less than sixty six per cent (66%) of the full issued and outstanding share capital of the Borrower from time to time; and

9.2.18	Replacement of Manager

without the prior written consent of the Agent (acting on the instructions of the Majority Lenders) and KEIC replace the Manager, provided that (a) the Agent’s consent shall not be required if the Manager is replaced by NYK LNG with the management of the Vessel further subcontracted to NYK Shipmanagement (UK) Ltd. and (b) the Agent’s consent shall not be unreasonably withheld or delayed where the Time Charterer has exercised its option pursuant to clause 29.6 of the Time Charter to convert the Time Charter into a bareboat charter of the Vessel;

9.3	Pre-delivery positive undertakings

The Borrower, hereby undertakes and agrees with each of the Lender Finance Parties that from the date of this Agreement until the Delivery Date or, if earlier, the date upon which no moneys are owing under the Security Documents and no Commitments remain outstanding, that it will:

9.3.1	Document of title to the Vessel

give irrevocable instructions to the Builder that at any time upon which title to the Vessel shall be or become transferable and be capable of transfer to hold the Vessel and the Builder’s Certificates and any other document of title to the Vessel to the order and at the disposal of the Security Trustee and use its best endeavours to ensure that the Builder complies with such instructions;

9.3.2	Performance of the Building Contracts

duly and punctually observe and perform all the conditions and obligations imposed on it by the Building Contract;

9.3.3	Performance by Builder

exercise best endeavours to ensure that the Builder observes and performs all conditions and obligations imposed on it by the Building Contract and take all steps within its power to ensure that the Builder proceeds with the construction of the Vessel with due diligence and despatch in accordance with the Building Contract;

9.3.4	Arbitration under the Building Contract

in the event that the Builder and/or the Borrower resort to arbitration as provided in Article XXVII of the Building Contract, immediately notify the Agent in writing that such arbitration has been initiated, advise the Agent in writing of the identity of the appointed arbitrators and upon termination of the arbitration notify the Agent in writing to that effect and supply the Agent with a copy of the arbitration award and a certified English translation thereof (if the award is not in English);

9.3.5	Conveyance on default

where the Vessel is (or is to be) sold in exercise of any power contained in the Security Documents or otherwise conferred on the Security Trustee, to execute, forthwith upon request by the Agent, such form of conveyance of the Vessel as the Agent may require;

9.3.6	Enforcement of Borrower’s rights

do or permit to be done each and every act or thing which the Agent and/or the Security Trustee may from time to time require to be done in accordance with the terms of the Security Documents for the purpose of enforcing the Borrower’s rights (which the Borrower have failed to enforce or to enforce in a manner reasonably satisfactory to the Security Trustee) under or pursuant to the Building Contract;

9.3.7	Notification of rejection of Vessel

notify the Agent and the Security Trustee immediately if the Builder exercises, or purports to exercise or gives notice (written or oral) of its intention to exercise any right to cancel, rescind, repudiate or otherwise terminate the Building Contract or to render a performance materially different from that which the Building Contract obliges it to render or (with the prior written consent of the Agent given pursuant to clause 9.4.6) the Borrower cancels, rescinds, repudiates or otherwise terminates the Building Contract or purports to do so or (with the prior written consent of the Agent given pursuant to clause 9.4.6) the Borrower rejects the Vessel or purports to do so or if the Vessel shall become a Total Loss or partial loss or shall be damaged in a manner affecting its Classification or the Refund Guarantor cancels, rescinds, repudiates or otherwise terminates the Refund Guarantee or purports to do so;

9.3.8	Vessel name and registration

register the Vessel under the laws and flag of the Flag State immediately upon its Delivery and keep the Vessel so registered at all times from the Delivery Date in accordance with clause 9.1.23;

9.3.9	Non-compliance with Time Charter

provide the Agent with full details of any matter relating to the construction of the Vessel which could result in the Vessel not being in compliance with the Time Charter within 30 days of such matter coming to the attention of or being brought to the attention of the Borrower;

9.3.10	Delays

provide the Agent with full details regarding any delays which arise or may arise with respect to the Scheduled Delivery Date of the Vessel under the Building Contract promptly upon such delays or possible delays coming to the attention of or being brought to the attention of the Borrower; and

9.3.11	Mortgage

execute, and procure the registration of, the Mortgage under the laws and flag of the Flag State and the Deed of Covenant immediately upon the Delivery.

9.4	Pre-delivery negative undertakings

The Borrower, hereby further undertakes and agrees with each of the Lender Finance Parties that from the date of this Agreement until the Delivery Date or, if earlier, the date upon which no moneys are owing under the Security Documents and no Commitments remain outstanding, it will not without the prior written consent of the Agent (and then only subject to such conditions as the Agent may impose) acting on the instructions of the Majority Lenders and KEIC:

9.4.1	Sale or other disposal

sell or agree to sell, transfer, abandon or otherwise dispose of the Vessel or any share or interest therein;

9.4.2	Creation of Encumbrances

create or agree to create or permit to exist any Encumbrance over the Vessel (or any share or interest therein) or over the Building Contract, the Guarantee Bond or the Refund Guarantee other than the Encumbrances created or to be created pursuant to or as contemplated by the Security Documents and Permitted Encumbrances;

9.4.3	Variation of Contracts

agree to any variation of the Building Contract or any substantial variation of the specification of the Vessel (and for the purpose of this paragraph any extras, additions or alterations which the Borrower may desire to effect in the building of the Vessel shall be deemed to constitute a substantial variation of the specification of the Vessel if the cost thereof (which shall in every case be agreed in writing between the Borrower and the Builder before the work in respect of such variation is put in hand irrespective of whether the prior consent thereto of the Agent be required hereunder) or if the cost of the modification causes or will cause the Total Project Cost (estimated by the Borrower as of such date and notified to the Agent) to exceed one hundred and ten per cent. (110%) of the Scheduled Vessel Project Cost, Provided always that the Agent shall not unreasonably withhold or delay its consent if the Borrower shall evidence to the Agent that the Borrower is in a position to fund any sums from shareholders funds without prejudicing the Borrower’s ability to complete the construction and delivery of the Vessel in accordance with the Building Contract Provided further that, nothing in this clause 9.4.3 shall prohibit the Borrower from varying the specification of the Vessel to the extent the Borrower has an obligation to make such variation of the Vessel pursuant to clause 5.1 of the Time Charter or if such variation is required by applicable Law or the Classification Society. If the Borrower has an obligation to make such variation to the Vessel pursuant to clause 5.1 of the Time Charter, the Borrower shall notify the Agent in writing of such variation and shall provide the Agent, from time to time at the Agent’s reasonable request, information regarding the variation;

9.4.4	Releases and waivers of Building Contract

release the Builder from any of its obligations under the Building Contract or waive any breach of the Builder’s obligations thereunder or consent to any such act or omission of the Builder as would otherwise constitute such breach;

9.4.5	Delays

without prejudice to clause 9.4.3, agree to any variation of the Building Contract or the specification of the Vessel which would delay the time for delivery of the Vessel and be likely in the opinion of the Agent (acting reasonably) to put at risk the acceptance of the Vessel by the Time Charterer under the Time Charter unless the prior written consent to such variation given in writing by the Time Charterer shall have been provided to the Agent;

9.4.6	Rejection and cancellation

either exercise or fail to exercise any right which the Borrower may have to reject the Vessel or cancel or rescind or otherwise terminate the Building Contract Provided always that any such rejection of the Vessel or cancellation, rescission or other termination of the Building Contract by the Borrower after such consent is given shall be without responsibility on the part of the Agent which shall be under no liability whatsoever to the extent that such rejection, rescission, cancellation or termination is thereafter adjudged to constitute a repudiation or other breach of the Building Contract by the Borrower Provided always that if the Agent shall not respond (whether in the positive or the negative) within 30 days of any request for such consent being made the Agent shall be deemed to have consented to such request;

9.4.7	Assignment of Earnings

assign or agree to assign otherwise than to the Security Trustee the Earnings or any part thereof;

9.4.8	Variation of and demands under the Refund Guarantee

agree to any variation of the Refund Guarantee nor make any demand for payment under the Refund Guarantee;

9.4.9	Release and waiver of Refund Guarantee

release the Refund Guarantor from any of its obligations under the Refund Guarantee or waive any breach of the Refund Guarantor’s obligations thereunder or consent to any such act or omission of the Refund Guarantor as would otherwise constitute such breach; and

9.4.10	Chartering

except pursuant to the Time Charter, let or agree to let the Vessel on demise charter for any period, or by any time or consecutive voyage charter.

9.5	Insurances

9.5.1	The Borrower covenants to ensure and procure at its own expense (and for the avoidance of doubt at no cost and expense to the Lender Finance Parties) that the following provisions of this clause 9.5 are complied with at all times during the Facility Period in respect of the Vessel. The Borrower confirms that throughout the Facility Period, the Vessel shall be in every respect at the risk of the Borrower.

9.5.2	Maintenance of Insurances

The Vessel shall be kept insured at no cost to the Lender Finance Parties against:

(a)	fire and usual marine risks (including excess risks) and war risks (including terrorism, sabotage, vandalism, malicious mischief, blocking and trapping);

(b)	protection and indemnity risks (including pollution risks) and excess war protection and indemnity risks, on “full entry” terms;

(c)	in respect of such other matters of whatsoever nature and howsoever arising in respect of which insurance would be maintained by a prudent owner or operator of vessels of a similar age, condition and type as the Vessel; and

(d)	loss of hire~~,~~for a minimum cover period of (i) one hundred and eighty (180) days, with a maximum deductible of fourteen (14) days or (ii) following receipt of a written request from the Agent, such longer period as may from time to time be reasonably and commercially available in the insurance market for vessels of similar age, size and type as the Vessel, and for a rate of hire at least equal to the rate set out in the Time Charter.

9.5.3	Terms of Insurances

Such Insurances shall be effected:

(a)	in Dollars or such other currency as the Agent and the Borrower may agree;

(b)	in the case of fire and usual marine risks and war risks (on an agreed value basis) in an amount equal to the Insured Loss Value applicable on the first day of the period for which the insurances are renewed;

(c)	in the case of protection and indemnity risks (including pollution liability risks), in an amount equal to the highest amount in respect of which cover is in accordance with customary insurance market practice taken out by prudent owners or operators of vessels of a similar type, size, age, condition and flag as the Vessel with protection and indemnity risks associations that are members of the International Group of Protection and Indemnity Associations (but in the case of pollution risks, for a minimum amount of one billion Dollars ($1,000,000,000) or where cover for such risks is not available in such an amount, such lesser amount as is the best level of cover available in the market at the applicable time, having regard to the cover being taken out by prudent owners or operators of similar vessels to the Vessel;

(d)	in the case of loss of hire insurances in such amounts and upon such terms as shall from time to time be approved in writing by the Agent;

(e)	on terms approved under clause 9.5.18, but subject to a minimum requirement of the scope of coverage of that provided by the Institute Time Clauses and Additional Perils Clause with their War and Strikes sister clauses extended as necessary or as provided by the equivalent full conditions forms of other nationality (so far as can be reasonably obtained in the market at the applicable time); and

(f)	through brokers and with insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in war risks and protection and indemnity risks associations, in each case approved under clause 9.5.18.

9.5.4	Further protection for Agent

In addition to the terms set out in clause 9.5.3, the Insurances effected under such clause shall:

(a)	in the case of the Insurances in respect of marine risks and war risks, be endorsed by way of a loss payable clause to the effect that:

(i)	payment of a claim for a Total Loss will be made to the Security Trustee (and shall~~,~~ be applied in accordance with ~~the relevant provisions~~clause 6 of the Intercreditor Deed); and

(ii)	payment of a claim for an amount which equals or exceeds ~~the Threshold Amount~~ten million Dollars ($10,000,000) shall be paid to the Security Trustee and shall be applied ~~in accordance with the relevant provisions of the Intercreditor Deed); and~~as follows:

(A)	Subject to (aa) there being no Event of Default (other than an Event of Default under clause 10.2.1 (Failure to Pay) which has occurred due to the Vessel being off-hire in order for the necessary repair work to be completed) and (bb) clause 9.5.4(a)(v) below, in the event that the Borrower (or the Sponsors on behalf of the Borrower) have instructed a shipyard to commence the repair works, which shipyard and repair works are acceptable to the Security Trustee acting reasonably and promptly (and, to the extent that the shipyard and repair works have been approved or nominated by the Time Charterer, such shipyard and repair works shall be deemed to be acceptable to the Security Trustee for these purposes), and paid for the repairs (such payments to be duly evidenced), to the Borrower (or, as the case may be, the Sponsors) upon resumption of the Vessel into service under the Time Charter, to reimburse the Borrower (or, as the case may be, the Sponsors) for the amounts so paid; or

(B)	Subject to (aa) there being no Event of Default (other than an Event of Default under clause 10.2.1 (Failure to Pay) which has occurred due to the Vessel being off-hire in order for the necessary repair work to be completed) and (bb) clause 9.5.4(a)(v) below, in the event that the Time Charterer has instructed a shipyard to commence the repair works, which shipyard and repair works are acceptable to the Security Trustee acting reasonably and promptly (and, to the extent that the shipyard and repair works have been approved or nominated by the Time Charterer, such shipyard and repair works shall be deemed to be acceptable to the Security Trustee for these purposes), and paid for part or the whole of the repairs and in respect of which the Borrower is required to reimburse the Time Charterer pursuant to paragraph 2.3 of Schedule XI to the Time Charter, to the Time Charterer to reimburse the Time Charterer for the amounts so paid (and in satisfaction of the Borrower’s obligation to reimburse the Time Charterer pursuant to clause 2.3 of Schedule XI to the Time Charter), with the balance to be paid to the relevant shipyard conducting such repairs (in or towards payment of any repairs in respect of which payment is outstanding) PROVIDED THAT, where such repairs will require the Vessel to remain off-hire for more than 120 days, the Security Trustee has received prior written confirmation from the Time Charterer that the Time Charterer will not exercise its rights under clause 22.4 of the Time Charter in respect of such off-hire period; and

(C)	if neither the Borrower (nor the Sponsors on behalf of the Borrower) nor the Time Charterer have instructed a shipyard and paid for the repairs (or, in the case of the Time Charterer, part thereof) as described in clauses 9.5.4(a)(ii)(A) or 9.5.4(a)(ii)(B) above, or the conditions attached to the payment of the amounts to the Borrower, Sponsors or, as the case may be, Time Charterer (being, in the case of the Borrower, the requirement that that Vessel has resumed service under the Time Charter and, in the case of the Time Charterer, the requirement that where such repairs will require the Vessel to remain off-hire for more than 120 days, the Security Trustee has received prior written confirmation from the Time Charterer that the Time Charterer will not exercise its rights under clause 22.4 of the Time Charter in respect of such off-hire period) are not satisfied within forty five (45) days of the completion of the repair works, the Security Trustee shall, acting upon the instruction of the Majority Lenders, have the option to either (a) apply such amounts in repairing the damage or (b) apply such amounts in accordance with clause 6 of the Intercreditor Deed; and

(iii)	Subject to no Event of Default having occurred which is continuing unremedied and unwaived, payment of a claim for an amount which is less than ten million Dollars ($10,000,000) shall be made to the Borrower who shall apply the same (a) in or toward making good the loss and fully repairing all damage in respect whereof such payment shall have been made or (b) to the Time Charterer to reimburse the Time Charterer for amounts paid by the Time Charterer in relation to the repair of the Veessel pursuant to paragraph 2.3 of Schedule XI to the Time Charter; and

(iv)	where there is any surplus after the Insurance proceeds have been applied pursuant to this clause 9.5.4(a) in respect of the relevant repairs, such surplus Insurance proceeds shall be paid to the Security Trustee for application in accordance with clause 6 of the Intercreditor Deed); and

(v)	the application of clause 9.5.4(a)(ii) above is the subject to the Borrower being in compliance with its obligation to maintain loss of hire insurance in accordance with clause 9.5.2(d); and

(vi)	(~~iii) as long as no Event of Default has occurred and is continuing unremedied or unwaived, payment of any other claim shall be made to the Borrower or, as applicable, such other Security Party, who shall apply the same in or towards making good the loss and fully repairing all damage in respect whereof such payment shall have been made and after the occurrence of an Event of Default and whilst it~~if an Event of Default (other than an Event of Default under clause 10.2.1 (Failure to pay) which has occurred due to the Vessel being off-hire in order for the necessary repair work to be completed), has occurred and is continuing unremedied or unwaived, and following notification by the Security Trustee to the approved brokers, payment of any such claim shall be made to the Security Trustee, and shall be applied in accordance with ~~the relevant provisions~~clause 6 of the Intercreditor Deed;

(b)	in the case of the Insurances in respect of protection and indemnity risks, be endorsed by way of a loss payable clause to the effect that moneys payable thereunder shall be paid in reimbursement of the assured which has settled the liability to which the relevant claim relates or, if so agreed by the relevant insurers, be paid directly to the person to whom was incurred the liability in respect of which the relevant money was paid unless and until the Security Trustee, following the occurrence of an Event of Default which is continuing unremedied or unwaived, shall direct that they shall be paid to the Security Trustee whereupon they shall be paid to the Security Trustee and shall be applied in accordance with ~~the relevant provisions~~clause 6 of the Intercreditor Deed;

(c)	in the case of Insurances in respect of loss of hire be endorsed by way of a loss payable clause to the effect that all moneys payable thereunder shall, be paid to the Borrower, unless and until the Security Trustee, following the occurrence of an Event of Default which is continuing unremedied or unwaived, shall direct that these shall be paid to the Security Trustee whereupon they shall be paid to the Security Trustee and shall be applied in accordance with ~~the relevant provisions~~clause 6 of the Intercreditor Deed.

9.5.5	Renewals

(a)	As soon as possible, but in any case not less than fourteen (14) days before the expiry of any of the policies, entries or contracts forming part of the Insurances or if there is a change in the insurers and/or markets through whom the Insurances are placed, the Borrower shall notify the Agent of the names of the brokers (or other insurers) and any protection and indemnity and/or war risks association through or with whom such Insurances are proposed to be renewed and (if any material change is proposed) of the proposed terms and amounts of renewal. The Borrower shall also promptly notify the Agent of any material change in the information notified to the Agent pursuant to this clause 9.5.5 and shall provide the Agent with particulars of such changes. If at any time the terms and amounts on and for which the Insurances are proposed to be renewed or the identity of the broker or war or protection and indemnity risks associations with whom the Insurances are proposed to be renewed are not approved by the Agent, as contemplated by clause 9.5.18, the Agent shall notify the Borrower promptly in writing of the withdrawal of its approval, and the Borrower shall procure that the Insurances are renewed or replaced on terms satisfactory to the Agent (acting reasonably);

(b)	Before the expiry of any Insurances the Borrower shall procure that such relevant Insurances are renewed and shall confirm to the Agent that such renewals have been effected or shall procure that such confirmation is given to the Agent before the expiry of any such Insurances; and

(c)	Promptly after each such renewal, the Borrower shall procure that the Agent is provided with the details of the terms and conditions and amounts on which and for which such Insurances have been renewed.

(d)	If, after renewal and after review by the Agent of the terms and conditions of renewal, the Agent advises the Borrower that the terms and conditions of such Insurances as renewed, do not conform with the requirements of this clause 9.5.5 (which advice shall specify in reasonable detail the particular discrepancies) then, after consultation with the Agent, the Borrower shall ensure that any such discrepancies are corrected promptly.

9.5.6	Custody of Policy Documents/Loss Payable Clauses

The Borrower shall procure that there shall be deposited with the brokers and/or insurers through which the Insurances are arranged from time to time copies of all slips, cover notes, policies certificates of entry or other instruments of insurance from time to time issued in connection with such of the Insurances referred to in this clause 9.5.6 as are effected through such brokers and/or the war risks and protection and indemnity association approved in accordance with clause 9.5.18 and shall also procure that, in the case of the Insurances referred to in clause 9.5.2(a), the relevant loss payable clause shall be incorporated on the relevant cover note or policy and, in the case of the protection and indemnity Insurances referred to in clause 9.5.2(b), the relevant loss payable clause shall be incorporated on the relevant certificate of entry or policy, and the Borrower shall procure that the Agent shall be furnished with certified copies of the relevant cover note or policy or certificate of entry or policy, duly endorsed.

9.5.7	Letters of undertaking

In relation to all Insurances effected from time to time under and in accordance with this clause 9.5.7, the Borrower shall ensure that all brokers and/or insurers and any protection and indemnity or war risks associations in which the Vessel is entered, in each case being approved under clause 9.5.18, provide the Agent with letters of undertaking:

(a)	in the case of an approved broker in the form of the L.I.B.C. Recommended Brokers’ Letter of Undertaking of October 1984 or, if such form no longer represents the then current market practice in the insurance market in which the approved broker operates, in such form as the Agent and the Borrower shall agree, having regard to the then current market practice in the insurance market in which the approved broker operates, and any professional association of which that approved broker is a member; and

(b)	in the case of a protection and indemnity association, having regard to the current market practice and the practices prescribed by the International Group of Protection and Indemnity Associations or, if the relevant protection and indemnity association is not a member of the International Group of Protection and Indemnity Associations but has otherwise been approved by the Agent in accordance with clause 9.5.18, the current practice of that association (and which will for all purposes provide for notification to the Agent prior to the cancellation of any such entry); and

(c)	in the case of a war risks association, having regard to the current market practice in the insurance market in which such association operates.

9.5.8	Fleet Cover

If any of the Insurances referred to in clauses 9.5.2(a) and/or 9.5.2(b) form part of a fleet cover, the Borrower will procure that (a) any letter of undertaking referred to in clause 9.5.7 is amended to provide that the relevant brokers shall undertake to the Lender Finance Parties that they shall neither set-off against any claims in respect of the Vessel any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurance or (b) that the applicable policy documents are endorsed to the effect that the applicable insurers shall neither set-off against any claims in respect of the Vessel any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurance or (c) that the Lender Finance Parties receive other comfort that this will not occur or arranges separate policies for the Vessel.

9.5.9	No material adverse alteration

The Borrower shall comply with the terms and conditions of the Insurances and shall not do and shall ensure that there is no act or omission which would give rise to a right to cancel any Insurances or render any Insurances, or any policy or policies or certificate or certificates of entry invalid, void, or unenforceable or render any sum paid out under any policy or policies or certificate or certificates of entry or the Insurances evidenced thereby repayable in whole or in part. The Borrower will not make, and shall procure that there is not made, any material alteration to the terms of any of the Insurances without the prior written consent of the Agent.

9.5.10	Operation outside terms of Insurances

The Borrower will take all steps necessary so that:

(a)	the Vessel is not operated in any way inconsistent with the provisions or warranties of or implied in, or in contravention of the cover provided by, any Insurance taken out in accordance with this clause 9.5;

(b)	the Vessel is not engaged in any voyage or to carry any cargo not permitted by any Insurance, in each case without first obtaining the consent (if necessary) of the insurers to such operation or engagement and complying with such requirements as to extra premium or otherwise as the insurers may prescribe; or

(c)	all requisite certificates of financial responsibility and/or other consents, licences, approvals or Authorisations as may from time to time be required are obtained and maintained if the Vessel is likely to be operating in or into or off-shore from the United States of America.

9.5.11	Payment of premiums and calls

The Borrower shall procure that (taking account of any applicable grace period) all premiums, calls, contributions or other sums of money from time to time due in respect of any Insurance are paid punctually and in full.

9.5.12	Notification of Total Loss

The Borrower shall procure that the Agent is notified of:

(a)	the levy of any distress on the Vessel or its arrest, detention, seizure, condemnation as prize, Compulsory Acquisition or requisition for title or use; and

(b)	(save in the case of Compulsory Acquisition or requisition for title or use or any capture, seizure, arrest, detention or confiscation of the Vessel by any government, or by persons acting or purporting to act on behalf of any government) any accident, casualty or other event which has caused or resulted in or is likely to cause or result in the Vessel being or becoming a Total Loss.

9.5.13	Settlement of claims

(a)	The Borrower shall do all things necessary and provide all documents, evidence and information to enable the Lender Finance Parties to collect or recover any moneys which at any time become due and payable to the Lender Finance Parties or otherwise in respect of the Insurances.

(b)	Subject to the Borrower having provided any necessary security in a timely manner so as to prevent the actual or continued arrest of the Vessel and provided that no Event of Default shall have occurred and be continuing, the Agent agrees that the Borrower shall have the right to settle, compromise or abandon any claim under the Insurances for Total Loss or in respect of claims in excess of the Threshold Amount or to give notice of abandonment of the Vessel to the insurers and/or to claim a constructive Total Loss upon the prior written approval of the Agent (such approval not to be unreasonably withheld or delayed, the Borrower acknowledging (without limitation) that it shall be reasonable for the Agent to withhold its consent if required to do so pursuant to the Relevant Documents or any of them) but that the Agent itself shall not settle, compromise or abandon any such claim without reference to the Borrower prior to the occurrence of any Event of Default. After the occurrence of any Event of Default while it is continuing unremedied or unwaived, the Security Trustee alone shall have the right to settle, compromise or abandon any claims under the Insurances and/or give notice of abandonment of the Vessel to the insurers and/or claim a constructive Total Loss.

9.5.14	P & I guarantees

The Borrower shall arrange for the execution and delivery of all guarantees and indemnities as may from time to time be required by the Vessel’s protection and indemnity or war risks association.

9.5.15	Additional Insurance

Nothing in this clause 9.5.15 shall prohibit the Borrower from placing additional insurance on the Vessel at its own expense and for its sole benefit provided however that:

(a)	such insurance shall not prejudice the Insurances or recovery thereunder or exceed the amount permitted by warranties or other conditions contained in the Insurances without the written consent of the insurers of the Insurances;

(b)	where the written consent of the insurers as referred to in clause 9.5.15(a) is required, the Borrower shall procure that there shall be immediately furnished to the Agent a copy of such consent and, in all cases, with particulars of any additional insurance effected including copies of any cover notes or policies and of the written consent of the insurers of the required insurance in any case where such consent is necessary; and

(c)	any insurance payments received by the Agent arising solely from additional insurance effected by the Borrower under this clause 9.5.15(a) less amounts due (if any) by the Agent in respect of Taxes in relation to the sums received shall be paid by the Agent to the Borrower promptly after receipt thereof.

9.5.16	No Security Interest

The Borrower shall not, and shall procure that no Security Party will, create or permit to exist any security interest over or in respect of the Insurances save for the approved brokers’ or insurers’ right of set off and lien for unpaid premiums to the extent permitted by clause 9.5.8 and the Encumbrances created by the Assignment.

9.5.17	Insurance reports and provision of information

(a)	The Borrower shall procure that there shall be provided promptly any information reasonably required for the purpose of the Agent obtaining or preparing any report from a reputable international independent marine insurance broker or adviser appointed by the Agent as to the adequacy of the Insurances effected or proposed to be effected, and the Borrower shall, promptly upon demand, indemnify the Agent in respect of reasonable fees incurred by or for the account of the Agent in connection with one such report prepared immediately prior to the Delivery Date and at annual intervals thereafter, but in the case of each annual report only following either any material change to the terms of any of the Insurances or a change in the identity of the approved brokers, the approved protection and indemnity and/or war risks association or the approved insurance companies and/or underwriters.

(b)	The Borrower shall also, on the Agent’s request (not more frequently than annually and, in case of a policy period of more than 12 Months, not more than once in each policy period), provide to the Agent and the Security Trustee certified copies of all policy documents and certificates of entry relating to the Insurances which are in the possession of the Borrower, its agents or managers or the approved brokers.

9.5.18	Approval process

The Agent’s written approval acting on the instructions of the Majority Lenders and KEIC’s written approval must be obtained in relation to the initial placement of Insurances, particularly with respect to requirements as to amounts and terms of insurance and identity of brokers and the identity and credit standing of the insurers. The Agent’s written approval acting on the instructions of the Majority Lenders and KEIC’s written approval must also be obtained in relation to any material changes to the amounts and terms of insurance or the identity of the brokers or the identity and credit standing of the insurers on renewal. The Agent will act promptly and will not act unreasonably in relation to giving its approval in relation to these matters.

9.5.19	Mortgagee’s interest insurance/Mortgagee’s additional perils insurance

Nothing contained in this clause 9.5 shall affect the Security Trustee’s rights to take out mortgagee’s interest insurance, mortgagee’s additional perils insurance and/or contingent liability insurance in relation to the insurances of the Vessel for its own account save that mortgagee’s interest insurance in respect of the Buyer Credit (and taken for the sole benefit of the Buyer Credit only) will be affected at the expense of the Borrower.

9.5.20	Insurance review

From time to time during any period of insurance cover the Agent may review the terms of and identity of brokers, insurance companies and underwriters and war risks or protection and indemnity associations through which the Vessel is insured under this clause 9.5.20. Such review shall be made in consultation with the Borrower. After consultation, the Borrower shall implement such modifications as the Agent may reasonably request in order to seek to ensure that such insurances at all times cover all risks which may customarily and generally be covered in transactions similar to that covered by this Agreement and that the terms of such insurances and the identity of brokers, underwriters, insurance companies and associations will continue to be approved by the Agent, as provided for in clause 9.5.18.

9.5.21	Insurances effected by the Agent

If the Borrower fails to effect or keep in force the Insurances, the Agent may (but shall not be obliged to) effect and/or keep in force such insurances on the Vessel and such entries in protection and indemnity or war risks associations as the Agent in its discretion considers desirable having regard to the types of insurances that are required pursuant to this clause 9.5, and the Agent may (but shall not be obliged to) pay any unpaid premiums, calls or contributions. The Borrower will reimburse the Agent from time to time on demand for all such premiums, calls or contributions paid by the Agent, together with interest at the Default Rate from the date of payment by the Agent until the date of reimbursement

9.5.22	Environmental

The Borrower shall comply strictly with the requirements of any legislation relating to pollution or protection of the environment which may from time to time be applicable to the Vessel in any jurisdiction in which the Vessel shall trade and in particular (if a Vessel is to trade in the United States of America and Exclusive Economic Zone (as defined in the Act)) the Borrower shall comply strictly with the requirements of the United States Oil Pollution Act 1990 (“the Act”). Before any such trade is commenced and during the entire period during which such trade is carried on, the Borrower shall:-

(a)	pay any additional premiums and satisfy such other conditions required to maintain protection and indemnity cover for oil pollution up to the limit available to the Borrower for the Vessel in the market; and

(b)	make all such quarterly or other voyage declarations as may from time to time be required by the Vessel’s protection and indemnity association in order to maintain such cover; and

(c)	in addition to the foregoing (if such trade is in the United States of America and Exclusive Economic Zone):

(i)	obtain and retain a certificate of financial responsibility under the Act in form and substance satisfactory to the United States Coast Guard and upon request provide the Agent with a copy; and

(ii)	procure that the protection and indemnity insurances do not contain a US Trading Exclusion Clause or any other provision analogous thereto and upon request provide the Agent with evidence that this is so; and

(iii)	comply strictly with any operational or structural regulations issued from time to time by any relevant authorities under the Act so that at all times the Vessel falls within the provisions which limit strict liability under the Act for oil pollution.

9.6	Operation and Maintenance

9.6.1	General

The Borrower undertakes in favour of the Lender Finance Parties to comply with the following provisions at all times during the Facility Period until such time as the Vessel is sold except as the Agent may otherwise permit in writing.

9.6.2	Supply and crewing

Throughout the Facility Period the Borrower shall procure that the Vessel is manned, victualled, navigated, operated, supplied, fuelled, maintained and repaired, all at no cost to the Agent.

9.6.3	Condition of the Vessel

The Borrower shall procure that the Vessel and every part thereof is kept in a good and safe condition and state of repair, ordinary wear and tear excepted and shall ensure that all repairs to the Vessel or replacements of lost, damaged or worn parts and equipment in respect of the Vessel, are effected in such a manner so as not to diminish the value of the Vessel and in any event:

(a)	consistent with first-class ship ownership, operation and management standards in relation to ships of the Vessel’s age and type;

(b)	so as to maintain the Vessel’s present class, namely 1+HULL+MACH+Liquefied gas carrier/LNG, Shiptype 2G (-163°C, 500 kg/m3., 0.25 bar unrestricted navigation + VeriSTAR-HULL, + AUT-UMS,+SYS-NEQ-1,+MON-SHAFT, INWATERSURVEY, with the American Bureau of Shipping or the equivalent with another Classification Society approved by the Majority Lenders in writing and in each case free from any overdue recommendations and conditions affecting the Vessel’s class; and

(c)	so as to comply with the material provisions of all laws and regulations applicable to the Vessel, including, without limitation, Environmental Law and Environmental Approval, and to maintain all certificates, licences and permits applicable to vessels registered in the state of registration for the time being of the Vessel and to vessels trading to any jurisdiction to which the Vessel may trade from time to time in any such case.

9.6.4	Master, officers and crew

The Master, officers and crew of the Vessel shall be the servants of the Borrower for all purposes whatsoever. The Borrower shall ensure that the wages and allotments and the insurance and pension contributions as appropriate of the Master, officers and crew shall be paid when due and all deductions from their wages in respect of tax liability shall be properly accounted for and the Master shall have no valid claim for disbursements other than those incurred by him in the ordinary course of trading of the Vessel.

9.6.5	Modifications

The Borrower shall procure that no modification is made to the Vessel, unless such modification is required to be made by the Borrower pursuant to clause 5.1 of the Time Charter or is otherwise required under applicable Law or by the Classification Society, which would:

(a)	materially and adversely alter the structure, type or performance characteristics of the Vessel; or

(b)	reduce the value of the Vessel,

and the Borrower shall notify the Agent of any modifications which are made to the Vessel the cost of which exceeds or will when completed exceed two million Dollars ($2,000,000).

9.6.6	Surveys

The Borrower shall procure that the Vessel is submitted to such periodical or other surveys as may be required by the Flag State or for classification purposes and shall comply with all conditions and recommendations affecting the Vessel’s class of the relevant Classification Society of the Vessel from time to time in accordance with their terms unless waived and the Borrower shall supply copies of any survey reports to the Agent upon request from the Agent.

9.6.7	Drydocking

The Borrower shall procure that the Vessel is drydocked as often as may be required to ensure that the Vessel maintains its Classification with its relevant Classification Society and otherwise in accordance with good commercial practice. If the Borrower fails to comply with the requirements of the relevant Classification Society, the Agent may inspect the Vessel in accordance with clause 9.6.12. If requested by the Agent, the Borrower shall give the Agent reasonable prior written notice of any intended drydocking of the Vessel.

9.6.8	Release from arrest

The Borrower shall promptly pay and discharge all debts, damages, liabilities and outgoings whatsoever which have given or which may reasonably be expected to give rise to maritime, statutory or possessory liens on, or claims enforceable against, the Vessel or the Insurances or any part thereof. If at any time during the Facility Period any writ or equivalent claim or pleading in admiralty is filed against the Vessel or the Insurances or any part thereof, or the Vessel or the Insurances or any part thereof is arrested or detained or attached or levied upon pursuant to legal process or purported legal process or in the event of the detention of the Vessel in the exercise or the purported exercise of any such lien or claim as aforesaid (other than by reason of a Compulsory Acquisition), the Borrower shall procure the release of the Vessel and the Insurances from such arrest, detention, attachment or levy or, as the case may be, the discharge of the writ or equivalent claim or pleading in admiralty as soon as reasonably practicable and in any event within fourteen (14) days (or such longer period as the Agent may agree acting reasonably) of receiving notice thereof by providing bail or procuring the provision of security or otherwise as circumstances may require.

9.6.9	Manuals and technical records

The Borrower shall procure that:

(a)	all such records, logs, manuals, technical data and other materials and documents which are required to be maintained in respect of the Vessel to comply with any applicable laws or the requirements of the Flag State and Classification Society are maintained;

(b)	accurate, complete and up-to-date logs and records of all voyages made by the Vessel and of all maintenance, repairs, alterations, modifications and additions to the Vessel are kept in accordance with good industry practice; and

(c)	following the occurrence of an Event of Default and for as long as it is continuing unremedied or unwaived on reasonable advance notice from the Agent, the Agent or its representatives is permitted at any time to examine and take copies of such logs and records and other records.

9.6.10	Vessel’s Software

(a)	The Borrower shall obtain and maintain and procure that there are obtained and maintained all licences and permits (without liability on the part of the Agent for the payment of any royalties as may be required from time to time in respect of the computer software which is required for the operation of the Vessel, including, but not limited to, navigation software) and shall procure that all such licences and permits are granted without any limitation or expiry (or are renewed prior to any such expiry).

(b)	The Borrower shall use its best endeavours to extend to the Security Trustee the benefit of all software licences and permits in respect of the Vessel which are available to the Borrower.

9.6.11	Manager

Other than the Manager, and subject to clause 9.2.18 above, the Borrower shall procure that no commercial or technical manager or construction supervisor of the Vessel is appointed without the prior written consent of the Agent (acting on the instructions of the Majority Lenders) and KEIC, such consent not to be unreasonably withheld or delayed, and the Borrower shall ensure that the Vessel is at all times under such commercial and technical management.

9.6.12	Inspection

The Borrower shall ensure that the Agent, its surveyors or other persons appointed by it will be permitted to inspect the Vessel (provided that, if no Event of Default has occurred and is continuing unremedied or unwaived, the Agent may not inspect the Vessel more than once annually), upon reasonable notice and without interfering with the Vessel’s operation. Such inspections shall be without cost or risk to the Borrower unless an inspection made after the occurrence of an Event of Default that is continuing unremedied or unwaived, in which case the inspections shall be at the cost of the Borrower and the risk of the Agent.

9.6.13	Notification of certain events

The Borrower shall, immediately upon the same coming to its attention and to the best of its then current knowledge, notify the Agent by electronic mail of:

(a)	any casualty or damage in respect of the Vessel which is or is likely to give rise to a loss or cost or repairs of two million Dollars ($2,000,000) or more;

(b)	any occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or Classification Society or by any competent authority which is not complied with within any applicable time period for compliance stipulated by such authority;

(d)	any arrest or detention of the Vessel, any exercise or purported exercise of any lien on the Vessel or its Earnings or any requisition of the Vessel for hire;

(e)	any Environmental Claim made against the Agent of which it is or becomes aware or in connection with the Vessel, or any Environmental Incident or Environmental Claim in an amount in excess of one million Dollars ($1,000,000) or the Dollar Equivalent (in the case of a claim in any other currency) made against the Borrower, any other Security Party or the Time Charterer in connection with the Vessel;

(f)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, any other Security Party or the Time Charterer in connection with the Vessel;

(g)	any other matter, event or incident which will or is reasonably likely to lead to the ISM Code or the ISPS Code not being complied with;

(h)	any claims made in connection with a bodily injury to a third party involving amounts in excess of an amount of one million Dollars ($1,000,000) or the Dollar Equivalent (in the case of a claim in any other currency);

(i)	any requisition of the Vessel for hire;

(j)	any security interest (other than a Permitted Encumbrance) arising over the Vessel or the Insurances or Requisition Compensation; and

(k)	any other event in respect of the Vessel or the Insurances or Requisition Compensation which could reasonably be expected to involve the Agent in any loss or liability,

and the Borrower shall keep the Agent advised in writing on a regular basis and in such reasonable detail as the Agent shall require in respect of those events or matters and/or of the response to any of those events or matters by the Borrower or the applicable Security Party, the Time Charterer or any other person.

9.6.14	Restrictions on chartering or parting with possession

The Borrower shall not, without the prior written consent of the Agent acting on the instructions of the Majority Lenders (acting reasonably, and without unreasonable delay):

(a)	let or otherwise charter the Vessel to any other party or allow the Vessel to be used by or available to any other party, except pursuant to the Time Charter or except as required by the Time Charterer under the Time Charter;

(b)	make any amendment to the Time Charter (other than as permitted under clause 9.1.15(b)), or waive any material provision of such Time Charter, or terminate such Time Charter;

(c)	put the Vessel into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed two million Dollars ($2,000,000) or the equivalent in any other currency (in the case of a claim in any other currency) unless either:

(i)	the cost of such work is covered by Insurances; or

(ii)	the Borrower establishes to the reasonable satisfaction of the Agent that it has sufficient funds to pay for the cost of such work.

Provided always that this clause 9.6.14(c) shall not apply in respect of the regularly scheduled dry docking of the Vessel for which the Borrower has reserved amounts in accordance with clause 8.2.

9.6.15	Additional Vessel Covenants

The Borrower further covenants with the Agent in respect of the Vessel:-

(a)	at and from the Delivery Date to effect and maintain registration of the Mortgage at the Vessel’s Vessel Registry; and not cause nor permit to be done any act or omission as a result of which that registration or the registration set out in clause 9.1.23 above might be defeated or imperilled; and

(b)	in the event of any requisition or seizure of the Vessel, to take all lawful steps to recover possession of the Vessel as soon as it is entitled to do so; and

(c)	to give to the Agent from time to time during the Facility Period on request such information as the Agent may reasonably require with regard to the Vessel’s employment, position and state of repair; and

(d)	not during hostilities (whether or not a state of war shall formally have been declared and including, without limitation, any civil war) to permit the Vessel to be employed in carrying any goods which may be declared to be contraband of war or which may render that Vessel liable to confiscation, seizure, detention or destruction, nor to permit the Vessel to enter any area which is declared a war zone by any governmental authority or by the Vessel’s insurers unless the Borrower has effected at its own expense such additional insurances as shall be necessary or customary for first class ship owners. The Borrower shall promptly notify the Agent thereof and, if required by the Agent, specifically assign those insurances to the Security Trustee by such documents as the Agent, acting reasonably, may require; and

(e)	not without the prior written consent of the Agent to enter into any agreement or arrangement for sharing the Earnings; and

(f)	to take all reasonable precautions to prevent any infringements of any anti drug legislation in any jurisdiction in which the Vessel shall trade and in particular (if the Vessel is to trade in the United States of America) to take all reasonable precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America and for this purpose, if required, to enter into a “Carrier Initiative Agreement” with the United States’ Customs Service and to procure that the same or a similar agreement is maintained in full force and effect and that the Borrower’s obligations thereunder are performed in respect of the Vessel.

10	Events of Default

10.1	The Agent’s rights

If any of the events set out in clause 10.2 occurs, the Agent may at its discretion (and, on the instructions of the Majority Lenders, will):

10.1.1	by notice to the Borrower declare the Lenders to be under no further obligation to the Borrower under or pursuant to this Agreement and may (and, on the instructions of the Majority Lenders, will) declare all or any part of the Lender Indebtedness (including such unpaid interest and Commitment Fees as shall have accrued and any Break Costs incurred by the Lender Finance Parties) to be immediately payable, whereupon the Lender Indebtedness (or the part of the Lender Indebtedness referred to in the Agent’s notice) shall immediately become due and payable without any further demand or notice of any kind; and/or

10.1.2	declare that any undrawn portion of the Loan shall be cancelled, whereupon the same shall be cancelled and the corresponding Commitment of each Lender shall be reduced to zero; and/or

10.1.3	exercise any rights and remedies in existence or arising under the Security Documents.

10.2	Events of Default

The events referred to in clause 10.1 are:-

10.2.1	Failure to Pay: any Security Party fails to pay any amount payable by it under this Agreement or any of the Security Documents at the time, in the currency and otherwise in the manner specified herein or therein (and so that, for this purpose, ~~sums payable on demand~~unscheduled amounts shall be treated as having been paid at the stipulated time if paid within five (5) days of demand) unless in respect of scheduled payments the Borrower demonstrates to the satisfaction of the Agent that such failure has occurred by reason solely of banking error and such sum remains unpaid for no longer than five (5) days after the date on which it receives notice from the Agent of such failure; or

10.2.2	if any of the Borrower, the Sponsors or the Borrower Shareholders fails to pay when due any amount payable by it under any of the Project Documents to which it is a party at any time, in the currency and otherwise in the manner specified therein subject to expiry of any applicable grace periods specified therein and if such failure in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders) has or may be likely to have a Material Adverse Effect; or

10.2.3	Insurances: any of the Insurances required to be placed and maintained in respect of the Vessel in accordance with clause 9.5 are not so placed and/or maintained or if at any time any of the Insurances either:

(a)	lapse before the time of scheduled renewal without being renewed in accordance with clause 9.5; or

(b)	are not renewed at the time of scheduled renewal in accordance with the requirements of clause 9.5; or

(c)	are cancelled or rendered invalid, void or unenforceable,

any sums recovered under any of the Insurances for the Vessel are or become repayable in whole or in part and an equivalent amount is not paid by the Borrower within 2 Business Days; or

10.2.4	Misrepresentation: any representation or statement made by any Security Party in favour of a Lender Finance Party in this Agreement or any Security Document to which it is a party or, in each case, in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect when made and in each case where the incorrectness is in the opinion of the Agent (acting on the instructions of the Majority Lenders) remediable and the relevant Security Party shall have failed to remedy it within fifteen (15) days after receipt by the relevant Security Party of a written notice from the Agent of such failure (or such longer period as the Agent (acting on the instructions of the Majority Lenders) may specify or agree); or

10.2.5	Specific Covenants: the Borrower fails duly to perform or comply with any of the obligations expressed to be assumed by or procured by it under clauses 9.1.4, ~~9.1.15,~~9.1.15(a), 9.1.15(b)(i), 9.1.15(b)(ii) 9.1.18, ~~9.1.19,~~9.1.19, 9.2.17, 9.4.7, 9.4.8, 9.4.9 or 9.4.10 at any time; or

10.2.6	Other Obligations: (a) a Security Party fails duly to perform or comply with any other term or condition of any other Security Document to which it is a party (other than those referred to in clauses 10.2.1, 10.2.2, 10.2.4, 10.2.5, 10.2.23, 10.2.24 or 10.2.25) and such failure is not remedied within fifteen (15) days after the Agent has given written notice thereof to the relevant Security Party (or such longer period as the Agent (acting on the instructions of the Majority Lenders) may specify or agree) or (b) any Security Party fails duly to perform or comply with any other term or condition of any Project Document to which it is a party subject to expiry of any applicable grace period therein and if the failure to perform in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders) has or may be likely to have a Material Adverse Effect; or

10.2.7	Cross-Default: any Financial Indebtedness of the Borrower in an amount greater than two hundred and fifty thousand Dollars ($250,000) is not paid when due or becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same and following expiry of any applicable grace period for payment thereof) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the Borrower of a voluntary right of prepayment), or any creditor of the Borrower becomes entitled to declare any such Financial Indebtedness due and payable or any facility or commitment available to the Borrower relating to such Financial Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the Borrower concerned; or

10.2.8	Litigation: any litigation, arbitration or administrative action or proceeding is commenced against any Security Party or, ~~prior to Delivery, the Builder or the Refund Guarantor or~~ any of ~~their~~its property, undertakings or assets before any court, arbitrator or administrative agency or authority which, if adversely determined, would have in the reasonable opinion of the Agent a Material Adverse Effect unless:

(a)	the relevant Security Party demonstrates in writing to the Agent (who shall act reasonably in considering such matters) to the Agent’s satisfaction, that such litigation, arbitration or administrative action or proceeding is or may reasonably be considered to be vexatious or frivolous; or

(b)	it is dismissed or irrevocably stayed within thirty (30) days of commencement;

10.2.9	Legal process:

(a)	any final judgment or order greater than two hundred and fifty thousand Dollars ($250,000) made against the Borrower is not stayed or complied with within twenty (20) Business Days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, all or a substantial part of (in the reasonable opinion of the Agent) the undertakings, assets, rights or revenues of the Borrower and is not discharged within twenty (20) Business Days; or

(b)	any final judgment or order made against any Security Party (other than the Borrower and (following the Delivery Date) the Supervisor) is not stayed or complied with within twenty (20) Business Days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, all or substantially all of (in the reasonable opinion of the Agent) the undertakings, assets, rights or revenues of any Security Party (other than the Borrower and (following the Delivery Date) the Supervisor) and is not discharged within twenty (20) Business Days and, in each such case above, the event described above has or might reasonably be likely to have a Material Adverse Effect; or

10.2.10	Insolvency: any Security Party (including the Supervisor prior to the Delivery Date only) is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; has assets the value of which is less than the value of its liabilities; or suffers the declaration of a moratorium in respect of any of its indebtedness; or

10.2.11	Reduction or loss of capital: a meeting is convened by any Security Party (including the Supervisor prior to the Delivery Date only) for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital (other than a stock buy-back of any Sponsor); or

10.2.12	Winding up: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding up any Security Party (including the Supervisor prior to the Delivery Date only) or an order is made or resolution passed for the winding up of any Security Party (including the Supervisor prior to the Delivery Date only) or a notice is issued convening a meeting for the purpose of passing any such resolution, provided however that, in the case only of an order for winding-up, the occurrence of such event shall not constitute an Event of Default if such winding-up has commenced as part of a process of a fully-solvent reorganisation, previously approved by the Agent acting on the instructions of the Majority Lenders and which shall not have a Material Adverse Effect, provided further that the Agent shall not have the right to approve a fully-solvent reorganisation of any of the Sponsors, the Borrower Shareholders, the Manager; or

10.2.13	Administration: any petition is presented, notice given or other step is taken for the purpose of the appointment of an administrator of any Security Party (including the Supervisor prior to the Delivery Date only) or an administration order is made in relation to any Security Party (including the Supervisor prior to the Delivery Date only); or

10.2.14	Appointment of receivers and managers: any administrative or other receiver is appointed of any Security Party (including the Supervisor prior to the Delivery Date only) or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party (including the Supervisor prior to the Delivery Date only); or

10.2.15	Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party (including the Supervisor prior to the Delivery Date only) or by any of its creditors with a view to the general readjustment or rescheduling of all or a material part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.2.16	Analogous proceedings: there occurs, in relation to any Security Party (including the Supervisor prior to the Delivery Date only) in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Agent, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.2.9 to 10.2.15 (inclusive) (other than clause 10.2.10) or any Security Party (including the Supervisor prior to the Delivery Date only) otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.2.17	Environmental Incidents: there is an Environmental Incident which gives rise, or may be likely to give rise, to Environmental Claims which would reasonably be expected to have a Material Adverse Effect; or

10.2.18	Repudiation: any Security Party repudiates any Security Document or Project Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Security Document or the Project Document, or if the validity or enforceability of any of the Security Documents and the Project Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.2.19	Cessation of business: any Security Party (including the Supervisor prior to the Delivery Date only) suspends or ceases (or, in the case of the Borrower, any of the Borrower Shareholders and/or any of the Sponsors threatens to suspend or cease) to carry on its business (or, in the case of the Sponsors a substantial part of its business where the suspension or cessation of such substantial part of its business has or might have a Material Adverse Effect) except (in the case of the Security Parties (which shall not for this purpose include the Borrower for the purposes of and followed by a reconstruction, amalgamation, reorganisation, merger or consolidation which shall be undertaken and concluded in such manner as in the reasonable opinion of the Agent will enable such Security Party to perform its obligations pursuant to the Security Documents or Project Documents to which it is a party; or

10.2.20	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party (including the Supervisor prior to the Delivery Date only) are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

10.2.21	Encumbrances enforceable: any Encumbrance (other than Permitted Encumbrance) in respect of any of the property which is the subject of any of the Security Documents becomes enforceable; or

10.2.22	Challenge to Registration: if the registration of the Vessel or the Mortgage becomes void or voidable or subject to cancellation or termination; or

10.2.23	Swap Agreements: (a) an Event of Default (in each case as defined in any of the Swap Agreements) on the part of the Borrower has occurred and is continuing unremedied or unwaived under any of the Swap Agreements or (b) an Early Termination Date (as defined in any of the Swap Agreements) has occurred or been or become capable of being effectively designated under any of the Swap Agreements or (c) a person entitled to do so gives notice of an Early Termination Date under any of the Swap Agreements or (d) any of the Swap Agreements is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason; or

10.2.24	Material Events: save (in respect of the security interests created by any of the Security Documents) where the Borrower has taken such action as the Agent requires pursuant to clause 9.1.12 (Further Assurance) to adequately protect the security interests created by the Security Documents, any other event occurs or circumstance arises which materially and adversely affects the security interests created by any of the Security Documents or the Refund Guarantee unless the relevant Security Document(s) and/or the Refund Guarantee is replaced or amended to the satisfaction of the Agent forthwith in the case of this Agreement, the Mortgage, the Refund Guarantee and the Deed of Covenants or within 21 days in the case of the other Security Documents; or

10.2.25	KEIC Buyer Credit Policy: The obligation of KEIC under the KEIC Buyer Credit Policy shall terminate, become unenforceable or otherwise cease to be in full force and effect as a result of the acts or omissions of the Borrower.

10.3	Replacement of Manager or Supervisor:

notwithstanding any other provision of the Security Documents, no action or omission by or other matter relating to the Manager or the Supervisor shall result in a misrepresentation, breach of warranty, breach of undertaking, Potential Event of Default or Event of Default hereunder if:

(a)	such misrepresentation, breach of warranty, breach of undertaking, Potential Event of Default or Event of Default is cured or waived; or

(b)	subject to clause 9.2.18 the Manager or Supervisor is replaced by another person reasonably acceptable to the Agent,

in either case within 30 days of the date upon which such action, omission or matter would otherwise have been a misrepresentation, breach, Potential Event of Default or Event of Default and if the Manager or Supervisor is replaced as set out above they shall be replaced on similar terms to the Management Agreement or Supervision Agreement as appropriate subject always to any misrepresentation, breach, Potential Event of Default or Event of Default being remedied within a reasonable period by such replacement.

11	Set-Off and Lien

11.1	Set-off

11.1.1	The Borrower irrevocably authorises each of the Lender Finance Parties at any time after all or any part of the Lender Indebtedness shall have become due and payable to set off any liability of the Borrower to any of the Lender Finance Parties (whether present or future, actual or contingent, and irrespective of the branch or office, currency or place of payment) against any credit balance from time to time standing on any account of the Borrower (whether current or otherwise and whether or not subject to notice) with any branch of any of the Lender Finance Parties in or towards satisfaction of the Lender Indebtedness and, in the name of that Lender Finance Party or the Borrower, to do all acts (including, without limitation, converting or exchanging any currency) and execute all documents which may be required to effect such application. The relevant Lender Finance Party will notify the Borrower forthwith upon the exercise or purported exercise of any rights under this clause 11.1.

11.1.2	For such purposes, each Lender Finance Party is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. No Lender Finance Party shall be obliged to exercise any right given to it by this clause 11.1. The Lender Finance Party shall notify the Borrower forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto.

11.1.3	Without prejudice to their rights hereunder and/or under any of the Swap Agreements, the Swap Providers may at the same time as, or at any time after, any Event of Default under this Agreement or the Borrower’s default under any of the Swap Agreements set-off any amount due now or in the future from the Borrower to the Swap Providers under this Agreement against any amount due from the Swap Providers to the Borrower under any of the Swap Agreements and apply the first amount in discharging the second amount. The effect of any set-off under this clause 11.1.3 shall be effective to extinguish or, as the case may require, reduce the liabilities of the Swap Providers under any of the Swap Agreements.

11.2	Lien

If an Event of Default has occurred and is continuing, unremedied or unwaived, each Lender Finance Party shall have a lien on and be entitled to retain and realise as additional security for the repayment of the Lender Indebtedness any cheques, drafts, bills, notes or negotiable or non-negotiable instruments and any stocks, shares or marketable or other securities and property of any kind of the Borrower (or of that Lender Finance Party as agent or nominee of the Borrower) from time to time held by that Lender Finance Party, whether for safe custody or otherwise.

11.3	Restrictions on withdrawal

Despite any term to the contrary in relation to any deposit or credit balance at any time on any account of the Borrower with any of the Lender Finance Parties, no such deposit or balance shall be repayable or capable of being assigned, mortgaged, charged or otherwise disposed of or dealt with by the Borrower in question after an Event of Default has occurred and while such Event of Default is continuing unremedied or unwaived, but any Lender Finance Party may from time to time permit the withdrawal of all or any part of any such deposit or balance without affecting the continued application of this clause. Provided always that this clause 11.3 shall not apply to the Distribution Account or any credit balance therein.

12	Assignment and Transfer

12.1	Right to assign

12.1.1	Subject to clause 12.9, each of the Lenders may (a) assign or transfer all or any of its rights and/or obligations under or pursuant to the Security Documents or (b) assign or transfer all or any part of its Commitment any such part being at least US $5,000,000 and an integral multiple of US $1,000,000, (i) to any other branch or Affiliate of that Lender (provided that such Affiliate shall have the same or a better credit rating than the Lender making the assignment or transfer) to another Lender or (ii) above with the prior written consent of the Agent (which shall not be unreasonably withheld or delayed) and the Borrower (which shall not be unreasonably withheld or delayed and shall not be required if an Event of Default has occurred and is continuing unremedied or unwaived) to any other bank or financial institution provided that in relation to any transfer or any assignment under this clause 12.1:

(i)	any transferee under this clause 12.1(a) shall assume all of the relevant Lender’s obligations;

(ii)	the Borrower shall not be liable to pay any costs, charges or expenses of or in connection with the implementation of completion of the assignment or transfer;

(iii)	the Borrower shall not, as at the time of any such assignment or transfer, be liable to pay any additional or increased amounts or taxes or suffer a reduction in any amounts receivable by it under this Agreement for which it would not have been liable or would not have suffered but for such assignment or transfer having then taken place; and

(iv)	the relevant Lender shall give the Borrower five (5) Business Days prior written notice of any intended transfer of obligations.

12.1.2	Each of the Lenders may, without being restricted or otherwise being bound by clause 12.1.1, assign or transfer all or any part of its rights under or pursuant to this Agreement and/or any of the other Security Documents to KEIC following the occurrence of an Event of Default which is continuing unremedied or unwaived or otherwise if required to do so by KEIC pursuant to the terms of the KEIC Buyer Credit Policy provided that KEIC pays first the insurance proceeds in accordance with the KEIC Buyer Credit Policy.

12.2	Borrower’s co-operation

The Borrower will, at no cost to the Borrower, co-operate fully and will procure that the other Security Parties co-operate fully with the Lender Finance Parties in connection with any assignment or transfer pursuant to clause 12.1; will execute and procure the execution of such documents as the Lender Finance Parties may reasonably require in connection therewith; and irrevocably authorise each of the Lender Finance Parties to disclose to any proposed assignee or transferee (whether before or after any assignment or transfer and whether or not any assignment or transfer shall take place) all information relating to the Security Parties, the Time Charterer, the Loan or the Relevant Documents which each such Lender Finance Party may in its discretion consider necessary to implement such assignment or transfer (subject to any duties of confidentiality applicable to the Borrower and/or Lender Finance Parties).

12.3	Rights of assignee

Any assignee or transferee of a Lender shall (unless limited by the express terms of the assignment or transfer) take the full benefit of every provision of the Security Documents benefiting that Lender. Such transfer shall not directly result in an increased cost to, or liability of, the Borrower at the time of transfer.

12.4	Transfer Certificates

If any Lender wishes to transfer all or any of its Commitment as contemplated in clause 12.1 then such transfer may be effected by the delivery to the Agent of a duly completed and duly executed Transfer Certificate in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth (5th) Business Day after the date of delivery of such Transfer Certificate to the Agent:

12.4.1	to the extent that in such Transfer Certificate the Lender which is a party thereto seeks to transfer its Commitment in whole, the Borrower and such Lender shall be released from further obligations towards each other under this Agreement and their respective rights against each other shall be cancelled other than existing claims against such Lender for breach of this Agreement (such rights, benefits and obligations being referred to in this clause 12.4 as “discharged rights and obligations”);

12.4.2	the Borrower and the Transferee which is a party thereto shall assume obligations towards each other and/or acquire rights against each other which differ from such discharged rights and obligations only insofar as the Borrower and such Transferee have assumed and/or acquired the same in place of the Borrower and such Lender;

12.4.3	the Lender Finance Parties and the Transferee shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party to this Agreement as a Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer; and

12.4.4	as between the Agent and the Transferee, the Transferee shall pay to the Agent a transfer fee of three thousand Dollars ($3,000).

12.5	Power of Attorney

In order to give effect to each Transfer Certificate the Lender Finance Parties and the Borrower hereby irrevocably and unconditionally appoint the Agent as its true and lawful attorney with full power to execute on their respective behalves each Transfer Certificate delivered to the Agent pursuant to clause 12.4 without the Agent being under any obligation before doing so to take any further instructions from or give any prior notice to, any of the Lender Finance Parties or, subject to the Borrower’s rights under clause 12.1, the Borrower. The Agent shall so execute each such Transfer Certificate on behalf of the other Lender Finance Parties and the Borrower immediately on receipt of the same by the Agent pursuant to clause 12.4.

12.6	Notification

The Agent shall promptly notify the other Lender Finance Parties, the Transferee and the Borrower on the execution by it of any Transfer Certificate together with details of the amount transferred, the Transfer Date and the parties to such transfer.

12.7	No Assignment or transfer by the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Security Documents without the prior written consent of the Lenders and KEIC.

12.8	KEIC Buyer Credit Policy

Not withstanding any provisions to the contrary in this Agreement, in the event KEIC pays the insurance proceeds in full or in part in accordance with the KEIC Buyer Credit Policy, (i) the obligations of the Borrower under this Agreement shall not be reduced or affected in any manner, (ii) KEIC shall be entitled to exercise the rights of the Lenders in accordance with clause 9.2 of the Intercreditor Deed, (iii) the provisions of clause 9.1 of the Intercreditor Deed shall apply and (iv) with respect to the obligations of the Borrower owed to the Agent, the Security Trustee and/or the Lenders under the Security Documents (or any of them) such obligations shall additionally be owed to KEIC to the extent of its interest by way of subrogation of the rights of the Lenders.

12.9	KEIC Consent

A Lender may not assign or transfer its portion of the Buyer Credit or any part thereof without the consent of KEIC (such consent not to be unreasonably withheld or delayed).

13	Payments, Reserve Requirements and Illegality

13.1	Payments

All amounts payable by the Borrower to the Lender Finance Parties under or pursuant to any of the Security Documents shall be paid to such accounts at such banks as the Agent may from time to time direct to the Borrower and shall be paid in Dollars in same day funds (or such funds as are required by the authorities in the United States of America for settlement of international payments for immediate value). Payments shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its reasonable discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

13.2	No deductions or withholdings

All payments (whether of principal or interest or otherwise) to be made by the Borrower to the Lender Finance Parties pursuant to the Security Documents shall, subject only to clause 13.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature, and the Borrower will not claim any equity in respect of any payment due from them to the Lender Finance Parties under or in relation to any of the Security Documents.

13.3	Grossing-up

13.3.1	If at any time any law requires (or is interpreted by any relevant fiscal authority to require) the Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrower will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the Agent and the Lenders receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

13.3.2	If following the making of any such increased payment by the Borrower pursuant to clause 13.3.1, the Agent or any Lender determines that:

(a)	a credit against, relief or remission for, or repayment of any Tax (a “Tax Credit”) is attributable to any deduction or withholding or increased payment made by the Borrower; and

(b)	it has obtained, utilised and retained that Tax Credit,

the Agent or Lender (as appropriate) shall pay an amount to the Borrower which the Agent or the Lender (as appropriate) determines will leave it (after that payment) in the same after-Tax position as it would have been had the deduction or withholding or additional payment not been required to be made.

13.4	Evidence of deductions

If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it to the Lender Finance Parties pursuant to any of the Security Documents, the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence reasonably acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld. If the Borrower makes any deduction or withholding from any payment to the Lender Finance Parties under or pursuant to any of the Security Documents, and a Lender subsequently receives a refund or allowance from any tax authority which that Lender at its sole discretion (acting reasonably and in good faith) identifies as being referable to that deduction or withholding, that Lender shall within five (5) Business Days of receipt of the same, pay to the Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the deduction or withholding not been required to have been made. Nothing in this clause 13.4 shall be interpreted as imposing any obligation on any Lender to apply for any refund or allowance nor as restricting in any way the manner in which any Lender organises its tax affairs, nor as imposing on any Lender any obligation to disclose to the Borrower any information regarding its tax affairs or tax computations. All costs and expenses incurred by any Lender in obtaining or seeking to obtain a refund or allowance from any tax authority pursuant to this clause 13.4 shall be for the Borrower’s account.

13.5	Adjustment of due dates

If any payment to be made to the Lender Finance Parties under any of the Security Documents, other than a payment of interest on the Loan (to which clause 6.7 applies), shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar Month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

13.6	Change in law

If, by reason of the introduction of any law, or any change in any law, or the interpretation by the relevant fiscal authority or administration of any law, or in compliance with any request or requirement from any central bank or any fiscal, monetary or other authority:-

13.6.1	any Lender Finance Party (or the Holding Company of any Lender Finance Party) shall be subject to any Tax with respect to payments of all or any part of the Lender Indebtedness; or

13.6.2	the basis of Taxation of payments to any Lender Finance Party in respect of all or any part of the Lender Indebtedness shall be changed (other than as a result of any change in the applicable tax rate in the jurisdiction in which its lending office is based); or

13.6.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of any Lender Finance Party or its direct or indirect Holding Company; or

13.6.4	any ratio (whether cash, capital adequacy, liquidity or otherwise) which any Lender Finance Party or its direct or indirect Holding Company is required or requested to maintain shall be affected; or

13.6.5	there is imposed on any Lender Finance Party (or on the direct or indirect Holding Company of any Lender Finance Party) any other condition in relation to the Lender Indebtedness or the Security Documents (other than as a result of any change in the applicable tax rate in the jurisdiction in which its lending office is based);

and the result of any of the above shall be to increase the cost to any Lender (or to the direct or indirect Holding Company of any Lender) of that Lender making or maintaining its Commitment or its Drawing, or to cause any Lender Finance Party to suffer (in its reasonable opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the Execution Date and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, the Lender Finance Party affected shall notify the Agent and, on demand to the Borrower by the Agent, the Borrower shall from time to time pay to the Agent for the account of the Lender Finance Party affected the amount which shall compensate that Lender Finance Party or the Agent (or the relevant Holding Company) for such additional cost or reduced return. A certificate signed by an authorised signatory of the Agent or of the Lender Finance Party affected setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrower and shall be conclusive evidence of such amount save for manifest error or on any question of law.

Notwithstanding the foregoing, this clause 13.6 does not apply to the extent any increased cost is:

(a)	attributable to a tax deduction required by law to be made by the Borrower;

(b)	fully compensated for by clause 15.7 (or would have been compensated for under clause 15.7 but was not so compensated solely because any of the exclusions in clause 15.7 applied) or fully compensated for under any other provision of this Agreement; or

(c)	attributable to the wilful breach by the relevant Lender Finance Party (or the Holding Company of any Lender Finance Party) or any of its or their Affiliates of any law.

13.7	Illegality and impracticality

Notwithstanding anything contained in the Security Documents, the obligations of a Lender to advance or maintain its Commitment shall terminate in the event that a change in any law or in the interpretation of any law by any authority charged with its administration shall make it unlawful for that Lender to advance or maintain its Commitment. In such event the Lender affected shall notify the Agent and the Agent shall, by written notice to the Borrower, declare that Lender’s obligations to be immediately terminated. If all or any part of the Loan shall have been advanced by the Lenders to the Borrower, the portion of the Lender Indebtedness (including all accrued interest and Commitment Fees) advanced by the Lender so affected shall be prepaid on the next Interest Payment Date, or sooner if illegality is determined (but no sooner than the last day of any applicable grace period permitted by law). Clause 5.4 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period.

13.8	Changes in market circumstances

If at any time a Lender determines (which determination shall be final and conclusive and binding on the Borrower) that, by reason of changes affecting the London Interbank market, adequate and fair means do not exist for ascertaining the rate of interest on the Loan or any part thereof pursuant to this Agreement:

13.8.1	that Lender shall give notice to the Agent and the Agent shall give notice to the Borrower of the occurrence of such event; and

13.8.2	the Agent shall as soon as reasonably practicable certify to the Borrower in writing the effective cost to that Lender of maintaining its Commitment for such further period as shall be selected by that Lender and the rate of interest payable by the Borrower for that period; or, if that is not acceptable to the Borrower,

13.8.3	the Agent in accordance with instructions from that Lender and subject to that Lender’s approval of any agreement between the Agent and the Borrower, will negotiate with the Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for that Lender’s Commitment which is financially a substantial equivalent to the basis provided for in this Agreement.

If, within thirty (30) days of the giving of the notice referred to in clause 13.8.1, the Borrower and the Agent fail to agree in writing on a substitute basis for such Lender’s Commitment the Borrower will immediately prepay the amount of such Lender’s Commitment and the Maximum Loan Amount will automatically decrease by the amount of such Commitment and such decrease shall not be reversed. Clause 5.4 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period.

13.9	Non-availability of currency

If a Lender is for any reason unable to obtain Dollars in the London Interbank market and is, as a result, or as a result of any other contingency affecting the London Interbank market, unable to advance or maintain its Commitment in Dollars, that Lender shall give notice to the Agent and the Agent shall give notice to the Borrower and that Lender’s obligations to make the Loan available shall immediately cease. In that event, if all or any part of the Loan shall have been advanced by that Lender to the Borrower, the Agent in accordance with instructions from that Lender and subject to that Lender’s approval of any agreement between the Agent and the Borrower, will negotiate with the Borrower in good faith with a view to establishing a mutually acceptable basis for funding the Loan or relevant part thereof from an alternative source. If the Agent and the Borrower have failed to agree in writing on a basis for funding the Loan or relevant part thereof from an alternative source by 11.00 a.m. on the second Business Day prior to the end of the then current relevant Interest Period, the Borrower will (without prejudice to its other obligations under or pursuant to this Agreement, including, without limitation, its obligation to pay interest on the Loan, arising on the expiry of the then relevant Interest Period) prepay the Lender Indebtedness (or relevant part thereof) to the Agent on behalf of that Lender on the expiry of the then current relevant Interest Period.

13.10	Mitigation

13.10.1	Each Lender Finance Party shall, subject to clause 13.10.2 below, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 13.3, clause 13.6 or clause 13.7 including (but not limited to) transferring its rights and obligations under the Security Documents to an Affiliate.

13.10.2	The Borrower shall indemnify each Lender Finance Party for all costs and expenses properly incurred by that Lender Finance Party as a result of steps taken by it under clause 13.10.1. A Lender Finance Party is not obliged to take any steps under clause 13.10.1 if, in the opinion of that Lender Finance Party (acting reasonably), to do so might be prejudicial to it.

14	Communications

14.1	Method

Any communication may be given, delivered, made or served (as the case may be) under or in relation to this Agreement by letter or fax or (subject to clause 14.3) electronic mail and shall be in the English language and sent addressed:-

14.1.1	in the case of any of the Lenders to the Agent at the address specified for BNP Paribas S.A. in Schedule 1;

14.1.2	in the case of the Agent, at the address specified for BNP Paribas S.A. in Schedule 1;

14.1.3	in the case of the Security Trustee, at the address specified for BNP Paribas S.A. in Schedule 1;

14.1.4	in the case of the KEIC Agent, at the address specified for BNP Paribas S.A. in Schedule 1 ;

14.1.5	in the case of the Borrower at:

Mitsui & Co., Ltd.

2-1, Ohtemachi 1-chome,

Chiyoda-ku,

Tokyo, 100-0004,

Japan

Fax:	81-3-3285-9838

Attention:	General Manager, LNG Project Department,
Second Ship & Marine Project Division

Email:	tkmyj@dg.mitsui.com

or to such other address or fax number as any of the above parties may designate for themselves by written notice to the others.

14.2	Timing

A Communication shall be deemed to have been duly given, delivered, made or served to or on, and received by a party to this Agreement:-

14.2.1	in the case of a fax when the sender receives one or more transmission reports showing the whole of the Communication to have been transmitted to the correct fax number;

14.2.2	if delivered to an officer of the relevant party or left at the address of the relevant party specified in clause 14.1; or

14.2.3	if posted, at 9.00 a.m. on the fifth Business Day after posting by prepaid first class post. PROVIDED ALWAYS that communications to the Agent and (to the extent that they relate to the matters specified in clause 4.10.2 of the Intercreditor Deed only) the Lenders and the Borrower shall be effective only upon receipt; or

14.2.4	if by electronic mail, in accordance with clause 14.3;

Any Communication by fax shall be promptly confirmed in writing by post or hand delivery.

14.3	Electronic communication

14.3.1	Any communication to be made in connection with this Agreement may be made by electronic mail or other electronic means, if the Borrower and the relevant Lender Finance Party:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

14.3.2	Any electronic communication made between the Borrower and the relevant Lender Finance Party will be effective only when actually received in readable form and acknowledged by the recipient (it being understood that any system generated responses do not constitute an acknowledgement) and in the case of any electronic communication made by the Borrower to a Lender Finance Party only if it is addressed in such a manner as the Lender Finance Party shall specify for this purpose.

14.3.3	Any electronic communication made in accordance with this clause 14.3 shall be confirmed in writing as soon as reasonably practicable thereafter.

15	General Indemnities

15.1	Currency

In the event of any Lender Finance Party receiving or recovering any amount payable under any of the Security Documents in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, on the Agent’s written demand, pay to the Agent such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the Lender Finance Parties as a separate debt under this Agreement.

15.2	Costs and expenses

The Borrower will, on the earlier of (a) the date falling thirty (30) days from the date of the Agent’s written demand and (b) the date of the next following payment of charterhire under the Time Charter, reimburse the Agent (on behalf of each of the Lender Finance Parties and KEIC) for all reasonable out of pocket expenses including internal and external legal costs (including stamp duty, Value Added Tax or any similar or replacement tax if applicable but excluding income tax) of and incidental to:-

15.2.1	the negotiation, preparation, execution and registration of the Security Documents (whether or not any of the Security Documents are actually executed or registered and whether or not all or any part of the Loan is advanced);

15.2.2	any amendments, addenda or supplements to any of the Security Documents (whether or not completed);

15.2.3	any other documents (including legal opinions) which may at any time be required by any Lender Finance Party to give effect to any of the Security Documents or which any Lender Finance Party is entitled to call for or obtain pursuant to any of the Security Documents; and

15.2.4	without prejudice to clauses 15.3 and 15.5, the exercise of the rights, powers, discretions and remedies of the Lender Finance Parties under or pursuant to the Security Documents.

15.3	Events of Default

The Borrower shall indemnify the Lender Finance Parties from time to time on demand against all losses and costs incurred or sustained by any Lender Finance Party as a consequence of any Event of Default, including (without limitation) any Break Costs.

15.4	Funding costs

The Borrower shall indemnify the Lender Finance Parties from time to time on demand against all losses and costs incurred or sustained by any Lender Finance Party if, for any reason due to a Potential Event of Default or other action by the Borrower, any Drawing is not advanced to the Borrower after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice, including (without limitation), any Break Costs.

15.5	Protection and enforcement

15.5.1	The Borrower shall indemnify the Lender Finance Parties and KEIC from time to time on demand against all losses, costs and liabilities which any Lender Finance Party or KEIC may from time to time sustain, incur or become liable for in or about the protection, maintenance or enforcement of the rights conferred on the Lender Finance Parties and KEIC by the Security Documents or in or about the exercise or purported exercise by the Lender Finance Parties or KEIC of any of the rights, powers, discretions or remedies vested in them under or arising out of the Security Documents, including (without limitation) any losses, costs and liabilities which any Lender Finance Party or KEIC may from time to time sustain, incur or become liable for by reason of any Lender Finance or KEIC Party being mortgagees of the Vessel, assignees of any Mortgage and/or a Lender to the Borrower, or by reason of any Lender Finance Party or KEIC being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of the Vessel. No such indemnity will be given to a Lender Finance Party or KEIC where any such loss, cost or liability has occurred due to wilful misconduct or recklessness with knowledge of the probable consequences on the part of that Lender Finance Party or KEIC; however this shall not affect the right of any other Lender Finance Party or KEIC to receive any such indemnity.

15.5.2	The Agent shall:

(a)	notify the Borrower in writing of any claim made against it of which it is aware which is likely to give rise to such losses, costs and liabilities;

(b)	unless an Event of Default has occurred and is continuing, consult, in good faith with the Borrower, in respect of such claim until such date as the Lender Finance Party is obliged to satisfy or discharge such claim and not enter into any settlement or other compromise in respect of such claim without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed), unless the Lender Finance Parties expressly waive in writing their right to be indemnified in respect of such losses, costs and liabilities;

(c)	so long as it is indemnified to its satisfaction against costs or liabilities that may be incurred, use reasonable endeavours to defend such claim and to avoid or reduce the losses, costs and liabilities which may be incurred; and

(d)	unless an Event of Default has occurred and is continuing, give the Borrower a reasonable opportunity to take such action, at the Borrower’s cost, as the Borrower deems fit to defend or avoid any liability being incurred or to take action against a third party in respect of any losses (provided that the Borrower may not take any action in the name of the Lender Finance Party without that Lender Finance Party’s prior written consent nor may the Borrower take any action which would involve risk of criminal or civil liability to the Lender Finance Parties or any material risk of the sale, loss or forfeiture of the Vessel).

15.5.3	The indemnities in this clause 15.5 shall not extend to any claim or liability of a Lender Finance Party to the extent that such claim or liability arises from an act or omission on the part of that Lender Finance Party which constitutes gross negligence or wilful misconduct on the part of such Lender Finance Party.

15.6	Liabilities of Lender Finance Parties

The Borrower will from time to time reimburse the Lender Finance Parties on demand for all sums which any Lender Finance Party may pay on account of any of the Security Parties or in connection with the Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which any Lender Finance Party may pay or guarantees which any Lender Finance Party may give in respect of the Insurances, any expenses incurred by any Lender Finance Party in connection with the maintenance or repair of the Vessel or in discharging any lien, bond or other claim relating in any way to the Vessel, and any sums which any Lender Finance Party may pay or guarantees which they may give to procure the release of the Vessel from arrest or detention.

15.7	Taxes

The Borrower shall pay all Taxes imposed on the Lender Finance Parties in respect of the Security Documents or to which all or any part of the Lender Indebtedness or any of the Security Documents or the Project Documents may be at any time subject and shall indemnify the Lender Finance Parties on demand against all liabilities, costs, claims and expenses incurred in connection therewith, including but not limited to any such liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes. Provided that the indemnification in this clause 15.7 shall not apply to the extent that the Taxes imposed on a Lender Finance Party arose directly or indirectly from the gross negligence or wilful misconduct of such Lender Finance Party. The indemnity contained in this clause 15.7 shall survive the repayment of the Lender Indebtedness.

15.8	Value Added Tax

All amounts set out, or expressed to be payable by the Borrower to the Lender Finance Parties pursuant to the Security Documents which (in whole or in part) constitute consideration for a supply for Value Added Tax purposes shall be deemed to be exclusive of any Value Added Tax which is chargeable on such supply, and accordingly, if Value Added Tax is chargeable on any supply made by any Lender Finance Party to a Borrower under a Security Document, that Borrower shall pay to the Lender Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Value Added Tax.

15.9	KEIC Indemnity

The Borrower shall indemnify the KEIC Agent and each Lender from time to time on demand against any duly evidenced additional premium, cost or expense as provided for under the KEIC Buyer Credit Policy, which KEIC may charge, invoice, or set-off against amounts owing to the KEIC Agent and/or the Lenders, including without limitation as a result of a change of the delivery schedule of the Vessel, a change to Schedule 7 (Contract Instalments and Repayment Profile) of this Agreement or otherwise, properly incurred by the KEIC Agent or a Lender in connection with their compliance with the KEIC Buyer Credit Policy.

16	Miscellaneous

16.1	Tax Lease

16.1.1	The Lender Finance Parties agree that the Loan may be refinanced to incorporate a lease financing structure with the prior written consent of each Lender Finance Party. Each Lender Finance Party agrees that it shall not unreasonably withhold or delay its consent to the implementation of a lease financing structure, provided that:

(a)	it is satisfied that its security position will not be materially and adversely affected;

(b)	it has received agreed and executed documentation acceptable to it in all respects;

(c)	the lease financing structure is not, in its reasonable opinion, unduly onerous in terms of documentation and time;

(d)	it has received credit approval for such lease financing; and

(e)	it has received legal opinions satisfactory to it in relation to jurisdictions reasonably required by it.

16.1.2	No Lender Finance Party shall be entitled to any additional fees from the Borrower in connection with the implementation of a lease financing structure.

16.1.3	The Borrower shall pay the reasonable costs and expenses (including, without limitation, the reasonable fees and expenses of outside legal counsel engaged by the Lender Finance Parties) incurred by the Lender Finance Parties in connection with the implementation of the lease finance structure.

16.2	Waivers

No failure or delay on the part of any Lender Finance Party in exercising any right, power, discretion or remedy under or pursuant to any of the Security Documents, nor any actual or alleged course of dealing between any Lender Finance Party and any of the Security Parties, shall operate as a waiver of, or acquiescence in, any default on the part of any Security Party, unless expressly agreed to do so in writing by the Agent, nor shall any single or partial exercise by any Lender Finance Party of any right, power, discretion or remedy preclude any other or further exercise of that right, power, discretion or remedy, or the exercise by a Lender Finance Party of any other right, power, discretion or remedy.

16.3	No variations

No variation or amendment of any of the Security Documents shall be valid unless made by each party thereto and in accordance with the terms thereof and consented to in writing by KEIC.

16.4	Severability

If at any time any provision of any of the Security Documents is invalid, illegal or unenforceable in any respect that provision shall be severed from the remainder and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

16.5	Successors etc.

The Security Documents shall be binding on the Security Parties and on their successors and permitted transferees and assignees, and shall inure to the benefit of the Lender Finance Parties and KEIC in respect of their rights and their respective successors, transferees and assignees.

16.6	Further assurance

If any provision of the Security Documents shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, then from time to time the Borrower will promptly, following a demand by the Agent, execute or procure the execution of such further documents as in the reasonable opinion of the Lenders are necessary to provide valid and enforceable security for the repayment of the Lender Indebtedness, provided that with respect to any further document relating to the Time Charter, the Borrower shall only be required to procure the execution of such documents on a reasonable endeavours basis.

16.7	Other arrangements

The Lender Finance Parties may, without prejudice to their rights under or pursuant to the Security Documents, at any time and from time to time, on such terms and conditions as they may in their discretion determine, and with notice to the Borrower, grant time or other indulgence to, or compound with, any other person liable (actually or contingently) to the Lender Finance Parties or any of them in respect of all or any part of the Lender Indebtedness, and may release or renew negotiable instruments and take and release securities and hold funds on realisation or suspense account without affecting the liabilities of the Borrower or the rights of the Lender Finance Parties under or pursuant to the Security Documents.

16.8	Advisers

The Borrower irrevocably authorises the Agent, at any time and from time to time during the Facility Period, to consult insurance advisers on any matters relating to the Insurances, including, without limitation, the collection of insurance claims, and from time to time to consult or retain advisers or consultants to monitor or advise on any other claims relating to the Vessel. Subject to clause 9.1.22 the Borrower will provide such advisers and consultants with all information and documents which they may from time to time reasonably require. In the event that such advisers or consultants discover that the Borrower is in breach of its obligations in relation to the Insurances or at the time of or during such consultation or retention there occurs an Event of Default which is continuing unremedied or unwaived, then the Borrower will reimburse the Agent on demand for all reasonable costs and expenses properly incurred by the Agent in connection with the consultation or retention of such advisers or consultants, but such consultation or retention shall otherwise be at the Lender Finance Parties’ own cost and expense.

16.9	Delegation

The Lender Finance Parties may at any time and from time to time delegate to any person any of their rights, powers, discretions and remedies pursuant to the Security Documents, other than rights relating to actions to be taken by the Majority Lenders or the Lenders as a group, on such terms as they may consider appropriate (including the power to sub-delegate).

16.10	Rights etc. cumulative

Every right, power, discretion and remedy conferred on the Lender Finance Parties under or pursuant to the Security Documents shall be cumulative and in addition to every other right, power, discretion or remedy to which they may at any time be entitled by law or in equity. The Lender Finance Parties may exercise each of their rights, powers, discretions and remedies as often and in such order as they deem appropriate subject to obtaining the prior written consent of the Majority Lenders. The exercise or the beginning of the exercise of any right, power, discretion or remedy shall not be interpreted as a waiver of the right to exercise any other right, power, discretion or remedy either simultaneously or subsequently.

16.11	No enquiry

The Lender Finance Parties shall not be concerned to enquire into the powers of the Security Parties or of any person purporting to act on behalf of any of the Security Parties, even if any of the Security Parties or any such person shall have acted in excess of their powers or if their actions shall have been irregular, defective or informal, whether or not any Lender Finance Parties had notice thereof.

16.12	Continuing security

The security constituted by the Security Documents shall be continuing and shall not be satisfied by any intermediate payment or satisfaction until the Indebtedness shall have been repaid in full and none of the Lender Finance Parties shall be under any further actual or contingent liability to any third party in relation to the Vessel, the Insurances, Earnings or Requisition Compensation or any other matter referred to in the Security Documents.

16.13	Security cumulative

The security constituted by the Security Documents shall be in addition to any other security now or in the future held by the Lender Finance Parties or any of them for or in respect of all or any part of the Lender Indebtedness, and shall not merge with or prejudice or be prejudiced by any such security or any other contractual or legal rights of any of the Lender Finance Parties, nor affected by any irregularity, defect or informality, or by any release, exchange or variation of any such security. Section 93 of the Law of Property Act 1925 and all provisions which the Agent considers analogous thereto under the law of any other relevant jurisdiction shall not apply to the security constituted by the Security Documents.

16.14	No liability

None of the Lender Finance Parties, nor any agent or employee of any Lender Finance Party, nor any receiver and/or manager appointed by the Agent, shall be liable for any losses which may be incurred in or about the exercise of any of the rights, powers, discretions or remedies of the Lender Finance Parties under or pursuant to the Security Documents nor liable as mortgagee in possession for any loss on realisation or for any neglect or default of any nature for which a mortgagee in possession might otherwise be liable unless such Lender Finance Party’s action constitutes wilful misconduct or recklessness with knowledge of the probable consequences.

16.15	Rescission of payments etc.

Any discharge, release or reassignment by any of the Lender Finance Parties of any of the security constituted by, or any of the obligations of any Security Party contained in, any of the Security Documents shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law, unless such Lender Finance Party’s action constitutes wilful misconduct or recklessness with knowledge of the probable consequences.

16.16	Subsequent Encumbrances

If the Agent receives notice of any subsequent Encumbrance (other than any Permitted Encumbrance) affecting the Vessel or all or any part of the Insurances, Earnings or Requisition Compensation, the Agent may open a new account in its books for the Borrower. If the Agent does not open a new account, then (unless the Encumbrance is a Permitted Encumbrance or the Agent gives written notice to the contrary to the Borrower) as from the time of receipt by the Agent of notice of such subsequent Encumbrance, all payments made to the Agent shall be treated as having been credited to a new account of the Borrower and not as having been applied in reduction of the Lender Indebtedness.

16.17	Releases

If any Lender Finance Party shall at any time in its discretion release any party from all or any part of any of the Security Documents or from any term, covenant, clause, condition or obligation contained in any of the Security Documents, the liability of any other party to the Security Documents shall not be varied or diminished.

16.18	Certificates

Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Lender Indebtedness (or any part of the Lender Indebtedness) or any other amount referred to in any of the Security Documents shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

16.19	Survival of representations and warranties

The representations and warranties on the part of the Borrower contained in this Agreement shall survive the execution of this Agreement and the advance of the Loan or any part thereof.

16.20	Counterparts

This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

16.21	Third Party Rights

Notwithstanding the provisions of the Contracts (Rights of Third Parties) Act 1999, no term of this Agreement is enforceable by a person who is not a party to it other than (a) KEIC in respect of its rights under this Agreement and (b) the Account Bank in respect of its rights under clause 7.5.

16.22	Building Contract Disputes

The Borrower acknowledges and agrees that its obligations under this Agreement are independent from the Building Contract and that the performance of these obligations shall in no event be affected by any dispute whatsoever that may arise between the Builder and the Borrower in relation to the Building Contract or in any other respect.

16.23	Confidentiality

At all times during the Facility Period, the Borrower shall keep confidential any Confidential Information (as defined below) relating to the Relevant Documents (other than the Project Documents) and each of the Lender Finance Parties shall keep confidential any Confidential Information (as defined below) relating to the Relevant Documents, and none of the Borrower or the Lender Finance Parties shall, without the prior written consent of the other(s):

16.23.1	issue any press release or make any other public announcement or statement in relation to the transactions evidenced by this Agreement and the other Relevant Documents; or

16.23.2	disclose to any other person (i) any information or document relating to the Angola LNG Project in general, including but not limited to, technical and schedule requirements, and progress and status of the Angola LNG Project; (ii) financial details of this Agreement or any other Relevant Document or the transactions contemplated by this Agreement or any other Relevant Document or any other agreement after the date of this Agreement by the Borrower or the Lender Finance Parties in connection with this Agreement or any other Relevant Document or (iii) any information provided pursuant to any of the Relevant Documents; or

16.23.3	release copies of drafts of this Agreement or any other Relevant Document which disclose or reveal the identity of the parties (or any of them),

the information contemplated by clauses 16.23.1 to 16.23.3 above being “Confidential Information”.

Provided that notwithstanding the foregoing provisions of this clause 16.22 the parties shall be entitled, without any such consent, to disclose such Confidential Information:

(a)	if the same is already known to the receiving person at the time of disclosure as shown by the receiving person’s files and records immediately prior to that disclosure or is developed by the receiving person independently of such disclosure; or

(b)	in connection with any proceedings arising out of or in connection with this Agreement or any of the other Relevant Documents; or

(c)	if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovery of documents or otherwise; or

(d)	pursuant to any applicable law, stock exchange regulations or by a governmental order, decree, regulation or rule, provided however that a party which has received Confidential Information which they are obliged to disclose as contemplated by this clause (d) shall use reasonable efforts to inform the person who provided them with the Confidential Information prior to making such disclosure; or

(e)	to any fiscal, monetary, tax, governmental or other competent authority; or

(f)	to the auditors, legal or professional or insurance advisors, underwriters or brokers of the Borrower or the relevant Lender Finance Party, who (A) shall have a need to have such knowledge of the same in connection with carrying out work related to the transaction contemplated by this Agreement and the other Relevant Documents and (B) shall be advised of the confidential nature of any such information supplied to them and shall be instructed to maintain the confidentiality of any information supplied to them; or

(g)	in any manner contemplated by any of the Relevant Documents; or

(h)	if the same is in the public domain or shall become publicly known otherwise than as a result of a breach by such party or by the receiving person or any other person to whom disclosure is made of this clause 16.23.1; or

(i)	if the same is acquired independently from a third party without breach of that third party’s obligations of confidentiality; or

(j)	in the case of the Borrower, to any Borrower Shareholder or Sponsor or the Time Charterer, to the extent the Borrower reasonably believes necessary for the purpose of the Time Charterer to perform, fulfil its obligations or exercise its rights in accordance with the terms of the Time ~~Charterer~~Charter, or to any member of the Time Charterer, any of such member’s affiliates, and their respective directors, officers, employees or contractors in each case to the extent the Borrower reasonably believes necessary for the performance of the Security Documents and/or the Project Documents, and in the case of the Lender Finance Parties, to any member of their respective groups or any potential transferee, assignee, successor, any rating agency or any financial institutions, special purpose securitisation vehicles and their managements, all investors, agents, arrangers, dealers who are or might wish to be involved in securitisation schemes, hedging agreements, participation or other risk transfer agreements (or any directors, officers or employee of the foregoing), provided that in each case the Borrower or the Lender Finance Party shall procure that the party to whom such disclosure is made shall comply with the requirements of this clause and provided further that the Lender Finance Parties shall not disclose any information regarding the Angola LNG Project to any of the foregoing persons except to a member of their respective groups, any potential transferee, assignee, successor or financial institution on a need-to-know basis and solely for carrying out the purpose of and exercising their rights under this Agreement and the other Security Documents; or

(k)	to KEIC,

provided that if the Confidential Information is provided by a party on the basis that it is to be kept confidential, but the party providing the information discloses it to another person on a non-confidential basis, then the receiving party or parties shall no longer be obliged to treat such information as confidential.

16.23.4	The Borrower and the Lender Finance Parties shall be responsible for ensuring that where Confidential Information is disclosed to persons under clause 16.23.3 such persons shall keep the information confidential in accordance with and subject to this clause 16.23.

17	Law and Jurisdiction

17.1	Governing law

This Agreement shall in all respects be governed by and interpreted in accordance with English law.

17.2	Jurisdiction

For the exclusive benefit of the Lender Finance Parties, the parties to this Agreement irrevocably agree that the English courts are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any legal actions or proceedings may be brought in those courts. The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any legal actions or proceedings in any court referred to in this clause 17.2, and any claim that such legal actions or proceedings have been brought in an inconvenient or inappropriate forum. The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and shall within five (5) Business Days of the date hereof irrevocably designate, appoint and empower an agent to receive for it and on its behalf, service of process issued out of the English courts in any such legal actions or proceedings and shall provide the ~~Facility~~ Agent with details of such agent. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of any of the Lender Finance Parties to take legal actions or proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of legal actions or proceedings in any one or more jurisdictions preclude the taking of legal actions or proceedings in other jurisdiction, whether concurrently or not.

The parties further agree that only the courts of England and not those of any other state or jurisdiction shall have jurisdiction to determine any claim which the Borrower may have against any of the Lender Finance Parties arising out of or in connection with this Agreement.

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

Schedule 1

Part I: The Lenders, the Commitments and the Proportionate Shares

Part 1: the Lenders

The Lenders	Contact Details	Commitments
		Buyer Credit	Commercial Loan
	For commercial matters:
	CIB - Transportation Group
	16 rue de Hanovre
	75078 Paris Cedex 02 - France
	Fax no. +33 1 42 98 43 55
	Attention: Shipping Finance
	Alice Renaudin Durand-Ruel
	For Security Trustee matters:
	CIB - Transportation Group
	16 rue de Hanovre
	75078 Paris Cedex 02 - France
	Fax no. +33 1 42 98 43 55
	Attention: Shipping Asset Monitoring
	Jean-Marc Morant
BNP Paribas S.A.	For Agency matters:	$15,400,000	$19,600,000
	CIB - Agency - European Group
	21 Place du Marche Saint Honore
	75031 Paris Cedex 01 - CHA02A1
	Fax no. +33 1 42 98 43 17
	Attention: European Group
	Claire-Marie Rochette
	For KEIC Agent matters:
	BNP Paribas S.A., Seoul Branch
	24/F, Taepyeongno 2-ga, Jung-gu
	Seoul 100-767 Korea
	Fax no. 82 2 757 2530
	Attention: Jae Seung / Myung Shim Kwon

The Lenders	Contact Details	Commitments
		Buyer Credit	Commercial Loan
	For administration matters:
	9 Quai, du President Paul Doumer
	92920 Paris La Défence Cédex
	France
	Fax no: +33 141 89 19 34
	Attention: Middle Office/Shipping/
	Ms Marie-claire Vanderperre/
	M. Godet-Couery
Calyon		$15,400,000	$19,600,000
	For credit matters:
	Broadwalk House
	5 Appold Street
	London
	EC2A 2DA
	Fax no: +44 207 214 6689
	Attention: Thibaud Escoffier/Jerome Duval
	For administrative matters:
	20 St. Dunstan’s Hill
	London
	EC3R 8HY
	Fax no. +44 207 283 4430
	Attention: Loans Administration
	Mr Renato Mariano
DnB NOR Bank ASA		$15,400,000	$19,600,000
	For credit matters:
	20 St. Dunstan’s Hill
	London
	EC3R 8HY
	Fax no. +44 207 626 5956
	Attention: Omar Sekkat and David
	Grant

The Lenders	Contact Details	Commitments
		Buyer Credit	Commercial Loan
	For operational matters:
	OPER / CAF / DMT6
	17 Cours Valmy
	Paris La Defense 7
	Fax no. +331 46 92 45 98
	Attention: Viengkham LAY and
	Chantal Alcaras
Société Générale,	For credit matters:	$15,400,000	$19,600,000
	SG House
	41 Tower Hill
	London
	EC3N 4SG
	Fax no. +44 207 667 2499 Attention: Gareth-Lon Williams
	Copy to: Pierre Baud and Laurence
	Alloiteau
	OPER/CAF/AFI
	17 Cours Valmy
	Paris La Défence 7
	Fax no. 01.46.92.46.22
	Copy to: Guylaine Labidurie
	OPER/CAF.EXT
	Fax no. 01.46.92.45.97
	For operational matters:
	99 Queen Victoria Street
	London
	EC4V 4EH
	Fax no. +44 207 786 1569
	Attention: David Griffiths/Jo Dunnage
	For credit matters:
	99 Queen Victoria Street
	London
	EC4V 4EH
Sumitomo Mitsui Banking Corporation, Brussels Branch	Fax no. +44 207 786 101 Attention: Robert Taylor/Cyrille Martin	$15,400,000	$19,600,000
	Copy to: Guillaume Dufour/Touf-itri
	Akdime
	20 rue de la Ville I’evêque
	75008 Paris
	Fax no. +33 1 44 71 40 50
	Copy to: Françoise Bouchat/Nadine
	Boudart
	Avenue des Arts 58,
	Box 18
	1000 Brussels
	Belgium
	Fax no. +32 2 502 07 80

The Lenders	Contact Details	Commitments
		Buyer Credit	Commercial Loan
	For administrative matters:
	12-15 Finsbury Circus London
	EC2M 7BT Fax no. +44 207 577 1559
	Attention: Daniel Bryan
The Bank of Tokyo - Mitsubishi UFJ, Ltd.	For credit matters:	$15,400,000	$19,600,000
	12-15 Finsbury Circus London
	EC2M 7BT
	Fax no. +44 207 577 1755
	Attention: Grahame Hunt
		$92,400,000	$117,600,000

Part 2:

the Swap Providers

The Lenders	Contact Details
For commercial matters: CIB - Transportation Group 16 rue de Hanovre 75078 Paris Cedex 02 - France Fax no. +33 1 42 98 43 55

Attention: Shipping Finance Alice Renaudin Durand-Ruel

For Security Trustee matters: CIB - Transportation Group 16 rue de Hanovre 75078 Paris Cedex 02 - France Fax no. +33 1 42 98 43 55 Attention: Shipping Asset Monitoring Jean-Marc Morant

BNP Paribas S.A.	For Agency matters: CIB - Agency - European Group 21 Place du Marche Saint Honore 75031 Paris Cedex 01 - CHA02A1 Fax no. +33 1 42 98 43 17

Attention: European Group Claire-Marie Rochette

For KEIC Agent matters: BNP Paribas S.A., Seoul Branch 24/F, Taepyeongno 2-ga, Jung-gu Seoul 100-767 Korea Fax no. 82 2 757 2530

Attention: Jae Seung / Myung Shim Kwon

The Lenders	Contact Details
For administration matters:
9 Quai, du President Paul Doumer
92920 Paris La Défence Cédex France

Fax no: +33 141 89 19 34
Attention: Middle Office/Shipping/
Ms Marie-Claire Vanderperre/
M. Godet-Couery
Calyon
For credit matters:
Broadwalk House
5 Appold Street
London
EC2A 2DA

Fax no: +44 207 214 6689
Attention: Thibaud Escoffier/Jerome Duval

For administrative matters:
20 St. Dunstan’s Hill
London
EC3R 8HY

Fax no. +44 207 283 4430
Attention: Loans Administration
Mr Renato Mariano
DnB NOR Bank ASA
For credit matters:
20 St. Dunstan’s Hill
London
EC3R 8HY

Fax no. +44 207 626 5956
Attention: Omar Sekkat and David Grant

For operational matters
OPER / CAF / DMT6
17 Cours Valmy
Paris La Defense 7

Fax no. +331 46 92 45 98
Attention: Viengkham LAY and
Chantal Alcaras

Société Générale,	For credit matters
London

Fax no. +44 207 667 2499
Attention: Gareth-Lon Williams

Copy to: Pierre Baud and Laurence Alloiteau
OPER/CAF/AFI
17 Cours Valmy

The Lenders	Contact Details
Paris La Défence 7 Fax no. 01.46.92.46.22

Copy to: Guylaine Labidurie
OPER/CAF.EXT

Fax no. 01.46.92.45.97

277 Park Avenue
Fifth Floor
SMBC Capital Markets, Inc.	New York
10172
USA

Attention: President
Fax no. (212)224-4948

For administrative matters:
12-15 Finsbury Circus
London
EC2M 7BT

Fax no. +44 207 577 1559
Attention: Daniel Bryan

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	For credit matters;
12-15 Finsbury Circus
London
EC2M 7BT

Fax no. +44 207 577 1755
Attention: Grahame Hunt

Schedule 2

The Vessel

Owner	Hull No	Flag	Vessel Type
MiNT ~~II~~III LNG Ltd	1812 at Samsung	Bahamas	160,000 cubic meter single
	Heavy Industries Co. Ltd.		screw electric motor driven
liquefied natural gas carrier

Schedule 3

Documents and evidence required as conditions precedent

(referred to in clause 3.1)

Part I1: Commitment and first Drawing

(a)	Constitutional documents

(i)	copies, certified by an officer of ~~each Security Party~~the Borrower, NYK LNG and Teekay as true, complete and up to date copies of all documents which contain or establish the constitution of ~~that Security Party~~it including the Articles of Incorporation; or

(ii)	with respect to Mitsui and NYK, in lieu of the document described in clause (a)(i) above, a certified copy of the current Commercial Register (genzai jiko zenbu shomeisho) of Mitsui and NYK issued by the Tokyo Legal Affairs Bureau no earlier than 10 days prior to the date of this Agreement.

(b)	Corporate ~~authorisations~~authorizations

(i)	copies of resolutions of the directors and/or such other corporate approvals or authorisations and, to the extent required to obtain any opinion set out in this Schedule 3, Part 1, the shareholders of ~~each Security Party~~the Borrower, NYK LNG and Teekay approving such of the Project Documents (with respect to the Borrower only) and the Security Documents to which it is, or is to be, party and authorising the signature, delivery and performance of its obligations thereunder, certified (in a certificate dated no earlier than 10 Business Days prior to the date of this Agreement) by an officer of it as:

1.	~~(i)~~ being true and correct;

2.	~~(ii)~~ being duly passed by the directors or such other persons as permitted by the organisational documents of ~~such Security Party~~it and (if necessary) shareholders of ~~such Security Party~~it;

3.	~~(iii)~~ not having been amended, modified or revoked; and

4.	~~(iv)~~ being in full force and effect,

together with originals or certified copies of any powers of attorney issued by it pursuant to such resolutions; or

(ii)	with respect to Mitsui and NYK, in lieu of the document described in clause (b)(i) above (1) a power of attorney, executed using the registered seal of the president or representative director of Mitsui or NYK, authorizing the signatory or signatories of the Security Documents to which Mitsui or NYK is a party to execute such documents on behalf of Mitsui or NYK; and (2) a seal certificate (inkan shoumei), issued by the Tokyo Legal Affairs Bureau no earlier than 10 days prior to the date of this Agreement, in respect of the registered seal used to execute the power of attorney described in clause (b)(ii)(2).

(c)	Specimen signatures

copies of the signatures of the persons who have been authorised on behalf of each Security Party to sign such ~~of the Project~~Security Documents referred to in paragraph (g~~)of this Schedule 3, part 1 and the Security Documents referred to in paragraph (h~~) of this Schedule 3, part 1 to which such Security Party is, or is to be, party and to give notices and communications, including notices of drawing, under or in connection with the Security Documents, certified (in a certificate dated no earlier than 10 Business Days prior to the date of this Agreement) by an officer or such other authorised persons of such Security Party as being the true signatures of such persons;

(d)	Certificates of incumbency;

a list of directors and officers of the Borrower~~, the Borrower Shareholders and the Sponsors~~specifying the names and positions of such persons, certified (in a certificate dated no earlier than 10 Business Days prior to the date of this Agreement) by an officer or such other authorised person of it to be true, complete and up to date;

(e)	Time Charterer’s consents and approvals

evidence in a form and substance acceptable to the Agent that the Time Charterer shall have consented (so far as may be necessary) to the execution of the Mortgage, the Deed of Covenants, the Deed of Assignment of Contracts and the Deed of Assignment of Building Contract and Refund Guarantee and other necessary documents hereunder in accordance with the Time Charter;

(f)	Certified Project Documents

a copy, certified (in a certificate dated no earlier than 5 Business Days prior to the date of this Agreement) as a true and complete copy by an officer of the Borrower of each of the Project Documents (other than the Management Agreement) each duly executed and in a form and substance acceptable in all respects to the Agent together with the original executed copies of the Refund Guarantee;

(g)	Security Documents and Fee Letters

the Swap Agreements, any other Credit Support Documents, the Deed of Assignment of Contracts, the Assignment, the Deed of Assignment of Building Contract and Refund Guarantee, the Account Charge, the Sponsors’ Undertaking, the Arrangement Fee Letter, the Agency Fee Letter, the Account Bank Fee Letter, the Documentation Agency Fee Letter and the Swap Margin Side Letter each duly executed;

(h)	Notices of assignment and acknowledgements

the Building Contract Assignment Consent and Acknowledgement, the Refund Guarantee Assignment Consent and Acknowledgement~~,~~ and the Supervision Agreement Consent and Acknowledgement, ~~the Management Agreement Consent and Acknowledgement~~ duly executed and bearing formal date stamps and originals of duly executed notices of assignment together with original duly executed acknowledgements thereof (to be delivered on the first Drawdown Date) required by the terms of the Deed of Assignment of Contracts and the Deed of Assignment of Building Contract and Refund Guarantee respectively in the forms prescribed by such Security Documents;

(i)	Share ~~Pledges~~Charges

(i) the Share ~~Pledges~~Charges duly executed by all parties thereto (other than the Security Trustee) and all requirements thereunder fully satisfied including, without limitation, the delivery of the Borrower’s share certificates and all irrevocable proxies to the Security Trustee;

(j)	Accounts

evidence that the Accounts have been opened;

(k)	Bahamas opinion

opinions (addressed to the Agent and KEIC) of the Agent’s special legal advisers in the Bahamas to the Agent prior to the first Drawing in form and substance satisfactory to the Lenders to be delivered on the first Drawdown Date;

(I)	Delaware opinion

opinion (addressed to the Agent and KEIC) of special legal advisers in the State of Delaware in relation to (a) the due authorisation, execution, delivery and performance of the Time Charter, the Tripartite Agreement, the Angolanisation Agreement, the Project Co-ordination Agreement and the Depot Spares Sharing Agreement by the Time Charterer ~~and such documents constituting the legal, valid and binding obligations of the Time Charterer~~, (b) the execution, delivery and performance of the Time Charter, the Tripartite Agreement, the Angolanisation Agreement, the Project Co-ordination Agreement and the Depot Spares Sharing Agreement by the Time Charterer not conflicting with Delaware law and (c) the execution, delivery and performance of the Time Charter by the Time Charterer not conflicting with its constitutional documents to be received prior to the first Drawing in form and substance satisfactory to the Lenders to be delivered on the first Drawdown Date;

(m)	Korean opinion

opinions (addressed to the Agent and KEIC) of Kim & Chang special legal advisers in Korea to the Agent and KEIC Agent prior to the first Drawing in form and substance satisfactory to the Lenders to be delivered on the first Drawdown Date;

(n)	Japanese opinion

opinions (addressed to the Agent and KEIC) of Nishimura & Asahi special legal advisers in Japan to the Agent prior to the first Drawing in form and substance satisfactory to the Lenders to be delivered on the first Drawdown Date;

(o)	Marshall Islands opinion

opinions (addressed to the Agent and KEIC) of the Agent’s special legal advisors in the Marshall Islands to the Agent prior to the first Drawing in form and substance satisfactory to the Lenders to be delivered on the first Drawdown Date;

(p)	English opinion

opinion of Norton Rose LLP special legal advisors in England to the Agent prior to the first Drawing in form and substance satisfactory to KEIC to be delivered on the first Drawdown Date;

(q)	Further opinions/report

(ii) an opinion from Norton Rose as to the legality, validity and enforceability of the Security Documents so far as they are governed by the laws of England and Wales and in a form and substance acceptable in all respects to the Agent;

(r)	Borrower’s process agent

a copy, certified as a true copy by the Borrower’s solicitors or other person acceptable to the Agent of a letter from the Borrower’s agent for receipt of service of proceedings referred to in clause 17.2 accepting its appointment under the said clause and under each of the other Security Documents in which it is or is to be appointed as the Borrower’s agent;

(s)	Process agent

a copy, certified as a true copy by the Borrower’s solicitors or other person acceptable to the Agent of a letter from the Sponsors’ and any other Security Party’s agent for receipt of service of proceedings accepting its appointment under each of the relevant Security Documents in which it is or is to be appointed as the Sponsors’ or such Security Party’s agent;

(t)	Drawdown Notice

the Drawdown Notice in respect of the first Drawing duly executed and delivered in accordance with clause 2 of this Agreement;

(u)	Minimum Borrower Shareholders’ Equity / Additional Shareholders’ Equity

receipt of the Relevant Amount of the Minimum Borrower Shareholders’ Equity and/or Additional Shareholders’ Equity by the Borrower or the Agent in accordance with clause 2.3.7 and, insofar as such Relevant Amount is Indebtedness of the Borrower, any subordination agreement required by the Agent in form and substance satisfactory to the Agent (acting on the instructions of all Lenders) in connection therewith;

(v)	Minimum Credit Rating

evidence from either Standard and Poors or Fitch on or after the date falling 5 Business Days prior to the Drawdown Date that the Refund Guarantor still maintains the required Minimum Credit Rating;

(w)	Ownership

evidence satisfactory in all respects to the Agent that the Sponsors are, directly or indirectly the legal and beneficial owner of all of the issued share capital of the Borrower, (whether ordinary, preferential or other class of share capital (including, without limitation, subordinated debt)) other than as permitted pursuant to clause 9.2.17;

(x)	Fees and commissions

evidence of payment or evidence that payment will be made from the first Drawing of any fees and commissions due and payable from the Borrower to the Agent, the Security Trustee, Calyon or the Account Banks pursuant to clause 7 or any other provision of the Security Documents;

(y)	KEIC Buyer Credit Policy

in respect of the first Drawing the prior receipt by the Agent of an original counterpart of the relevant KEIC Buyer Credit Policy, duly executed by KEIC (together with a copy of the signing authority of the relevant officer of KEIC) and certified copy of the KEIC Acceptance Letter, such KEIC Buyer Credit Policy to be in full force and effect;

(z)	Project Co-ordination Agreement

evidence that the Project Co-ordination Agreement has been executed in a form and substance acceptable in all respects to the Agent acting on the instructions of all Lenders;

(aa)	KYC documentation

receipt by each Lender of “know-your-client” documentation satisfactory to it; and

(bb)	Accounts

the certified true and complete copies of the most recent audited annual financial statements of each Sponsor and the unaudited semi-annual accounts of the Borrower for the period ending on 31 December 2007.

Part 2

Contract Instalment Advances

(a)	Invoice

a certified copy of the invoice in respect of which payment is due to the Builder from the Borrower;

(b)	Fees and commissions

(other than in respect of a Contract Instalment Advance which is the first Drawing) evidence of payment or evidence that payment will be made from the Contract Instalment Advance of any fees and commissions due from the Borrower to the Agent, Calyon, the Security Trustee or the Account Bank pursuant to the terms of clause 7 or any other provision of the Security Documents;

(c)	Conditions precedent

confirmation from the Borrower or its legal advisers that the conditions precedent set out in Part 1 to Schedule 3 remain satisfied and to the extent necessary are satisfied and confirmation from the Borrower that no further consents and approvals are required;

(d)	Minimum Borrower Shareholders’ Equity / Additional Shareholders’ Equity

receipt of the Relevant Amount of the Minimum Borrower Shareholders’ Equity and/or Additional Shareholders’ Equity by the Agent in accordance with clauses 2.3.7 and 2.9 and any subordination agreement required by the Agent in connection therewith;

(e)	Drawdown Notice

the Drawdown Notice in respect of the relevant Contract Instalment Advance duly executed and delivered in accordance with clause 2 of this Agreement;

(f)	No claim

evidence satisfactory to the Agent in the form of a declaration of warranty from the Builder that the Builder (and any other party who may have a claim pursuant to the Building Contract) has no claims against the Vessel or the Borrower;

(g)	No variations to Building Contract

confirmation from the Borrower that save as permitted by this Agreement there have been no amendments or variations agreed to the Building Contract that have not been agreed by the Agent (acting on the instructions of the Majority Lenders) and that no action has been taken by either the Builder or the Borrower which might in any way render the Building Contract inoperative or unenforceable, in whole or in any part; and

(h)	No encumbrance

confirmation from the Borrower that there is no Encumbrance (other than a Permitted Encumbrance) of any kind created or permitted by any person on or relating to the Building Contract or in relation to the Vessel.

Part 3

Delivery Date Advance

(a)	Export Licence(s)

a copy, certified as a true and complete copy by an officer of the Borrower of all consents, authorisations, licences and approvals required by the Borrower and the Builder (if any) in connection with the export by the Builder of the Vessel;

(b)	Vessel conditions

evidence that the Vessel:

(i)	Registration and Encumbrances

is or simultaneously with the Delivery of the Vessel shall be registered in the name of the Borrower through the Bahamas Registry under the laws and flag of the Bahamas and confirmation from the Borrower that the Vessel and its Earnings, Insurances and Requisition Compensation (as defined in the Deed of Covenants) are free of Encumbrances (other than Permitted Encumbrances);

(ii)	Classification

has the classification referred to in clause 9.6.3(b) free of all overdue requirements and recommendations of the Classification Society;

(iii)	Insurance

is insured in accordance with the provisions of the Security Documents and all requirements of the Security Documents in respect of such insurance have been complied with (including without limitation, (A) confirmation from the protection and indemnity association or other insurer with which the Vessel is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to the Vessel and (B) receipt by the Agent of pro-forma letters of undertaking from ~~the Approved Brokers (as defined in the relevant Deed of Covenant)~~approved brokers in such form as the Agent may reasonably require); and

(iv)	Delivery under Time Charter

has been or on the Delivery Date will be delivered to, and accepted by, the Time Charterer for service under the Time Charter;

(c)	Deletion

evidence that any prior registration of the Vessel in the name of the Builder has been cancelled (or confirmation from the Builder that there was no such prior registration) and that no Encumbrances other than Permitted Encumbrances are registered against the Vessel on such register;

(d)	Security and delivery documents

certified true copies of the Management Agreement, the Builder’s Certificate and the Protocol of Delivery and Acceptance and originals of the Mortgage, the Deed of Covenants, the Assignment ~~and~~, the Manager’s Undertaking and the Management Agreement Consent and Acknowledgement each duly executed;

(e)	Borrower’s further corporate authorisations

copies of the resolutions of the Borrower’s directors and (if necessary) shareholders evidencing authorisation of the acceptance of the delivery of the Vessel and authorisation and approval of the Mortgage, the Deed of Covenants and the transactions contemplated therein and any other documents issued or to be issued pursuant thereto and authorising its appropriate officer or other representative to execute the same on its behalf certified in the manner referred to in paragraph (b) of Part 1 of this Schedule (or other evidence of such authorisation, approval and/or ratification) and any power of attorney issued pursuant to the said resolutions (such resolutions and power of attorney to be notarised (and, to the extent required by applicable Law, apostiled) and in a form and substance acceptable in all respects to the Agent);

(f)	Mortgage registration

evidence that the Mortgage has been registered against the Vessel through the Bahamas Registry under the laws and flag of the Bahamas;

(g)	Notices of assignment and acknowledgements

originals of duly executed notices of assignment required by the terms of the Deed of Covenants and the Assignment together with original duly executed acknowledgements thereof required by the terms of such Security Documents and in the form(s) prescribed by such Security Documents and, in the case of the Assignment;

(h)	Insurance opinion

an opinion from Bankserve, or such other insurance consultants as the Agent may instruct, on the insurances effected or to be effected in respect of the Vessel upon and following the Delivery Date in form and substance satisfactory to the Lenders;

(i)	Bahamas opinion

an opinion of the Agent’s special legal advisers in the Bahamas to the Agent in form and substance satisfactory to the Lenders;

(j)	Korean opinion

an opinion of Kim & Chang special legal advisers in Korea to the KEIC Agent and the Agent in form and substance satisfactory to the Lenders;

(k)	Further opinions

any such further opinion as may reasonably be required by the Agent to evidence the legality, validity and/or enforceability of the obligations of the Borrower and/or any Security Party under this Agreement, each of the other Security Documents and each of the Project Documents to which it is a party;

(I)	Process agent

a copy, certified as a true copy by the Borrower’s solicitors or other person acceptable to the Agent of a letter from the Borrower’s agent for receipt of service of proceedings referred to in clause 17.2 accepting its appointment under the said clause and under each of the Mortgage, the Deed of Covenants, the Assignment and also in respect of the relevant Manager’s Undertaking in which it is or is to be appointed as agent;

(m)	Fees and commission

evidence that the fees and commissions due under clause 7 have been paid in full (or upon drawdown of the Delivery Date Advance will have been paid);

(n)	Payment of Contract Price

evidence from the Builder that the Contract Price has been (or upon drawdown of the relevant Delivery Date Advance will have been) paid in full and a certified copy of the invoice in respect of the payment due to the Builder from the Borrower on the Delivery Date;

(o)	Drawdown Notice

the Drawdown Notice in respect of the relevant Delivery Date Advance duly executed and delivered to the Agent in accordance with clause 2 of this Agreement;

(p)	Protocol of Delivery and Acceptance

copies, certified as true copies by a director or officer of the Borrower, of the Protocol of Delivery and Acceptance and any other documents issued by the Builder in connection with the construction and delivery of the Vessel as the Builder shall be obliged to provide pursuant to the Building Contract;

(q)	ISM compliance

evidence that the Operator has applied to the relevant Regulatory Agency for a DOC for itself and an SMC for the Vessel to be issued pursuant to the Code within any time limit required or recommended by such Regulatory Agency;

(r)	Minimum Borrower Shareholders’ Equity / Additional Shareholders’ Equity

receipt of the Relevant Amount of the Minimum Borrower Shareholders’ Equity and/or Additional Shareholders’ Equity by the Agent in accordance with sub-clauses 2.3.7 and 2.9 and any subordination agreement required by the Agent in connection therewith; and

(s)	Conditions precedent

confirmation from the Borrower or their legal advisers that the conditions precedent set out in Parts 1 and 2 of Schedule 3 remain satisfied and to the extent necessary are satisfied and confirmation from the Borrower that no further consents and approvals are required.

Schedule 4

Form of Transfer Certificate

To: BNP Paribas S.A. as agent (the “Agent”)

TRANSFER CERTIFICATE

This transfer certificate relates to a facility agreement (as the same may be from time to time amended, varied, novated or supplemented, the “Loan Agreement”) dated 2008 whereby a credit facility of up to $210,000,000 was made available to Mint LNG III, Ltd (the “Borrower”) by a group of banks on whose behalf the Agent acts as agent and security trustee.

1	Terms defined in the Loan Agreement shall, subject to any contrary indication, have the same meanings herein. The terms “Lender” and “Transferee” are defined in the schedule to this transfer certificate.

2	The Lender (i) confirms that the details in the Schedule hereto next to the heading “Commitment” accurately summarises its Commitment in the Loan Agreement and (ii) requests the Transferee to accept and procure the transfer to the Transferee of the portion of such Commitment specified in the Schedule hereto next to the heading “Portion Transferred” by counter-signing and delivering the Transfer Certificate to the Agent at its address for the service of communications specified in the Loan Agreement.

3	The Transferee requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of clause 12.4 of the Loan Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4	The Transferee confirms that it has received a copy of the Loan Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not in the future rely on the Lender or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Lender or any other party to the Loan Agreement to access or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other party to the Loan Agreement.

5	Execution of this Transfer Certificate by the Transferee constitutes its representation to the Transferor and all other parties to the Loan Agreement that it has power to become a party to the Loan Agreement as a Lender on the terms herein and therein set out and has taken all steps to authorise execution and delivery of this Transfer Certificate.

6	The Transferee undertakes with the Lender and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which the Transfer Certificate is expressed to take effect.

7	The Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Loan Agreement or any document relating thereto and assumes no responsibility for the financial condition of the Borrower or for the performance and observance by the Borrower of any of its obligations under the Loan Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

8	The Lender gives notice that nothing in this transfer certificate or in the Loan Agreement (or any document relating thereto) shall oblige the Lender to (i) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Loan Agreement transferred pursuant hereto or (ii) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including, without limitation, the non-performance by the Borrower or any other party to the Loan Agreement (or any document relating thereto) of its obligations under any such document. The Transferee acknowledges the absence of any such obligation as is referred to in (i) or (ii) above.

9	The Security Trustee’s rights under the Security Documents remain in full force and effect and are not affected by this transfer.

10	This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with English law.

THE SCHEDULE

1	Lender:

2	Transferee:

3	Transfer Date:

4	Commitment:

5	Portion Transferred:

6	Transferee’s Administration Details:

[Transferor Bank]	[Transferee Bank]

By:	By:

Date:	Date:

BNP Paribas S.A.

As agent for and on behalf of itself,

the Borrower and the other Lender Finance Parties in the presence of:-

By:

Date: [ ]

Schedule 5

Form of Drawdown Notice

To:	BNP Paribas S.A.

Attention: [•]

Fax : [•]

Copy to: [•]

Fax: [•]

Date [•]

Loan facility of up to United States Dollars $210,000,000 in respect of

Hull No 1812 (the “Vessel”)

Loan Agreement dated                     2008

We refer to the above Loan Agreement and hereby give you notice that we wish to drawdown the following Drawing:

[a Contract Instalment Advance amounting to $[•];]

[a Delivery Date Advance amounting to $[•];]

[an Ancillary Cost Advance [in respect of the KEIC Insurance Premium for the Vessel] amounting to $[•];]

Interest Period from [•] to [•];

on [•] 20[•] the funds should be credited to [name and number of account] with [details of bank [in New York City]].

[The Vessel is scheduled to be delivered on [•].]

We confirm that:

(i)	no event or circumstance has occurred and is continuing unremedied or unwaived which constitutes a Potential Event of Default;

(ii)	the representations and warranties contained in clauses [4] of the Loan Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at the date hereof;

(iii)	the borrowing of the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; [and]

(iv)	there has been no material adverse change in our financial position from that set forth in the latest financial statements delivered to you under clause 9.1.5 of the Loan Agreement. [;and]

(v)	[this Ancillary Cost Advance will not, when aggregated with all Ancillary Cost Advances previously advanced to us, equal a sum in excess of $36,000,000.]

Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

For and on behalf of MiNT LNG III, LTD

By
Name: Title:

Schedule 6

Calculation of the Mandatory Cost

1	The Mandatory Cost is an addition to the interest rate to compensate the Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a Loan Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all loans made from that Loan Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Loan Office.

4	The Additional Cost Rate for any Lender lending from a Loan Office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01
300	per cent. per annum.

Where E is the rate of charge payable by a Lender to the Financial Services Authority under the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Agent as being the average of the Fee Tariffs applicable to that Lender for that financial year). The resulting figure shall be rounded to four (4) decimal places.

5	For the purposes of this Schedule:

(a)	“Eligible Liabilities and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Loan Office” means the office notified by a Lender to the Agent in writing on or before the date it becomes a Lender as the office through which it will perform its obligations under the Agreement;

(c)	“Fee Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fee Rules but taking into account any applicable discount rate); and

(e)	“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union;

(f)	“Parties” means any party to the Agreement, including its successors in title permitted assigns and permitted transferees; and

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6	If requested by the Agent, each Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Lender as being the average of the Fee Tariffs applicable to that Lender for that financial year).

7	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender Shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Loan Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each	Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8	The percentages of each Lender for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless the Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Loan Office in the same jurisdiction as in its Loan Office.

9	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 6 and 7 above.

11	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12	The Agent may from time to time, after consultation with the Borrower and the Lenders determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 7

Contract Instalments and Repayment Profile

Part A

Installment	Initiating Event	% of Contract Price
First	December 29, 2007	10%
Second	June 18, 2009	10%
Third	The later of the actual date of keel-laying and December 27, 2010	10%
Fourth	The later of the actual date of launching and February 26, 2011	10%
Final	At Delivery and upon execution of the Acceptance	60%

Part B

Outstanding		Repayment Amnt	Repayment %
Closing	92,400,000
1	~~0.63%~~ 91,080,000	1,320,000	1.429%
2	~~0.64%~~ 89,741,000	1,339,000	1.449%
3	~~0.65%~~ 88,380,000	1,361,000	1.473%
4	~~0.66%~~ 86,999,000	1,381,000	1.495%
5	~~0.67%~~ 85,597,000	1,402,000	1.517%
6	~~0.68%~~ 84,174,000	1,423,000	1.540%
7	~~0.69%~~ 82,729.000	1,445,000	1.564%
8	~~0.70%~~ 81,262,000	1,467,000	1.588%
9	~~0.71%~~ 79,772,000	1,490,000	1.613%
10	~~0.72%~~ 78,260,000	1,512,000	1.613%
11	~~0.73%~~ 76,725,000	1,535,000	1.661%
12	~~0.74%~~ 75,166,000	1,559,000	1.687%
13	~~0.75%~~ 73,584,000	1,582,000	1.712%
14	~~0.77%~~ 71,977,000	1,607,000	1.739%
15	~~0.78%~~ 70,346,000	1,631,000	1.765%
16	~~0.79%~~ 68,690,000	1,656,000	1.792%
17	~~0.80%~~ 67,009,000	1,681,000	1.819%
18	~~0.81%~~ 65,302,000	1,707,000	1.847%
19	~~0.83%~~ 63,569,000	1,733,000	1.876%
20	~~0.84%~~ 61,809,000	1,760,000	1.905%
21	~~0.85%~~ 60,023,000	1,786,000	1.933%
22	~~0.86%~~ 58,210,000	1,813,000	1.962%
23	~~0.88%~~ 56,369,000	1,841,000	1.992%
24	~~0.89%~~ 54,500,000	1,869,000	2.023%
25	~~0.90%~~ 52,602,000	1,898,000	2.054%
26	~~0.92%~~ 50,676,000	1,926,000	2.084%
27	~~0.93%~~ 48,720,000	1,956,000	2.117%
28	~~0.95%~~ 46,734,000	1,986,000	2.149%
29	~~0.96%~~ 44,718,000	2,016,000	2,182%
30	~~0.97%~~ 42,671,000	2,047,000	2.215%
31	~~0.99%~~ 40,593,000	2,078,000	2.249%
32	~~1.00%~~ 38,483,000	2,110,000	2.284%
33	~~1.02%~~ 36,341,000	2,142,000	2.318%
34	~~1.04%~~ 34,167,000	2,174,000	2.353%
35	~~1.05%~~ 31,959,000	2,208,000	2.390%
36	~~1.07%~~ 29,718,000	2,241,000	2.425%
37	~~1.08%~~ 27,442,000	2,276,000	2.463%
38	~~1.10%~~ 25,132,000	2,310,000	2.500%
39	~~1.12%~~ 22,786,000	2,346,000	2.539%
40	~~1.13%~~ 20,405,000	2,381,000	2.577%
41	~~1.15%~~ 17,987,000	2,418,000	2.617%
42	~~1.17%~~ 15,533,000	2,454,000	2.656%
43	~~1.19%~~ 13,041,000	2,492,000	2.697%
44	~~1.20%~~ 10,511,000	2,530,000	2.738%
45	~~1.22%~~ 7,943,000	2,568,000	2.779%
46	~~1.24%~~ 5,335,000	2,608,000	2.823%
47	~~1.26%~~ 2,688,000	2,647,000	2.865%
48	~~1.28%~~	2,688,000	2.909%
	~~44.00%~~
			100.000%

Schedule 8

Form of Compliance Certificate

To: BNP Paribas S.A. (the “Agent”)

From: [•] (the “[•]”)

Date: [•]

Dear Sirs,

We refer to an agreement (the “Agreement”) dated                          and made between (1) the banks and financial institutions listed in Schedule 1 of the Agreement as lenders and swap providers, (2) yourselves as Agent (3) yourselves as Security Trustee and (4) yourselves as KEIC Agent (as from time to time amended, varied, novated or supplemented).

Terms defined or construed in the Agreement have the same meanings and constructions in this Certificate.

We attach the relevant calculation details applicable to the last four (4) financial quarters ending [•] (the “Relevant Period”) which confirm that:-

1	The average DSCR in respect of the immediately preceding four (4) financial quarters [was/was not] equal to or greater than1:10x. Therefore the condition contained in clause ~~9.1.21~~9.1.19 of the Agreement [has/has not] been complied with in respect of the Relevant Period.

2	The average DSCR in respect of the immediately preceding two (2) financial quarters [was at all times equal to or greater than/fell below] 1.06x. Therefore the condition contained in clause ~~9.1.21~~9.1.19 of the Agreement [has/has not] been complied with.

3	The Leverage Ratio for the immediately preceding four (4) financial quarters did not exceed 4:1. Therefore, the contained in clause ~~9.1.21~~9.1.19 of the Agreement [has/has not] been complied with

Signed:
Duly authorised representative of MiNT LNG Ill, LTD

Exhibit A

~~MiNT LNG I~~

Long-Form Confirmation ~~Letters~~Letter between the Borrower and BNP Paribas S.A. dated ~~20 August 2008 and 28 August 2008~~

~~MiNT LNG III Long-Form Confirmation Letters between the Borrower and BNP Paribas S.A. dated 20 August 2008 and 28 August 2008~~

~~MiNT LNG III Long Form Confirmation Letters between the Borrower and BNP Paribas S.A. dated 22 August 2008 and 29 August 2008~~2 October 2008 as amended on 9 October 2008

~~MiNT LNG IV Long Form Confirmation Letters between the Borrower and BNP Paribas S.A. dated 22 August 2008 and 29 August 2008~~

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by	)
duly authorised for and on behalf	)
of MiNT LNG III, LTD.	)

SIGNED by	)
duly authorised for and on behalf	)
of BNP PARIBAS S.A. (as a Lender and a Swap Provider))

SIGNED by	)
duly authorised for and on behalf	)
of CALYON (as a Lender and a Swap Provider))

SIGNED by	)
duly authorised for and on behalf	)
of DNB NOR BANK ASA (as a Lender and a Swap Provider))

SIGNED by	)
duly authorised for and on behalf	)
of SOCIETE GENERALE	)
(as a Lender and a Swap Provider))

SIGNED by	)
duly authorised for and on behalf	)
of THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	)
(as a Lender and a Swap Provider))

SIGNED by	)
duly authorised for and on behalf	)
of SUMITOMO MITSUI BANKING CORPORATION	)
BRUSSELS BRANCH	)
(as a Lender))

SIGNED by	)
duly authorised for and on behalf	)
of SMBC CAPITAL MARKETS, INC.	)
(as a Swap Provider))

SIGNED by	)
duly authorised for and on behalf	)
of BNP PARIBAS S.A.	)
(as Agent))

SIGNED by	)
duly authorised for and on behalf	)
of BNP PARIBAS S.A.	)
(as the Security Trustee))

SIGNED by	)
duly authorised for and on behalf	)
of BNP PARIBAS S.A.	)
(as the KEIC Agent))